Exhibit 10.1
Execution Version

CREDIT AGREEMENT
dated as of February 29, 2008
Among
PIONEER DRILLING COMPANY
as Borrower,
WELLS FARGO BANK, N.A.
as Administrative Agent, Issuing Lender and Swing Line Lender,
and
THE LENDERS NAMED HEREIN
as Lenders
$400,000,000.00

WELLS FARGO BANK, N.A. and FORTIS BANK SA/NV, NEW YORK BRANCH
As Co-Lead Arrangers

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EXHIBITS:

Exhibit A	– Form of Assignment and Acceptance
Exhibit B	– [Reserved]
Exhibit C	– Form of Compliance Certificate
Exhibit D	– Form of Guaranty
Exhibit E	– Form of Notice of Borrowing
Exhibit F	– Form of Notice of Conversion or Continuation
Exhibit G	– Form of Notice of Payment
Exhibit H	– Form of Pledge Agreement
Exhibit I	– Form of Security Agreement
Exhibit J-1	– Form of Revolving Note
Exhibit J-2	– Form of Swing Line Note

SCHEDULES:

Schedule 1.1(a)	– Adjustments to Eligible Equipment
Schedule 1.1(b)	– Existing Letters of Credit
Schedule 1.1(c)	– Guarantors
Schedule 2.1	– Revolving Commitments of the Lenders
Schedule 4.1	– Organizational Information
Schedule 4.10	– Permits; Environmental Liabilities; Actions
Schedule 4.11	– Subsidiaries
Schedule 5.8	– Deposit Accounts and Securities Accounts as of Effective Date
Schedule 6.1	– Existing Debt
Schedule 6.2	– Existing Liens
Schedule 6.3	– Existing Investments
Schedule 6.10	– Affiliate Transactions
Schedule 9.8	– Contact Information
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CREDIT AGREEMENT
     This Credit Agreement dated as of February 29, 2008, is among (a) Pioneer Drilling Company, a Texas corporation (“Borrower”), (b) the Lenders (as defined below), and (c) Wells Fargo Bank, N.A., as Administrative Agent (as defined below) for the Lenders, Issuing Lender (as defined below) and as Swing Line Lender (as defined below).
     In consideration of the mutual covenants and agreements herein contained, the Borrower, the Lenders, the Administrative Agent, the Issuing Lender and the Swing Line Lender hereby agree as follows:
ARTICLE 1
DEFINITIONS AND ACCOUNTING TERMS
     Section 1.1 Certain Defined Terms. As used in this Agreement, the term “Borrower” shall have the meaning set forth above and the following terms shall have the following meanings (unless otherwise indicated, such meanings to be equally applicable to both the singular and plural forms of the terms defined):
     “Acceptable Security Interest” means a security interest which (a) exists in favor of the Administrative Agent for its benefit and the ratable benefit of the Secured Parties, (b) secures the Obligations, (c) is enforceable against the Credit Party which created such security interest and (d) upon the filing of appropriate financing statements and/or the completion of other actions as required under the UCC and any other applicable law, is perfected.
     “Account Control Agreement” shall mean, with respect to any deposit account or securities account of a Credit Party held with a bank or securities intermediary which is not the Administrative Agent, an agreement or agreements in form and substance reasonably acceptable to Administrative Agent among the Credit Party owning such deposit or securities account, as applicable, the Administrative Agent and such other bank or securities intermediary, which provides that the security interest of the Administrative Agent over such account is an Acceptable Security Interest that is superior to all other Liens (other than Excepted Liens).
     “Account” has the meaning set forth in Section 9.102(a)(2) of the UCC.
     “Acquisition” means the purchase by the Borrower or any Restricted Subsidiary of (a) all or substantially all of the assets of any other Person, (b) all or substantially all of the assets constituting a division, business unit or line of business of any other Person, or (c) all or a portion of the Equity Interests of a Person.
     “Adjusted Base Rate” means, for any day, the fluctuating rate per annum of interest equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Rate in effect on such day plus 0.5%. Any change in the Adjusted Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate or Federal Funds Rate.

     “Administrative Questionnaire” means an administrative questionnaire by each Lender in a form supplied by the Administrative Agent.
     “Administrative Agent” means Wells Fargo in its capacity as agent for the Lenders pursuant to Article 8 and any successor agent pursuant to Section 8.7.
     “Advance” means a Revolving Advance or a Swing Line Advance, as applicable.
     “Affected Lender” has the meaning set forth in Section 2.14.
     “Affiliate” means, as to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person or any Subsidiary of such Person. The term “control” (including the terms “controlled by” or “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership, by contract, or otherwise.
     “Agreement” means this Credit Agreement among the Borrower, the Lenders, the Administrative Agent, the Issuing Lender and the Swing Line Lender, as it may be amended, supplemented, and otherwise modified from time to time.
     “Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Advance.
     “Applicable Margin” means, at any time with respect to each Type of Advance, the Letters of Credit and the Commitment Fee, the percentage rate per annum which is applicable at such time with respect to such Advance, Letter of Credit or Commitment Fee as set forth in the table below:

Applicable Margin	Leverage Ratio	Eurodollar Advances	Base Rate Advances	Commitment Fee
Level I	Is less than 1.00	1.50%	0.50%	0.225%
Level II	Is equal to or greater than 1.00 but less than 1.50	1.75%	0.75%	0.275%
Level III	Is equal to or greater than 1.50 but less than 2.00	2.00%	1.00%	0.325%
Level IV	Is equal to or greater than 2.00 but less than 2.50	2.25%	1.25%	0.350%
Level V	Is equal to or greater than 2.50	2.50%	1.50%	0.350%

The Applicable Margin shall be determined in accordance with the foregoing table based on the Leverage Ratio as reflected in the Compliance Certificate delivered in connection with the Financial Statements most recently delivered pursuant to Section 5.2. Adjustments, if any, to the Applicable Margin shall be effective on the date the Administrative Agent receives the applicable Financial Statements and corresponding Compliance Certificate as required by the terms of this Agreement. In the event at any time that the Leverage Ratio for any fiscal quarter shall be recalculated for any reason retroactively, the Borrower shall be obligated to pay any increased interest or commitment or letter of credit fees that would otherwise have been applicable if the Level resulting from such recalculated Leverage Ratio had been in effect for such fiscal quarter. If the Borrower fails to deliver the Financial Statements and corresponding Compliance Certificate to the Administrative Agent at the time required pursuant to Section 5.2, then effective as of the date such Financial Statements and Compliance Certificate were required to be delivered pursuant to Section 5.2, the Applicable Margin shall be determined at Level V and shall remain at such level until the date such Financial Statements and corresponding Compliance Certificate are so delivered by the Borrower. Notwithstanding the foregoing, the Applicable Margin shall be deemed to be at Level IV until delivery of the Financial Statements and corresponding Compliance Certificate for the fiscal quarter ending December 31, 2008; provided that, if the Leverage Ratio equals or exceeds 2.50 to 1.00 as of the last day of any fiscal quarter ending after the Effective Date and prior to December 31, 2008, the Applicable Margin shall be adjusted to be at Level V for the next succeeding fiscal quarter.
     “Appraisal Report” means an appraisal of the orderly liquidation value and fair market value of the Eligible Equipment of the Credit Parties in form and substance and by an independent appraiser reasonably satisfactory to the Administrative Agent.
     “Asset Coverage Ratio” means, as of the end of any applicable fiscal quarter, the ratio of (a) the sum of, without duplication, 80% of Eligible Accounts plus, without duplication, 80% of the orderly liquidation value of Eligible Equipment plus, without duplication, 40% of the net book value of Other Fixed Assets to (b) the Total Commitments.
     “Asset Coverage Ratio Certificate” has the meaning set forth in Section 5.2(d).
     “Assignment and Acceptance” means an assignment and acceptance executed by a Lender and an Eligible Assignee and accepted by the Administrative Agent, in substantially the same form as Exhibit A.
     “Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP in all material respects, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.
     “AutoBorrow Agreement” means any agreement providing for automatic borrowing services between the Borrower and the Swing Line Lender.

     “Base Rate Advance” means an Advance which bears interest based upon the Adjusted Base Rate.
     “Borrowing” means a Revolving Borrowing or a Swing Line Borrowing, as applicable.
     “Business Day” means a day (a) other than a Saturday, Sunday, or other day on which (i) the Administrative Agent is authorized to close under the laws of, or is in fact closed in, Texas, or (ii) banks are not open for business in New York City or which is a legal holiday in the State of New York and (b) if the applicable Business Day relates to any Eurodollar Advances, on which dealings are carried on by commercial banks in the London interbank market.
     “Capital Expenditures” for any Person and period of its determination means, without duplication, the aggregate of all expenditures and costs (whether paid in cash or accrued as liabilities during that period and including that portion of Capital Leases which is capitalized on the balance sheet of such Person) of such Person during such period that, in conformity with GAAP, are required to be included in or reflected by the property, plant, or equipment or similar fixed asset accounts reflected on the balance sheet of such Person.
     “Capital Leases” means, for any Person, any lease of any Property by such Person as lessee which would, in accordance with GAAP in all material respects, be required to be classified and accounted for as a capital lease on the balance sheet of such Person.
     “Cash Collateral Account” means a special cash collateral account pledged to the Administrative Agent containing cash deposited pursuant to the terms of Sections 2.2(a)(ii), 2.5(e), 7.2(b) or 7.3(b) to be maintained with the Administrative Agent in accordance with Section 2.2(g).
     “Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.
     “Cash Management Bank” means a Lender or an Affiliate of a Lender that has entered into a Cash Management Agreement with a Credit Party, in its capacity as a party to such Cash Management Agreement.
     “CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, state and local analogs, and all rules and regulations and requirements thereunder in each case as now or hereafter in effect.
     “Change in Control” means an event or series of events by which:
     (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or
     (b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).
     “Class” has the meaning set forth in Section 1.4.
     “Code” means the Internal Revenue Code of 1986, as amended, and the regulations and published interpretations thereof.
     “Collateral” means all Property of the Credit Parties which is “Collateral”, “Pledged Collateral” or similar terms described in the Security Agreement, Pledge Agreement, any Account Control Agreement or any other Security Document from time to time.
     “Commitment” means, as to any Lender, its Revolving Commitment, and as to the Swing Line Lender, the Swing Line Loan Commitment.
     “Commitment Fee” means the fees required under Section 2.7(a).
     “Competition Acquisition” means the acquisition by Pioneer Log-Tech, LLC, a Delaware limited liability company, of all of the outstanding Equity Interests of Prairie Investors d/b/a Competition Wireline Services and Competition Wireline Services, Inc., a Montana corporation pursuant to the Competition Acquisition Documents.
     “Competition Acquisition Documents” means that certain Stock Purchase Agreement by and among Pioneer Log-Tech, LLC, a Delaware limited liability company, as purchaser, and the stockholders named therein, together with the exhibits and schedules thereto and each other agreement, instrument, or document executed in connection therewith.
     “Compliance Certificate” means a compliance certificate executed by a Financial Officer of the Borrower or such other Person as required by this Agreement in substantially the same form as Exhibit C that shall include a certification by a Financial Officer of the Borrower that no Default has occurred and is continuing together with calculations demonstrating compliance by the Borrower and its Restricted Subsidiaries with the covenants set forth in Sections 6.16, 6.17 and 6.18.
     “Controlled Group” means all members of a controlled group of corporations and all businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary of the Borrower (as applicable), are treated as a single employer under Section 414 of the Code.
     “Convert,” “Conversion,” and “Converted” each refers to a conversion of Advances of one Type into Advances of another Type pursuant to Section 2.4(b).
     “Credit Documents” means this Agreement, the Notes, the Letter of Credit Documents, any AutoBorrow Agreement, the Guaranty, the Notices of Borrowing, the Notices of Conversion or Continuation, the Security Documents, the Fee Letter, and each other agreement, instrument, or document executed at any time in connection with this Agreement.
     “Credit Parties” shall mean the Borrower and the Guarantors.
     “Debt,” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
     (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
     (b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
     (c) net obligations of such Person under any Hedging Arrangement;
     (d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than one hundred twenty (120) days after the date on which such trade account payable was created);
     (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
     (f) Capital Leases and Synthetic Lease Obligations;
     (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;
     (h) all Guarantees of such Person in respect of any of the foregoing; and

     (i) all liabilities of such Person in respect of unfunded vested benefits under any Plan.
     For all purposes hereof, the Debt of any Person shall include the Debt of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Debt is expressly made non-recourse to such Person. The amount of any net obligation under any Hedging Arrangement on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Capital Lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.
     “Debt Incurrence” means any issuance or sale by the Borrower or any of its Restricted Subsidiaries of any Debt after the Effective Date other than Permitted Debt.
     “Debt Incurrence Proceeds” means, with respect to any Debt Incurrence, all cash and cash equivalent investments received by the Borrower or any of its Restricted Subsidiaries from such Debt Incurrence after payment of, or provision for, all underwriter fees and expenses, SEC and blue sky fees, printing costs, fees and expenses of accountants, lawyers and other professional advisors, brokerage commissions and other out-of-pocket fees and expenses actually incurred in connection with such Debt Incurrence.
     “Default” means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.
     “Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Advances required to be funded by it hereunder within one (1) Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of an insolvency proceeding.
     “Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition of any Property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
     “Dollars” and “$” means lawful money of the United States of America.
     “Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” in its Administrative Questionnaire or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.
     “EBITDA” means, without duplication, for the Borrower and its consolidated Restricted Subsidiaries, for any period, the sum of (a) the Borrower’s consolidated Net Income for such period plus (b) to the extent deducted in determining Borrower’s consolidated Net Income, (i) Interest Expense, (ii) federal, state, and local income taxes (whether or not deferred), (iii) depreciation, (iv) amortization, (v) other non-cash charges and (vi) cash expenses incurred in connection with (A) the transactions contemplated hereby in an amount not to exceed $7,000,000 in the aggregate and (B) to the extent permitted hereunder, any Investment, Acquisition or Disposition in an aggregate amount reasonably acceptable to the Administrative Agent, in each case, for such period. For purposes of calculating the Leverage Ratio and the Interest Coverage Ratio as of any date, EBITDA of the Borrower and its consolidated Restricted Subsidiaries shall be calculated on a pro forma basis (as certified by the Borrower in a Compliance Certificate delivered pursuant to Section 5.2 and as reasonably approved by the Administrative Agent) assuming that (i) all Acquisitions made, and any Debt incurred or repaid in connection therewith, during the period of determination and (ii) all Dispositions of any Restricted Subsidiary or of all or substantially all the assets of any Restricted Subsidiary or of any line of business or division of the Borrower or any Restricted Subsidiary completed, and any Debt incurred or repaid in connection therewith, during such period of determination have been made or incurred or repaid on the first day of such period of determination (but without any adjustment to EBITDA for projected cost savings or other synergies other than cost savings or synergies realized within, or to be realized within, 180 days following the consummation of such Acquisition or Disposition, as applicable).
     “Effective Date” means the date occurring on or before April 30, 2008 on which all conditions precedent set forth in Article 3 shall have been satisfied.
     “Eligible Accounts” means, as at any date of determination, all Accounts of the Credit Parties:
     (a) which arise out of sales of goods or rendering of services in the ordinary course of the applicable Credit Party’s business;
     (b) with respect to which the Administrative Agent has an Acceptable Security Interest that is superior to all other Liens (other than Excepted Liens), excluding, without limitation, Accounts evidenced by an instrument or chattel paper not in the possession of Administrative Agent;
     (c) which are less than ninety (90) days past the original invoice date or the due date for payment;
     (d) with respect to which the account debtor is not an Affiliate of the Borrower or a director, officer, agent, stockholder or employee of Borrower or any of its Affiliates;
     (e) with respect to which, to the knowledge of any Responsible Officer, there is no unresolved dispute with the respective account debtor; provided that any such Account shall only be excluded from the definition of Eligible Accounts under this paragraph (e) to the extent of such unresolved dispute; and
     (f) with respect to which no covenant, representation, or warranty contained in this Agreement or any Security Document has been breached or is not true.
     “Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; and (c) any other Person approved by the Administrative Agent and, unless an Event of Default has occurred and is continuing at the time such Person becomes a Lender in accordance with Section 9.7, the

Borrower, such approval not to be unreasonably withheld or delayed by the Borrower or the Administrative Agent; provided, however, that neither the Borrower nor an Affiliate of the Borrower shall qualify as an Eligible Assignee.
     “Eligible Equipment” means, without duplication, all equipment owned by the Credit Parties and located in the United States of America, as reflected on the most recent Appraisal Report delivered by the Borrower to the Administrative Agent or as otherwise set forth on Schedule 1.1(a), which Appraisal Report shall be dated no earlier than twelve months prior to the applicable date of determination of the Asset Coverage Ratio and:
     (a) with respect to which no covenant, representation, or warranty contained in this Agreement or any Security Document has been breached or is not true;
     (b) in which there is an Acceptable Security Interest that is superior to all other Liens (other than Excepted Liens);
     (c) which is not subject to any license or other agreement, other than any license or other agreement entered into in the ordinary course of business, that limits or restricts the Administrative Agent’s right to sell or otherwise dispose of such equipment; and
     (d) which has not been materially damaged and is saleable in its present state for the use for which it was manufactured or purchased.
     “Environment” shall have the meanings set forth in 42 U.S.C. §9601(8).
     “Environmental Claim” means any third party (including governmental agencies and employees) action, lawsuit, claim, demand, regulatory action or proceeding, order, decree, consent agreement or notice of potential or actual responsibility or violation (including claims or proceedings under the Occupational Safety and Health Acts or similar laws or requirements relating to health or safety of employees) which seeks to impose liability under any Environmental Law.
     “Environmental Law” means all applicable federal, state, and local laws, rules, regulations, ordinances, orders, decisions, agreements, and other requirements, including common law theories, now or hereafter in effect and relating to, or in connection with the Environment, health, or safety, including without limitation CERCLA, relating to (a) pollution, contamination, injury, destruction, loss, protection, cleanup, reclamation or restoration of the air, surface water, groundwater, land surface or subsurface strata, or other natural resources; (b) solid, gaseous or liquid waste generation, treatment, processing, recycling, reclamation, cleanup, storage, disposal or transportation; (c) exposure to pollutants, contaminants, hazardous, medical infections, or toxic substances, materials or wastes; (d) the safety or health of employees; or (e) the manufacture, processing, handling, transportation, distribution in commerce, use, storage or disposal of hazardous, medical infections, or toxic substances, materials or wastes.
     “Environmental Permit” means any permit, license, order, approval, registration or other authorization required under Environmental Law.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
     “Equity Interest” means with respect to any Person, any shares, interests, participation, or other equivalents (however designated) of corporate stock, membership interests or partnership interests (or any other ownership interests) of such Person.
     “Equity Issuance” means any issuance of equity securities or any other Equity Interests (including any preferred equity securities) by the Borrower or any of its Restricted Subsidiaries other than equity securities issued (a) to the Borrower or one of its Restricted Subsidiaries or (b) to employees, directors and officers of the Borrower and its Subsidiaries in the ordinary course of business pursuant to a stock plan.
     “Equity Issuance Proceeds” means, with respect to any Equity Issuance, all cash and cash equivalent investments received by the Borrower or any of its Restricted Subsidiaries from such Equity Issuance after payment of, or provision for, all underwriter fees and expenses, SEC and blue sky fees, printing costs, fees and expenses of accountants, lawyers and other professional advisors, brokerage commissions and other out-of-pocket fees and expenses actually incurred in connection with such Equity Issuance.
     “Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Federal Reserve Board as in effect from time to time.
     “Eurodollar Advance” means an Advance that bears interest based upon the Eurodollar Rate.
     “Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” in its Administrative Questionnaire (or, if no such office is specified, its Domestic Lending Office) or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.
     “Eurodollar Rate” means, for the Interest Period for each Eurodollar Advance comprising the same Borrowing, the interest rate per annum (rounded upward to the nearest whole multiple of 1/100 of 1%) set forth on the Reuters Screen LIBOR01 page, for deposits in Dollars at 11:00 a.m. (London, England time) two (2) Business Days before the first day of such Interest Period and for a period equal to such Interest Period; provided that, if no such quotation appears on the Reuters Reference LIBOR01 page, the Eurodollar Rate shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which deposits in U.S. dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two (2) Business Days prior to the beginning of such Interest Period.
     “Eurodollar Rate Reserve Percentage” of any Lender for the Interest Period for any Eurodollar Advance means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.
     “Event of Default” has the meaning specified in Section 7.1.
     “Excepted Liens” means:
     (a) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens, and other similar liens arising in the ordinary course of business securing obligations which are not overdue for a period of more than thirty (30) days or if more than thirty (30) days overdue, (i) are being contested in good faith by appropriate procedures or proceedings and for which adequate reserves have been established or (ii) with respect to which the failure to make payment does not materially adversely effect the value or the use by the Borrower or its Restricted Subsidiaries of the Property subject to such Liens;
     (b) Liens arising in the ordinary course of business out of pledges or deposits under workers compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation to secure public or statutory obligations;
     (c) Liens for taxes, assessments, or other governmental charges which are not overdue for a period of more than thirty (30) days, or if more than thirty (30) days overdue, (i)which are being actively contested in good faith by appropriate proceedings or (ii) with respect to which the failure to make payment could not reasonably be expected to have a Material Adverse Change;
     (d) encumbrances consisting of minor easements, zoning restrictions, or other restrictions on the use of real property that do not (individually or in the aggregate) materially affect the value of the assets encumbered thereby or materially impair the ability of the Borrower or a Restricted Subsidiary to use such assets in its business, and none of which is violated in any material aspect by existing or proposed structures or land use;
     (e) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a depository institution;
     (f) Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business and cash deposits to secure letters of credit in respect of the foregoing;
     (g) any interest or title of a licensor or sublicensor under any license entered into by the Borrower or its Restricted Subsidiaries; provided that (i) such license is entered into in the ordinary course of business, (ii) such interest or title of licensor or sublicensor does not interfere in any material respect in the business of the Borrower or its Restricted Subsidiaries, (iii) such interest or title, if in the form of a Lien, secures only the obligations arising under such license, and (iv) such interest or title only affects the property subject to such license or the proceeds thereof;
     (h) any interest or title of a lessor or sublessor under any operating lease entered into by the Borrower or its Restricted Subsidiaries; provided that (i) such lease is entered into, and any Liens arise, in the ordinary course of business, (ii) any Liens secure obligations which are not overdue for a period of more than thirty (30) days or if more than thirty (30) days overdue, are being contested in good faith by appropriate procedures or proceedings and for which adequate reserves have been established, (iii) any Liens secure only the obligations arising under such lease and not debt for borrowed money, and (iv) any Liens only encumber property that is subject to such lease (including Property located on the premises subject to the lease); and
     (i) judgment and attachment Liens not giving rise to an Event of Default, provided that (i) any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and (ii) no action to enforce such Lien has been commenced.
     “Existing Credit Agreements” means (a) that certain Credit Agreement dated as of October 29, 2004, among Pioneer Drilling Services, Ltd., as borrower, the other credit parties signatory thereto, the lenders party thereto from time to time, and Frost, as administrative agent and lender and (b) that certain Second Amended and Restated Credit Agreement dated as of November 30, 2007, among WEDGE Energy Holdings, LLC, as borrower, the other credit parties signatory thereto, the lenders signatory thereto from time to time and Wachovia Bank, N.A., for itself, as a lender and as agent for the lenders.
     “Existing Letters of Credit” means the letters of credit issued by Frost and set forth on the attached Schedule 1.1(b).
     “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent (in its individual capacity) on such day on such transactions as determined by the Administrative Agent.
     “Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any of its successors.
     “Fee Letter” means that certain fee and mandate letter dated as of November 20, 2007 between the Borrower and Wells Fargo, as amended by that certain letter dated as of January 31, 2008 between Borrower and Wells Fargo.
     “Financial Officer” means, with respect to any Credit Party, the chief executive officer, chief financial officer, chief accounting officer or treasurer.

     “Financial Statements” means, for any period, (a) the consolidated financial statements of the Borrower and its Restricted Subsidiaries, including statements of income, shareholder equity and comprehensive income and cash flow for such period as well as a balance sheet as of the end of such period and (b) the consolidated financial statements of Global Holdings and its Subsidiaries, including statements of income and cash flow for such period as well as a balance sheet as of the end of such period, in each case, all prepared in accordance with GAAP in all material respects.
     “Frost” means The Frost National Bank.
     “GAAP” means United States of America generally accepted accounting principles as in effect from time to time, applied on a basis consistent with the requirements of Section 1.3.
     “Global Holdings” means Pioneer Global Holdings, Inc., a Delaware corporation.
     “Governmental Authority” means, with respect to any Person, any foreign governmental authority, the United States of America, any state of the United States of America, the District of Columbia, and any subdivision of any of the foregoing, and any agency, department, commission, board, authority or instrumentality, bureau or court having jurisdiction over such Person (including any supra-national bodies such as the European Union or the European Central Bank).
     “Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Debt or other obligation of the payment or performance of such Debt or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation, or (iv) entered into for the purpose of assuring in any other manner the owner of such Debt or other obligation of the payment or performance thereof or to protect such owner against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Debt or other obligation of any other Person, whether or not such Debt or other obligation is assumed by such Person; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

     “Guarantors” means (a) each of the Restricted Subsidiaries of the Borrower listed on Schedule 1.1(c) and (b) any other Person that becomes a guarantor of all or a portion of the Obligations.
     “Guaranty” means the Guaranty Agreement by the Guarantors in substantially the same form as Exhibit D, as the same may be amended, supplemented, and otherwise modified from time to time.
     “Hazardous Substance” means any substance or material identified as such pursuant to CERCLA and those regulated under any other Environmental Law, including without limitation pollutants, contaminants, flammable substances and materials, explosives, radioactive materials, oil, petroleum and petroleum products, chemical liquids and solids, polychlorinated biphenyls, asbestos, toxic substances, radionuclides, radioactive materials and any other materials regulated under Environmental Laws.
     “Hazardous Waste” means any substance or material regulated or designated as such pursuant to the Resource Conservation and Recovery Act, 42 U.S.C. §§6901, et seq., and any regulations promulgated thereto.
     “Hedging Arrangement” means a hedge, call, swap, collar, floor, cap, option, forward sale or purchase or other contract or similar arrangement (including any obligations to purchase or sell any commodity or security at a future date for a specific price) which is entered into to reduce or eliminate or otherwise protect against the risk of fluctuations in prices or rates, including interest rates, foreign exchange rates, commodity prices and securities prices.
     “Interest Coverage Ratio” means, as of the end of any fiscal quarter, the ratio of (a) the consolidated EBITDA of the Borrower and its consolidated Restricted Subsidiaries for the twelve month period then ended to (b) the consolidated Interest Expense of the Borrower and its consolidated Restricted Subsidiaries for the twelve month period then ended; provided that when calculating the Interest Coverage Ratio, consolidated EBITDA and consolidated Interest Expense of the Wedge Entities shall be equal to (i) for the period ending March 31, 2008, consolidated EBITDA and consolidated Interest Expense, respectively, of the Wedge Entities during the month ended March 31, 2008, multiplied by twelve (12), (ii) for the period ending June 30, 2008, consolidated EBITDA and consolidated Interest Expense, respectively, of the Wedge Entities during the four (4) months ended June 30, 2008, multiplied by three (3), (iii) for the period ending September 30, 2008, consolidated EBITDA and consolidated Interest Expense, respectively, of the Wedge Entities during the seven (7) months ended September 30, 2008, multiplied by twelve-sevenths (12/7) and (iv) for the period ending December 31, 2008, consolidated EBITDA and consolidated Interest Expense, respectively, of the Wedge Entities during the ten (10) months ended December 31, 2008, multiplied by six-fifths (6/5).
     “Interest Expense” means, for any period and with respect to any Person, total interest expense for such period (including that attributable to obligations which have been or should be, in accordance with GAAP, recorded as Capital Leases) as determined in accordance with GAAP in all material respects.

     “Interest Period” means for each Eurodollar Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Advance is made or deemed made and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.4, and thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.4. The duration of each such Interest Period shall be one, two, three, or six months (or to the extent available to all Lenders, nine or twelve months), in each case as the Borrower may select, provided that:
     (a) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the preceding Business Day;
     (b) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month; and
     (c) no Interest Period shall extend beyond the Maturity Date.
     “Investment” means, with respect to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of any Equity Interest of another Person, (b) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of such Person, or (c) any loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
     “Issuing Lender” means (a) Wells Fargo, in its capacity as the Lender that issues Letters of Credit for the account of the Borrower pursuant to the terms of this Agreement and (b) with respect to Existing Letters of Credit only, Frost, as the context may require.
     “Legal Requirement” means any law, statute, ordinance, decree, requirement, order, judgment, rule, regulation (or official interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority, including, but not limited to, Regulations T, U and X.
     “Lenders” means the lenders listed on the signature pages of this Agreement and each Eligible Assignee that shall become a party to this Agreement pursuant to Section 9.7.
     “Letter of Credit” means any letter of credit issued by the Issuing Lender pursuant to the terms of this Agreement, in such form as may be agreed by the Borrower and the Issuing Lender and in substance acceptable to the Issuing Lender in its sole discretion, as the same may be amended, supplemented, and otherwise modified from time to time.

     “Letter of Credit Agreement” means the Issuing Lender’s standard form letter of credit agreement which has been executed by the Borrower and accepted by the Issuing Lender in connection with the issuance of Letters of Credit, as the same may be amended, supplemented, and otherwise modified from time to time.
     “Letter of Credit Application” means the Issuing Lender’s standard form letter of credit application which has been executed by the Borrower and accepted by the Issuing Lender in connection with the issuance of a Letter of Credit, as the same may be amended, supplemented, and otherwise modified from time to time.
     “Letter of Credit Documents” means all Letters of Credit, Letter of Credit Applications, the Letter of Credit Agreement and amendments thereof, and agreements, documents, and instruments entered into in connection therewith or relating thereto.
     “Letter of Credit Exposure” means, at the date of its determination by the Administrative Agent, the aggregate outstanding undrawn amount of Letters of Credit plus the aggregate amount of all of the Borrower’s outstanding payment obligations under drawn Letters of Credit.
     “Letter of Credit Obligations” means any obligations of the Borrower under this Agreement in connection with the Letters of Credit.
     “Leverage Ratio” means, as of the end of any fiscal quarter, the ratio of (a) the sum of (i) all indebtedness of the Borrower and its consolidated Restricted Subsidiaries as determined in accordance with GAAP as of such date of determination plus (ii) without duplication, all direct or contingent obligations of the Borrower and its Restricted Subsidiaries arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments as of such date of determination plus (iii) without duplication, all Guarantees of the Borrower and its Restricted Subsidiaries in respect of Debt of any other Person to (b) the EBITDA of the Borrower and its consolidated Restricted Subsidiaries for the twelve month period then ended; provided that when calculating the Leverage Ratio, consolidated EBITDA of the Wedge Entities shall be equal to (i) for the period ending March 31, 2008, consolidated EBITDA of the Wedge Entities during the month ended March 31, 2008, multiplied by twelve (12), (ii) for the period ending June 30, 2008, consolidated EBITDA of the Wedge Entities during the four (4) months ended June 30, 2008, multiplied by three (3), (iii) for the period ending September 30, 2008, consolidated EBITDA of the Wedge Entities during the seven (7) months ended September 30, 2008, multiplied by twelve-sevenths (12/7) and (iv) for the period ending December 31, 2008, consolidated EBITDA of the Wedge Entities during the ten (10) months ended December 31, 2008, multiplied by six-fifths (6/5).
     “Lien” means any mortgage, lien, pledge, charge, deed of trust, security interest, or encumbrance to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law, or otherwise (including the interest of a vendor or lessor under any conditional sale agreement, Capital Lease, or other title retention agreement).
     “Liquid Investments” means (a) readily marketable direct full faith and credit obligations of the United States of America or obligations unconditionally guaranteed by the full faith and credit of the United States of America; (b) commercial paper issued by (i) any Lender or any

Affiliate of any Lender or (ii) any commercial banking institutions or corporations rated at least P-1 by Moody’s Investors Services, Inc. or A-1 by Standard & Poor’s Rating Group; (c) certificates of deposit, time deposits, and bankers’ acceptances issued by (i) any of the Lenders or (ii) any other commercial banking institution which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $250,000,000.00 and rated Aa by Moody’s Investor Service, Inc. or AA by Standard & Poor’s Rating Group; (d) repurchase agreements which are entered into with any of the Lenders or any major money center banks included in the commercial banking institutions described in clause (c) and which are secured by readily marketable direct full faith and credit obligations of the government of the United States of America or any agency thereof; (e) investments in any money market fund which holds investments substantially of the type described in the foregoing clauses (a) through (d); (f) auction rate securities held as of the Effective Date and (g) other investments made through the Administrative Agent or its Affiliates and approved by the Administrative Agent. All the Liquid Investments described in clauses (a) through (d) above shall have maturities of not more than 365 days from the date of issue.
     “Majority Lenders” means (a) at any time when there are more than two (2) Lenders, at least two (2) Lenders holding more than 50% of the then aggregate unpaid principal amount of the Advances held by the Lenders at such time, or, if no such principal amount is then outstanding, at least two Lenders having at least 50% of the Total Commitment at such time (with the aggregate amount of each Lender’s risk participation and funded participation in the Letter of Credit Exposure and Swing Line Advances being deemed “held” by such Lender for purposes of this definition) and (b) at any time when there are one or two Lenders, all of the Lenders.
     “Material Adverse Change” shall mean a material adverse change (a) in the business, condition (financial or otherwise), or results of operations of the Borrower and the Restricted Subsidiaries, taken as a whole; (b) on the validity or enforceability of this Agreement or any of the other Credit Documents; or (c) on the ability of the Borrower, individually, or the Credit Parties, collectively, to perform their obligations under this Agreement, any Note, the Guaranty or any other Credit Document.
     “Material Subsidiary” shall mean a Restricted Subsidiary of the Borrower having: either (a) 5% or more of EBITDA of the Borrower and its consolidated Restricted Subsidiaries (including EBITDA attributable to such Restricted Subsidiary) for the four fiscal quarter period ending as of the most recent fiscal quarter for which the Borrower has delivered Financial Statements pursuant to Section 5.2(a) or (b); or (b) 5% of the book value of assets of the Borrower and its consolidated Restricted Subsidiaries (including the book value of the assets attributable to such Restricted Subsidiary) as of the end of the most recent fiscal quarter for which the Borrower has delivered Financial Statements pursuant to Section 5.2(a) or (b).
     “Maturity Date” means the earlier of (a) February 28, 2013 and (b) the earlier termination in whole of the Revolving Commitments pursuant to Section 2.1(b) or Article 7.
     “Maximum Rate” means the maximum nonusurious interest rate under applicable law.

     “Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Borrower or any member of the Controlled Group is making or accruing an obligation to make contributions.
     “Net Cash Proceeds” means, in connection with any Disposition or Recovery Event, the proceeds thereof in the form of cash and cash equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of attorneys’ fees, accountants’ fees, investment banking fees and insurance consultant fees, amounts required to be applied to the repayment of Debt secured by a Lien permitted hereunder on any asset which is the subject of such Disposition or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof as a result of any gain recognized in connection therewith (after taking into account any applicable tax credits or deductions and any tax sharing arrangements).
     “Net Income” means, for any period and with respect to any Person, the net income for such period for such Person after taxes as determined in accordance with GAAP, excluding, however, extraordinary items, including (a) any net non-cash gain or loss during such period arising from the sale, exchange, retirement or other disposition of capital assets (such term to include all fixed assets and all securities) other than in the ordinary course of business, and (b) any write-up or write-down of assets.
     “Net Worth” means, with respect to any Person and as of the date of its determination, the excess of the assets of such Person over the sum of the liabilities of such Person and the minority interests of such Person, as determined in accordance with GAAP.
     “Non-Consenting Lender” has the meaning set forth in Section 2.14.
     “Notes” means the Revolving Notes and the Swing Line Note, as applicable.
     “Notice of Borrowing” means a notice of borrowing signed by the Borrower in substantially the same form as Exhibit E.
     “Notice of Conversion or Continuation” means a notice of conversion or continuation signed by the Borrower in substantially the same form as Exhibit F.
     “Notice of Payment” means a notice of payment signed by the Borrower in substantially the same form as Exhibit G.
     “Obligations” means (a) all principal, interest (including post-petition interest), fees, reimbursements, indemnifications, and other amounts now or hereafter owed by any of the Credit Parties to the Lenders, the Swing Line Lender, the Issuing Lender, or the Administrative Agent under this Agreement and the Credit Documents, including, the Letter of Credit Obligations, and any increases, extensions, and rearrangements of those obligations under any amendments, supplements, and other modifications of the documents and agreements creating those obligations, (b) all obligations of any of the Credit Parties owing to any Swap Counterparty under any Hedging Arrangements entered into between such Swap Counterparty and any of the

Credit Parties, and (c) all obligations of any of the Credit Parties owing to any Cash Management Bank under any Cash Management Agreements entered into between such Cash Management Bank and any of the Credit Parties.
     “Organization Documents” means (a) for any corporation, the certificate or articles of incorporation and the bylaws, (b) for any partnership, the partnership agreement and, if applicable, certificate of limited partnership or (c) for any limited liability company, the operating agreement and articles or certificates of formation or incorporation.
     “Other Fixed Assets” without duplication, all fixed assets (other than Eligible Equipment) owned by the Credit Parties and located in the United States of America, as reflected in the most recent Financial Statements delivered pursuant to Section 5.2 (a) or (b), as applicable, and:
     (a) with respect to which no covenant, representation, or warranty contained in this Agreement or any Security Document has been breached or is not true;
     (b) in which there is an Acceptable Security Interest that is superior to all other Liens (other than Excepted Liens); and
     (c) which has not been materially damaged and is saleable in its present state for the use for which it was manufactured or purchased.
     “Other Taxes” has the meaning set forth in Section 2.13(b).
     “PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
     “Permitted Debt” has the meaning set forth in Section 6.1.
     “Permitted Investments” has the meaning set forth in Section 6.3.
     “Permitted Liens” has the meaning set forth in Section 6.2.
     “Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, limited liability company, limited liability partnership, unincorporated association, joint venture, or other entity, or a government or any political subdivision or agency thereof, or any trustee, receiver, custodian, or similar official.
     “Plan” means an employee benefit plan (other than a Multiemployer Plan) maintained for employees of the Borrower or any member of the Controlled Group and covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code.
     “Pledge Agreement” means the Pledge Agreement by each Credit Party which owns any Equity Interest in another Person (other than Global Holdings and its Subsidiaries) and made in favor of the Administrative Agent in substantially the same form as Exhibit H, as it may be amended, modified, or supplemented from time to time; provided that, any Credit Party that owns an Equity Interest in a Person (other than Global Holdings and its Subsidiaries) that is a controlled foreign corporation under Section 957 of the Code shall not be required to pledge in excess of 65% of such Equity Interest in such Person pursuant to the Pledge Agreement.
     “Prime Rate” means the per annum rate of interest established from time to time by the Administrative Agent at its principal office as its prime rate, which rate may not be the lowest rate of interest charged by such Lender to its customers.
     “Pro Rata Share” means, at any time with respect to any Lender, (a) the ratio (expressed as a percentage) of such Lender’s Commitment at such time to the Total Commitment at such time, or (b) if all of the Commitments have been terminated, the ratio (expressed as a percentage) of (i) the sum of such Lender’s outstanding Revolving Advances plus the Letter of Credit Exposure allocable to such Lender plus the exposure in respect of the outstanding Swing Line Advances allocable to such Lender at such time to (ii) the sum of the total aggregate outstanding Revolving Advances plus the aggregate Letter of Credit Exposure plus the aggregate outstanding Swing Line Advances at such time.
     “Property” of any Person means any property or assets (whether real, personal, or mixed, tangible or intangible) of such Person.
     “Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim (excluding any claim in respect of business interruption) or any condemnation proceeding relating to any asset of the Borrower or any of its Restricted Subsidiaries.
     “Register” has the meaning set forth in Section 9.7(b).
     “Regulations T, U, and X” means Regulations T, U, and X of the Federal Reserve Board, as each is from time to time in effect, and all official rulings and interpretations thereunder or thereof.
     “Reinvestment Deferred Amount” with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by the Borrower or any of its Restricted Subsidiaries in connection therewith that are not required to be applied to prepay the Advances pursuant to Section 2.5(c) as a result of the delivery of a Reinvestment Notice.
     “Reinvestment Event” means any Disposition or Recovery Event in respect of which a Reinvestment Notice has been delivered.
     “Reinvestment Notice” means a written notice executed by a Responsible Officer of the Borrower stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Restricted Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of a Disposition or Recovery Event to acquire assets useful in its business and/or to repair Property, as applicable.
     “Reinvestment Prepayment Amount” means with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date, and in any event expended prior to the date on which the Borrower would otherwise be required to apply such Reinvestment Deferred Amount to repay any other Debt of the Borrower or any of its Restricted Subsidiaries, to acquire assets useful in the business of any such Person and/or to repair Property, as applicable.
     “Reinvestment Prepayment Date” means with respect to any Reinvestment Event, the earlier of (a) the date occurring 270 days after such Reinvestment Event (or such later date as agreed to by the Administrative Agent in its reasonable discretion), (b) the date on which the Borrower (directly or indirectly through a Restricted Subsidiary) shall have determined not to, or shall have otherwise ceased to, acquire assets useful in its business and/or to repair Property, as applicable, with all or any portion of the relevant Reinvestment Deferred Amount, and (c) the occurrence and continuance of any Event of Default.
     “Release” shall have the meaning set forth in CERCLA or under any other Environmental Law.
     “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA (other than any such event not subject to the provision for 30-day notice to the PBGC under the regulations issued under such section).
     “Response” shall have the meaning set forth in CERCLA or under any other Environmental Law.
     “Responsible Officer” means, with respect to any Credit Party, any Financial Officer, secretary or assistant secretary of such Credit Party, or any other officer having substantially the same authority and responsibility.
     “Restricted Payment” means, with respect to any Person, (a) any direct or indirect dividend or distribution (whether in cash, securities or other Property) on, or any direct or indirect payment of any kind or character (whether in cash, securities or other Property) in consideration for or otherwise in connection with the ownership of, or any retirement, purchase, redemption, conversion, exchange, sinking fund or other acquisition of, any Equity Interest of such Person, or any options, warrants or rights to purchase or acquire any such Equity Interest of such Person or (b) principal or interest payments (in cash, Property or otherwise) on, or redemptions of, subordinated debt of such Person; provided that the term “Restricted Payment” shall not include any dividend or distribution payable solely in Equity Interests of the Borrower or warrants, options or other rights to purchase such Equity Interests. For the avoidance of doubt, issuances of Equity Interests or any options, warrants or rights to purchase or acquire such Equity Interests to an employee, director or officer of the Borrower and its Subsidiaries in the ordinary course of business pursuant to a stock plan shall not be considered a Restricted Payment.
     “Restricted Subsidiary” means each Subsidiary of the Borrower other than Global Holdings and its Subsidiaries.
     “Revolving Advance” means any advance by a Lender to the Borrower as part of a Revolving Borrowing.
     “Revolving Availability” means, as of any date of determination, the excess, if any, of the Total Commitment over the sum of the aggregate outstanding amount of all Revolving Advances plus the Letter of Credit Exposure plus the aggregate outstanding amount of all Swing Line Advances.
     “Revolving Borrowing” means simultaneous Revolving Advances of the same Type made by the Lenders pursuant to Section 2.1(a) or Converted by each Lender to Revolving Advances of a different Type pursuant to Section 2.4(b).
     “Revolving Commitment” means, for each Lender, the obligation of such Lender to make Revolving Advances to the Borrower, and to issue or participate in Letters of Credit in an aggregate amount equal to the amount set opposite such Lender’s name on Schedule 2.1 as its Revolving Commitment, or if such Lender has entered into any Assignment and Acceptance, set forth for such Lender as its Revolving Commitment in the Register, as such amount may be reduced pursuant to Section 2.1(b); provided that, after the Maturity Date, the Revolving Commitment for each Lender shall be zero.
     “Revolving Loan” means the aggregate outstanding principal amount of all Revolving Advances made pursuant to this Agreement.
     “Revolving Note” means a promissory note of the Borrower payable to a Lender in the amount of such Lender’s Revolving Commitment, in substantially the same form as Exhibit J -1, evidencing indebtedness of the Borrower to such Lender resulting from Revolving Advances owing to such Lender.
     “Secured Parties” means the Administrative Agent, the Issuing Lender, the Swing Line Lender, the Lenders, the Swap Counterparties and the Cash Management Banks.
     “Security Agreement” means the Security Agreement among the Credit Parties and the Administrative Agent in substantially the same form as Exhibit I, as it may be amended, modified, or supplemented from time to time.
     “Security Documents” means, collectively, the Pledge Agreement, the Security Agreement, the Account Control Agreements, and any and all other instruments, documents or agreements now or hereafter executed by the Borrower or any other Person to secure the Obligations.
     “Solvent” means, as to any Person, on the date of any determination (a) the fair value of the Property of such Person is greater than the total amount of debts and other liabilities (including without limitation, contingent liabilities) of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities (including, without limitation, contingent liabilities) as they become absolute and matured, (c) such Person is able to pay its debts and other liabilities (including, without limitation, contingent liabilities) as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities (including, without limitation, contingent liabilities) beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in, and is not about to engage in, business or a transaction for which such Person’s Property would constitute unreasonably small capital.

     “Subsidiary” means, with respect to any Person, any other Person, a majority of whose outstanding Voting Securities (other than directors’ qualifying shares) shall at any time be owned by such Person or one or more Subsidiaries of such Person. Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of Borrower.
     “Swap Counterparty” means a Lender or an Affiliate of a Lender that has entered into a Hedging Arrangement with a Credit Party as permitted by the terms of this Agreement.
     “Swap Termination Value” means, in respect of any one or more Hedging Arrangements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Arrangements, (a) for any date on or after the date such Hedging Arrangements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Arrangements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Arrangements (which may include a Lender or any Affiliate of a Lender).
     “Swing Line Advance” means an advance by the Swing Line Lender to the Borrower as part of a Swing Line Borrowing.
     “Swing Line Borrowing” means a Swing Line Advance made by the Swing Line Lender pursuant to Section 2.3.
     “Swing Line Lender” means Wells Fargo.
     “Swing Line Loan” means the aggregate outstanding principal amount of all Swing Line Advances made pursuant to Section 2.3.
     “Swing Line Loan Commitment” means, for the Swing Line Lender, the obligation of the Swing Line Lender to make Swing Line Advances to the Borrower up to $40,000,000.00; provided that, on and after the Maturity Date, the Swing Line Loan Commitment shall be zero.
     “Swing Line Note” means the promissory note made by the Borrower payable to the Swing Line Lender evidencing the indebtedness of the Borrower to the Swing Line Lender resulting from Swing Line Advances in substantially the same form as Exhibit J-2.
     “Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
     “Taxes” means as to Administrative Agent, the Issuing Lender, the Swing Line Lender or a Lender (i) taxes imposed on its income and franchise or similar taxes (however denominated) imposed on it by the United States of America or such other jurisdiction (or any political subdivision thereof) under the laws of which (or under the laws of a political subdivision of which) (A) the Administrative Agent, the Issuing Lender, the Swing Line Lender or such Lender is organized or in which its principal executive office is located or (B) in the case of each

Lender, such Lender’s Applicable Lending Office is located; (ii) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Administrative Agent, the Issuing Lender, the Swing Line Lender or a Lender receiving such payment is located; or (iii) any taxes imposed by the United States of America by means of withholding at the source, if and to the extent such United States withholding taxes are in effect on the date a Lender becomes a Lender hereunder.
     “Tax Group” means any member of the Affiliated Group as determined under Section 1504 of the Code.
     “Termination Event” means (a) a Reportable Event with respect to a Plan, (b) the withdrawal of the Borrower or any member of the Controlled Group from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041(c) of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, or (e) any other event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.
     “Total Commitment” means, at any time, the aggregate amount of the Revolving Commitments of the Lenders at such time. The initial Total Commitment is $400,000,000.
     “Type” has the meaning set forth in Section 1.4.
     “UCC” means the Uniform Commercial Code as in effect from time to time in the State of Texas; provided that if perfection or the effect of perfection or non-perfection is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Texas, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction.
     “Voting Securities” means (a) with respect to any corporation, capital stock of the corporation having general voting power under ordinary circumstances to elect directors of such corporation (irrespective of whether at the time stock of any other class or classes shall have or might have special voting power or rights by reason of the happening of any contingency), (b) with respect to any partnership, any partnership interest or other ownership interest having general voting power to elect the general partner or other management of the partnership or other Person, and (c) with respect to any limited liability company, membership certificates or interests having general voting power under ordinary circumstances to elect managers of such limited liability company.
     “Wedge Acquisition” means the acquisition by the Borrower and the Guarantors of all of the outstanding Equity Interests of the Wedge Entities pursuant to the Wedge Acquisition Documents.
     “Wedge Acquisition Documents” means that certain Securities Purchase Agreement dated January 31, 2008, by and among the Borrower, WEDGE Group Incorporated and certain of its subsidiaries, Timothy Daley, John Patterson and Patrick Grissom, together with the exhibits and schedules thereto and each other agreement, instrument, or document executed in connection therewith.

     “Wedge Entities” means each of WEDGE Well Services, L.L.C., a Delaware limited liability company, WEDGE Wireline Services, Inc., a Delaware corporation, Rocky Mountain Phoenix Surveys, Inc., a Colorado corporation, WEDGE Log-Tech, L.L.C., a Delaware limited liability company, Penkota Wireline Services, Inc., a North Dakota corporation, and WEDGE Fishing & Rental Services, L.L.C., a Delaware limited liability company.
     “Wells Fargo” means Wells Fargo Bank, N.A.
     Section 1.2 Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.
     Section 1.3 Accounting Terms; Changes in GAAP.
     (a) All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP applied on a consistent basis with those applied in the preparation of the Financial Statements delivered to the Administrative Agent for the fiscal year ending March 31, 2007.
     (b) Unless otherwise indicated, all Financial Statements of the Borrower, all calculations for compliance with covenants in this Agreement, all determinations of the Applicable Margin, and all calculations of any amounts to be calculated under the definitions in Section 1.1 shall be based upon the consolidated accounts of the Borrower and its Restricted Subsidiaries in accordance with GAAP and consistent with the principles of consolidation applied in preparing the Borrower’s Financial Statements referred to in Section 4.4(a).
     (c) If any change in GAAP results in a change in the calculation of the financial covenants or interpretation of related provisions of this Agreement or any other Credit Document, then Borrower, Administrative Agent, Swing Line Lender, Issuing Lender and each Lender agree to amend such provisions of this Agreement so as to equitably reflect such changes in GAAP with the desired result that the criteria for evaluating Borrower’s financial condition shall be the same after such change in GAAP as if such change had not been made, provided that, notwithstanding any other provision of this Agreement, the Majority Lenders’ agreement to any amendment of such provisions shall be sufficient to bind all Lenders; provided further, until such time as the financial covenants and the related provisions of this Agreement have been amended in accordance with the terms of this subsection 1.3(c), the calculations of financial covenants and the interpretation of any related provisions shall be calculated and interpreted in accordance with GAAP as in effect immediately prior to such change in GAAP.
     Section 1.4 Classes and Types of Advances. Advances are distinguished by “Class” and “Type”. The “Class” of an Advance refers to the determination of whether such Advance is a Revolving Advance, or a Swing Line Advance. The “Type” of an Advance refers to the determination of whether such Advance is a Base Rate Advance or a Eurodollar Advance.
     Section 1.5 Miscellaneous. Article, Section, Schedule, and Exhibit references are to this Agreement, unless otherwise specified. All references to instruments, documents, contracts, and agreements are references to such instruments, documents, contracts, and agreements as the same may be amended, supplemented, and otherwise modified from time to time, unless otherwise specified and shall include all schedules and exhibits thereto unless otherwise specified. The words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” means “including, without limitation,”. Paragraph headings have been inserted in this Agreement as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of this Agreement and shall not be used in the interpretation of any provision of this Agreement.
ARTICLE 2
CREDIT FACILITIES
     Section 2.1 Revolving Commitments.
     (a) Revolving Commitment. Each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Revolving Advances to the Borrower from time to time on any Business Day during the period from the Effective Date until the Maturity Date; provided that after giving effect to such Revolving Advances, the sum of the aggregate outstanding amount of all Revolving Advances plus the Letter of Credit Exposure plus the aggregate outstanding amount of all Swing Line Advances, shall not exceed the Total Commitment in effect at such time. Each Revolving Borrowing shall (i) if comprised of Base Rate Advances be in an aggregate amount not less than $500,000.00 and in integral multiples of $100,000.00 in excess thereof, (ii) if comprised of Eurodollar Advances be in an aggregate amount not less than $1,000,000.00 and in integral multiples of $500,000.00 in excess thereof, and (iii) consist of Revolving Advances by the Lenders ratably according to their respective Revolving Commitment. Within the limits of each Lender’s Revolving Commitment, the Borrower may from time to time borrow, prepay pursuant to Section 2.5, and reborrow under this Section 2.1(a).
     (b) Reduction of the Commitments. The Borrower shall have the right, upon at least three Business Days’ irrevocable notice to the Administrative Agent, to terminate in whole or reduce ratably in part the unused portion of the Revolving Commitments; provided that each partial reduction shall be in the aggregate amount of $1,000,000.00 and in integral multiples of $500,000.00 in excess thereof. Any reduction or termination of the Revolving Commitments pursuant to this Section 2.1(b) shall be permanent, with no obligation of the Lenders to reinstate such Commitments, and the Commitment Fees shall thereafter be computed on the basis of the Revolving Commitments, as so reduced. Notwithstanding the foregoing, the Borrower may (subject to payment to the Lenders of any applicable amounts under Section 2.10 hereof) rescind or postpone any notice to terminate in whole the Revolving Commitments if such termination would have resulted from a refinancing of this Agreement, which refinancing shall not be consummated or shall otherwise be delayed.
     (c) Revolving Notes. At the request of any Lender, the indebtedness of the Borrower to such Lender resulting from Revolving Advances owing to such Lender shall be evidenced by a Revolving Note.

     (d) Swing Line Note. At the request of the Swing Line Lender, the indebtedness of the Borrower to the Swing Line Lender resulting from Swing Line Advances owing to the Swing Line Lender, as set forth in Section 2.3 below, shall be evidenced by a Swing Line Note.
     Section 2.2 Letters of Credit.
     (a) Commitment for Letters of Credit. Subject to the terms and conditions set forth in this Agreement, the Issuing Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.2, from time to time on any Business Day during the period from the Effective Date until the Maturity Date, to issue, increase or extend the expiration date of, Letters of Credit for the account of the Borrower or a Guarantor (in which case the Borrower and such Guarantor shall be co-applicants with respect to such Letter of Credit), provided that no Letter of Credit will be issued, increased, or extended:
     (i) if such issuance, increase, or extension would cause the Letter of Credit Exposure to exceed the lesser of (A) $50,000,000 and (B) an amount equal to (1) the Total Commitment in effect at such time minus (2) the sum of the aggregate outstanding principal amount of all Revolving Advances plus the Letter of Credit Exposure plus the aggregate outstanding principal amount of all Swing Line Advances;
     (ii) unless such Letter of Credit has an expiration date not later than one year after the Maturity Date; provided that, if any Letter of Credit has an expiration date after the Maturity Date, the Borrower shall deposit into the Cash Collateral Account cash in an amount equal to 103% of the Letter of Credit Exposure allocable to such Letter of Credit at least 30 days prior to the Maturity Date or, if such Letter of Credit is issued, increased or extended within the 30 day period prior to the Maturity Date, on the date of the issuance, increase or extension of such Letter of Credit;
     (iii) unless such Letter of Credit has an expiration date not later than three (3) years after its issuance;
     (iv) unless the Borrower has delivered to the Issuing Lender a completed and executed Letter of Credit Application with respect to such Letter of Credit and a completed and executed Letter of Credit Agreement; provided that, if the terms of any Letter of Credit Application or the Letter of Credit Agreement conflict with the terms of this Agreement, the terms of this Agreement shall control; and
     (v) unless such Letter of Credit is governed by the Uniform Customs and Practice for Documentary Credits (2006 Revision), International Chamber of Commerce Publication No. 600 or any successor to such publication or the International Standby Practices 1998 published by the Institute of International Banking Law & Practice or any successor to such publication.
Each Existing Letter of Credit, as of the Effective Date, shall be a Letter of Credit deemed to have been issued pursuant to the Commitments and shall constitute a portion of the Letter of Credit Exposure; provided that, the notional amount of the Existing Letters of Credit may not be increased and the expiration date thereof may not be extended hereunder.

     (b) Requesting Letters of Credit. Each Letter of Credit shall be issued pursuant to a Letter of Credit Application given by the Borrower to the Administrative Agent for the benefit of the Issuing Lender by telecopy or in writing not later than 2:00 p.m. (Houston, Texas, time) on the third Business Day before the proposed date of issuance for the Letter of Credit. Each Letter of Credit Application shall be fully completed and shall specify the information required therein. Each Letter of Credit Application shall be irrevocable and binding on the Borrower. Subject to the terms and conditions hereof, the Issuing Lender shall before 2:00 p.m. (Houston, Texas, time) on the requested date of issuance of such Letter of Credit issue such Letter of Credit to the beneficiary of such Letter of Credit as set forth in the Letter of Credit Application.
     (c) Reimbursements for Letters of Credit; Funding of Participations.
     (i) With respect to any Letter of Credit, in accordance with the related Letter of Credit Application and the Letter of Credit Agreement, the Borrower agrees to pay on demand to the Administrative Agent on behalf of the Issuing Lender an amount equal to any amount paid by the Issuing Lender under such Letter of Credit. Upon the Issuing Lender’s demand for payment under the terms of a Letter of Credit Application and the Letter of Credit Agreement, the Borrower may request that the Borrower’s obligations to the Issuing Lender thereunder be satisfied with the proceeds of a Revolving Advance in an amount equal to the amount paid by the Issuing Lender under such Letter of Credit (notwithstanding any minimum size or increment limitations on individual Revolving Advances). If the Borrower does not make such request and does not otherwise make the payments demanded by the Issuing Lender as required under this Agreement, the Letter of Credit Application or the Letter of Credit Agreement, then the Borrower shall be deemed for all purposes of this Agreement to have requested such a Revolving Advance in the same amount and the transfer of the proceeds thereof to satisfy the Borrower’s obligations to the Issuing Lender, and the Borrower hereby unconditionally and irrevocably authorizes, empowers, and directs the Lenders to make such a Revolving Advance, to transfer the proceeds thereof to the Issuing Lender in satisfaction of such obligations to the Issuing Lender, and to record and otherwise treat such payments as a Revolving Advance to the Borrower. The Administrative Agent and each Lender may record and otherwise treat the making of such Revolving Advance as the making of a Revolving Borrowing to the Borrower under this Agreement as if requested by the Borrower. Nothing herein is intended to release any of the Borrower’s obligations under any Letter of Credit Application or the Letter of Credit Agreement, but only to provide an additional method of payment therefor. The making of any Borrowing under this Section 2.2(c) shall not constitute a cure or waiver of any Default, other than the payment Default which is satisfied by the application of the amounts requested to be or deemed advanced hereunder, caused by the Borrower’s failure to comply with the provisions of this Agreement, the Letter of Credit Application or the Letter of Credit Agreement.
     (ii) Each Lender (including the Lender acting as Issuing Lender) shall, upon notice from the Administrative Agent that the Borrower has requested or is deemed to have requested a Revolving Advance pursuant to Section 2.4, which notice shall be given by the Administrative Agent to the Lenders by 11:00 a.m. (Houston, Texas time) on the Business Day specified in such notice by the Administrative Agent, and regardless of whether (A) the conditions in Section 3.2 have been met, (B) such notice complies with

Section 2.4, or (C) a Default exists, make funds available to the Administrative Agent for the account of the Issuing Lender in an amount equal to such Lender’s Pro Rata Share of the amount of such Revolving Advance not later than 1:00 p.m. (Houston, Texas time) on the Business Day specified in such notice by the Administrative Agent, whereupon each Lender that so makes funds available shall be deemed to have made a Revolving Advance to the Borrower in such amount; provided that, if the full amount of such Revolving Advance cannot be made because the conditions set forth in Section 3.2 cannot be satisfied or for any other reason, such Lender’s payment to the Administrative Agent for the account of the Issuing Bank pursuant to this Section 2.2(c)(ii) shall be deemed payment in respect of its participation in the Letter of Credit Obligations relating to such Letter of Credit in satisfaction of its participation obligation under Section 2.2(d). The Administrative Agent shall remit the funds so received to the Issuing Lender.
     (iii) If any such Lender shall not have so made its Revolving Advance or percentage participation available to the Administrative Agent pursuant to this Section 2.2, such Lender agrees to pay interest thereon for each day from such date until the date such amount is paid at the lesser of (A) the Federal Funds Rate for such day for the first three days and thereafter the interest rate applicable to the Revolving Advance or percentage participation and (B) the Maximum Rate. Whenever, at any time after the Administrative Agent has received from any Lender such Lender’s Revolving Advance or percentage participation, the Administrative Agent receives any payment on account thereof, the Administrative Agent will pay to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s Revolving Advance or percentage participation was outstanding and funded), which payment shall be subject to repayment by such Lender if such payment received by the Administrative Agent is required to be returned. Each Lender’s obligation to make the Revolving Advance or percentage participation pursuant to this Section 2.2 shall be absolute and unconditional and shall not be affected by any circumstance, including (1) any set-off, counterclaim, recoupment, defense or other right which such Lender or any other Person may have against the Issuing Lender, the Administrative Agent or any other Person for any reason whatsoever; (2) the occurrence or continuance of a Default or the termination of the Commitments; (3) any breach of this Agreement by the Borrower or any other Lender; or (4) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
     (d) Participations. Upon the date of the issuance or increase of a Letter of Credit (including in the case of each Existing Letter of Credit, the deemed issuance with respect thereto on the Effective Date), the Issuing Lender shall be deemed to have sold to each other Lender and each other Lender shall have been deemed to have purchased from the Issuing Lender a participation in the related Letter of Credit Obligations equal to such Lender’s Pro Rata Share at such date and such sale and purchase shall otherwise be in accordance with the terms of this Agreement. The Issuing Lender shall promptly notify each such participant Lender by telex, telephone, or telecopy of each Letter of Credit issued or increased and the actual dollar amount of such Lender’s participation in such Letter of Credit.
     (e) Obligations Unconditional. The obligations of the Borrower under this Agreement in respect of each Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, notwithstanding the following circumstances:
     (i) any lack of validity or enforceability of any Letter of Credit Documents;
     (ii) any amendment or waiver of or any consent to departure from any Letter of Credit Documents;
     (iii) the existence of any claim, set-off, defense or other right which the Borrower may have at any time against any beneficiary or transferee of such Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Issuing Lender, any Lender or any other person or entity, whether in connection with this Agreement, the transactions contemplated in this Agreement or in any Letter of Credit Documents or any unrelated transaction;
     (iv) any statement or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect to the extent the Issuing Lender would not be liable therefor pursuant to the following paragraph (f);
     (v) payment by the Issuing Lender under such Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit; or
     (vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing;
provided, however, that nothing contained in this paragraph (e) shall be deemed to constitute a waiver of any remedies of the Borrower in connection with any Letter of Credit.
     (f) Liability of Issuing Bank. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither the Issuing Lender, the Lenders, nor any of their respective officers or directors shall be liable or responsible for:
     (i) the use which may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith;
     (ii) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged;
     (iii) payment by the Issuing Lender against presentation of documents which do not comply with the terms of any Letter of Credit, including failure of any documents to bear any reference or adequate reference to the relevant Letter of Credit; or

     (iv) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit (INCLUDING THE ISSUING LENDER’S OWN NEGLIGENCE),
except that the Borrower shall have a claim against the Issuing Lender, and the Issuing Lender shall be liable to, and shall promptly pay to, the Borrower, to the extent of any direct, as opposed to consequential, damages suffered by the Borrower which were caused by (A) the Issuing Lender’s willful misconduct or gross negligence in determining whether documents presented under any Letter of Credit comply with the terms of such Letter of Credit or (B) the Issuing Lender’s willful failure to make lawful payment under any Letter of Credit after the presentation to it of a draft and certificate strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.
     (g) Cash Collateral Account.
     (i) If the Borrower is required to deposit funds in the Cash Collateral Account pursuant to Sections 2.2(a)(ii), 2.5(e), 7.2(b) or 7.3(b), then the Borrower and the Administrative Agent shall establish the Cash Collateral Account and the Borrower shall execute any documents and agreements that the Administrative Agent reasonably requests in connection therewith to establish the Cash Collateral Account and grant the Administrative Agent an Acceptable Security Interest in such account and the funds therein that is superior to all other Liens (other than Excepted Liens). The Borrower hereby pledges to the Administrative Agent and grants the Administrative Agent a security interest in the Cash Collateral Account, whenever established, all funds held in the Cash Collateral Account from time to time, and all proceeds thereof as security for the payment of the Obligations.
     (ii) Funds held in the Cash Collateral Account shall be held as cash collateral for the Letter of Credit Obligations and promptly applied by the Administrative Agent at the request of the Issuing Lender to any Letter of Credit Obligations that exist or occur. To the extent that any surplus funds are held in the Cash Collateral Account above 103% of the Letter of Credit Exposure during the existence of an Event of Default the Administrative Agent may (A) hold such surplus funds in the Cash Collateral Account as cash collateral for the Obligations or (B) apply such surplus funds to any Obligations in the manner specified in Section 7.6. If no Default exists, the Administrative Agent shall release to the Borrower at the Borrower’s written request any funds held in the Cash Collateral Account in excess of the amounts required by Section 2.2(a)(ii).
     (iii) Funds held in the Cash Collateral Account shall be invested in Liquid Investments maintained with, and under the sole dominion and control of, the Administrative Agent or in another investment if mutually agreed upon by the Borrower and the Administrative Agent, but the Administrative Agent shall have no other obligation to make any other investment of the funds therein. The Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in the Cash Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords its own property, it being understood that the Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds.
     Section 2.3 Swing Line Loan.
     (a) Commitment. On the terms and conditions set forth in this Agreement, and if an AutoBorrow Agreement is in effect, subject to the terms and conditions of such AutoBorrow Agreement, the Swing Line Lender agrees to make Swing Line Advances to the Borrower from time-to-time on any Business Day during the period from the Effective Date until the Maturity Date, bearing interest at the Adjusted Base Rate plus the Applicable Margin for Base Rate Advances, and in an aggregate principal amount not to exceed the Swing Line Loan Commitment outstanding at any time; provided that after giving effect to such Swing Line Advance, the sum of the aggregate outstanding amount of all Revolving Advances plus the Letter of Credit Exposure plus the aggregate outstanding amount of all Swing Line Advances shall not exceed the Total Commitment in effect at such time; and provided further that no Swing Line Advance shall be made by the Swing Line Lender if the conditions set forth in Section 3.2 have not been met as of the date of such Swing Line Advance, it being agreed by the Borrower that the giving of the applicable Notice of Borrowing, or if an AutoBorrow Agreement is in effect, the making of the applicable Swing Line Advance pursuant to the AutoBorrow Agreement, and the acceptance by the Borrower of the proceeds of such Swing Line Advance shall constitute a representation and warranty by the Borrower that on the date of such Swing Line Advance such conditions have been met. In the event of any conflict between the terms of this Agreement and an AutoBorrow Agreement, the terms of this Agreement shall prevail.
     (b) Prepayment. Within the limits expressed in this Agreement, and if an AutoBorrow Agreement is in effect, subject to the terms and conditions of such AutoBorrow Agreement, amounts advanced pursuant to Section 2.3(a) may from time to time be borrowed, prepaid without penalty, and reborrowed. If the amount of the Swing Line Loan ever exceeds the Swing Line Loan Commitment, the Borrower shall, upon receipt of written notice of such condition from the Swing Line Lender and to the extent of such excess, prepay to the Swing Line Lender the outstanding principal amount of the Swing Line Loan necessary to eliminate such excess.
     (c) Reimbursements for Swing Line Loan Obligations.
     (i) With respect to the Swing Line Loan, the interest thereon and other amounts owed by the Borrower to the Swing Line Lender in connection with the Swing Line Loan, the Borrower agrees to pay to the Swing Line Lender such amounts when due and payable to the Swing Line Lender under the terms of this Agreement. The Borrower may request that the Borrower’s obligations to the Swing Line Lender be satisfied with the proceeds of a Revolving Advance in an amount equal to the Swing Line Advance or such other amounts due in connection with the Swing Line Loan (notwithstanding any minimum size or increment limitations on individual Revolving Advances). The Administrative Agent shall promptly forward notice of such Revolving Borrowing to the Borrower and the Lenders, and each Lender shall, regardless of whether (A) the conditions in Section 3.2 have been met, (B) such notice complies with Section 2.4, or (C) a Default exists, make available such Lender’s Pro Rata Share of such Revolving Borrowing to the Administrative Agent; provided that, if the full amount of such Revolving Borrowing cannot be made because the conditions set forth in Section 3.2 cannot be satisfied or for any other reason, such Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to this Section 2.3(c)(i) shall be deemed payment in respect of its participation in the Swing Lien Loan in satisfaction of its participation obligation under Section 2.3(e). The Administrative Agent shall promptly deliver the proceeds thereof to the Swing Line Lender for application to such amounts owed to the Swing Line Lender.
     (ii) If at any time, the Revolving Commitments shall have expired or be terminated while any Swing Line Loan is outstanding, each Lender, at the sole option of the Swing Line Lender, shall either (A) notwithstanding the expiration or termination of the Revolving Commitments, make a Revolving Advance as a Base Rate Advance, or (B) make a payment in respect of its participation obligation under Section 2.3(e), in either case, in an amount equal to the product of such Lender’s Pro Rata Share times the outstanding principal balance of the Swing Line Loan. The Administrative Agent shall notify each such Lender of the amount of such Revolving Advance or participation, and such Lender will transfer to the Administrative Agent for the account of the Swing Line Lender on the next Business Day following such notice, in immediately available funds, the amount of such Revolving Advance or participation.
     (iii) If any such Lender shall not have so made its Revolving Advance or its percentage participation available to the Administrative Agent pursuant to this Section 2.3, such Lender agrees to pay interest thereon for each day from such date until the date such amount is paid at the lesser of (A) the Federal Funds Rate for such day for the first three days and thereafter the interest rate applicable to a Base Rate Advance and (B) the Maximum Rate. Whenever, at any time after the Administrative Agent has received from any Lender such Lender’s Revolving Advance or participating interest in a Swing Line Loan, the Administrative Agent receives any payment on account thereof, the Administrative Agent will pay to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s Revolving Advance or participating interest was outstanding and funded), which payment shall be subject to repayment by such Lender if such payment received by the Administrative Agent is required to be returned. Each Lender’s obligation to make the Revolving Advance or purchase such participating interests pursuant to this Section 2.3 shall be absolute and unconditional and shall not be affected by any circumstance, including (1) any set-off, counterclaim, recoupment, defense or other right which such Lender or any other Person may have against the Swing Line Lender, the Administrative Agent or any other Person for any reason whatsoever; (2) the occurrence or continuance of a Default or the termination of the Commitments; (3) any breach of this Agreement by the Borrower or any other Lender; or (4) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. Each Swing Line Loan, once so participated by any Lender, shall cease to be a Swing Line Loan with respect to that amount for purposes of this Agreement, but shall continue to be a Revolving Loan.

     (d) Method of Swing Line Borrowing. If an AutoBorrow Agreement is in effect, each Swing Line Advance and each prepayment thereof, shall be made as provided in such AutoBorrow Agreement. In all other cases, each request for a Swing Line Advance shall be made pursuant to telephone notice to the Swing Line Lender given no later than 2:00 p.m. (Houston, Texas time) on the date of the proposed Swing Line Advance, promptly confirmed by a completed and executed Notice of Borrowing specifying (i) the requested date of such Swing Line Advance and (ii) the aggregate amount of such Swing Line Advance, telecopied or facsimiled to the Administrative Agent and the Swing Line Lender. The Swing Line Lender will promptly make the Swing Line Advance available to the Borrower at the Borrower’s account with the Administrative Agent or by wire transfer to an account in the name of the Borrower specified by the Borrower in the applicable Notice of Borrowing, as the Borrower may request.
     (e) Participations. Upon the date of the making of any Swing Line Borrowing, the Swing Line Lender shall be deemed to have sold to each other Lender and each other Lender shall have been deemed to have purchased from the Swing Line Lender a participation in such Swing Line Loan in an amount equal to the product of such Lender’s Pro Rata Share times the outstanding principal balance of the Swing Line Loan at such date and such sale and purchase shall otherwise be in accordance with the terms of this Agreement.
     Section 2.4 Revolving Advances.
     (a) Notice. Each Revolving Borrowing shall be made pursuant to a Notice of Borrowing given not later than (i) 2:00 p.m. (Houston, Texas time) on the third Business Day before the date of the proposed Revolving Borrowing, in the case of a Eurodollar Advance or (ii) 2:00 p.m. (Houston, Texas time) on the Business Day before the date of the proposed Revolving Borrowing, in the case of a Base Rate Advance, by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice of such proposed Revolving Borrowing by telecopier or telex. Each Notice of Borrowing shall be by facsimile or telex, confirmed immediately by the Borrower with a hard copy (other than with respect to notice sent by facsimile), specifying (i) the requested date of such Revolving Borrowing, (ii) the Type and Class of Advances comprising such Revolving Borrowing, (iii) the aggregate amount of such Revolving Borrowing, and (iv) if such Revolving Borrowing is to be comprised of Eurodollar Advances, Interest Period for each such Advance. In the case of a proposed Revolving Borrowing comprised of Eurodollar Advances, the Administrative Agent shall promptly notify each Lender of the applicable interest rate under Section 2.8(b). Each Lender shall, before 12:00 noon (Houston, Texas time) on the date of such Revolving Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at its address referred to in Schedule 9.8, or such other location as the Administrative Agent may specify by notice to the Lenders, in same day funds, such Lender’s Pro Rata Share of such Revolving Borrowing. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article 3, the Administrative Agent will make such funds available to the Borrower at its account with the Administrative Agent or by wire transfer to an account in the name of the Borrower specified by the Borrower in the applicable Notice of Borrowing, as the Borrower may request; provided that, the initial Revolving Borrowing on the Effective Date may be made by wire transfer to accounts in the name of third parties specified by the Borrower to the Administrative Agent, to the extent required in connection with the consummation of the transactions contemplated hereby and the Wedge Acquisition and the Competition Acquisition.

     (b) Conversions and Continuations. In order to elect to Convert or continue a Revolving Advance under this paragraph, the Borrower shall deliver an irrevocable Notice of Conversion or Continuation to the Administrative Agent at the Administrative Agent’s office no later than 2:00 p.m. (Houston, Texas time) (i) one (1) Business Day before the date of the proposed conversion date in the case of a Conversion to a Base Rate Advance and (ii) at least three (3) Business Days in advance of the proposed Conversion or continuation date in the case of a Conversion to, or a continuation of, a Eurodollar Advance. Each such Notice of Conversion or Continuation shall be by telex or facsimile confirmed immediately by the Borrower with a hard copy (other than with respect to notice sent by facsimile), specifying (i) the requested Conversion or continuation date (which shall be a Business Day), (ii) the amount, Type, and Class of the Advance to be Converted or continued, (iii) whether a Conversion or continuation is requested and, if a Conversion, into what Type of Advance, and (iv) in the case of a Conversion to, or a continuation of, a Eurodollar Advance, the requested Interest Period. Promptly after receipt of a Notice of Conversion or Continuation under this paragraph, the Administrative Agent shall provide each Lender with a copy thereof and, in the case of a Conversion to or a Continuation of a Eurodollar Advance, notify each Lender of the applicable interest rate under Section 2.8(b). The portion of Advances comprising part of the same Borrowing that are converted to Advances of another Type shall constitute a new Borrowing.
     (c) Certain Limitations. Notwithstanding anything in paragraphs (a) and (b) above:
     (i) at no time shall there be more than nine (9) Interest Periods applicable to outstanding Eurodollar Advances, and the minimum aggregate amount of Eurodollar Advances with the same Interest Period shall be $1,000,000.00 and a multiple of $500,000.00 in excess thereof;
     (ii) the Borrower may not select Eurodollar Advances for any Borrowing at any time when an Event of Default has occurred and is continuing;
     (iii) if any Lender shall, at least one (1) Business Day before the date of any requested Revolving Borrowing, notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other governmental authority asserts that it is unlawful, for such Lender or its Eurodollar Lending Office to perform its obligations under this Agreement to make, fund or maintain Eurodollar Advances,  (A) the obligation of such Lender to make such Eurodollar Advance as part of the requested Borrowing or for any subsequent Borrowing shall be suspended until such Lender shall notify the Borrower that the circumstances causing such suspension no longer exist and such Lender’s portion of such requested Borrowing or any subsequent Borrowing of Eurodollar Advances shall be made in the form of a Base Rate Advance, and (B) such Lender agrees to use commercially reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such designation would avoid the effect of this paragraph and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender;
     (iv) if the Administrative Agent is unable to determine the Eurodollar Rate for Eurodollar Advances comprising any requested Revolving Borrowing, the right of the

Borrower to select Eurodollar Advances for such Borrowing or for any subsequent Borrowing shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Base Rate Advance;
     (v) if the Majority Lenders shall, at least one (1) Business Day before the date of any requested Revolving Borrowing, notify the Administrative Agent that the Eurodollar Rate for Eurodollar Advances comprising such Borrowing will not adequately reflect the cost to such Lenders of making or funding their respective Eurodollar Advances, as the case may be, for such Borrowing, the right of the Borrower to select Eurodollar Advances for such Borrowing or for any subsequent Borrowing shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Base Rate Advance; and
     (vi) if the Borrower shall fail to select the duration or continuation of any Interest Period for any Eurodollar Advances in accordance with the provisions contained in the definition of Interest Period in Section 1.1 and paragraph (b) above, the Administrative Agent will forthwith so notify the Borrower and the Lenders and such Advances will be made available to the Borrower on the date of such Borrowing as Eurodollar Advances with an Interest Period duration of one month or, in the case of a continuation of existing Eurodollar Advances, Convert into Base Rate Advances.
     (d) Notices Irrevocable. Each Notice of Borrowing and Notice of Conversion or Continuation delivered by the Borrower hereunder shall be irrevocable and binding on the Borrower.
     (e) Administrative Agent Reliance. Unless the Administrative Agent shall have received notice from a Lender before the date of any Revolving Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Pro Rata Share of any Borrowing, the Administrative Agent may assume that such Lender has made its Pro Rata Share of such Borrowing available to the Administrative Agent on the date of such Borrowing in accordance with Section 2.4(a), and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made its Pro Rata Share of such Revolving Borrowing available to the Administrative Agent, such Lender and the Borrower severally agree to immediately repay to the Administrative Agent on demand such corresponding amount, together with interest on such amount, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable on such day to Advances comprising such Borrowing and (ii) in the case of such Lender, the lesser of (A) the Federal Funds Rate for such day and (B) the Maximum Rate. If such Lender shall repay to the Administrative Agent such corresponding amount and interest as provided above, such corresponding amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement even though not made on the same day as the other Advances comprising such Borrowing.

     Section 2.5 Prepayments.
     (a) Right to Prepay. The Borrower shall have no right to prepay any principal amount of any Advance except as provided in this Section 2.5.
     (b) Optional. The Borrower may elect at any time or from time to time to prepay any of the Advances without penalty or premium except as set forth in Section 2.10 by delivering a Notice of Payment to the Administrative Agent by 11:00 a.m. (Houston, Texas time) (i) in the case of Eurodollar Advances, at least three (3) Business Days prior to the date of the proposed prepayment or (ii) in case of Base Rate Advances, on the Business Day of the proposed prepayment. If any such Notice of Payment is given, the Borrower shall prepay Advances comprising part of the same Borrowing in whole or ratably in part in an aggregate principal amount equal to the amount specified in such Notice of Payment, together with accrued interest to the date of such prepayment on the principal amount prepaid and amounts, if any, required to be paid pursuant to Section 2.10 as a result of such prepayment being made on such date; provided that (i) each optional partial prepayment of a Borrowing comprised of Eurodollar Advances shall be in a minimum amount not less than $1,000,000.00 and in multiple integrals of $500,000.00 in excess thereof, and (ii) each optional partial prepayment of a Borrowing comprised of Base Rate Advances shall be in a minimum amount not less than $500,000.00 and in multiple integrals of $100,000.00 in excess thereof. Notwithstanding anything to the contrary contained herein, Borrower may (subject to payment to the Lenders of any applicable amounts under Section 2.10 hereof) rescind any Notice of Payment under this Section 2.5(b) if such prepayment would have resulted from a refinancing of this Agreement, which refinancing shall not be consummated or shall otherwise be delayed.
     (c) Mandatory.
     (i) On any date that the sum of the Revolving Loan plus the Letter of Credit Exposure plus the Swing Line Loan exceeds the Total Commitment then in effect, the Borrower shall, within one (1) Business Day, to the extent of such excess, first prepay to the Administrative Agent for the benefit of the Swing Line Lender (and the other Lenders, as applicable) the outstanding principal amount of the Swing Line Advances, second prepay to the Administrative Agent for the benefit of the Lenders on a pro rata basis the outstanding principal amount of the Revolving Advances and any unpaid amounts of the Letter of Credit Obligations owed to the Lenders; and third make deposits into the Cash Collateral Account to provide cash collateral in the amount of such excess for the remaining Letter of Credit Exposure.
     (ii) Upon the occurrence of any Disposition or any Recovery Event in excess of $10,000,000.00 (except (i) to the extent that a Reinvestment Notice shall be delivered in respect of such Disposition or Recovery Event, (ii) Dispositions described in clauses (a) through (h) and (j) and (k) of Section 6.8 or (iii) with respect to cash receipts in the ordinary course of business of the applicable recipient), then on the date of receipt by the Borrower or the applicable Restricted Subsidiary of the Net Cash Proceeds related thereto, the Advances shall immediately be prepaid by an amount equal to the amount of such Net Cash Proceeds; provided that, notwithstanding the foregoing, on each Reinvestment Prepayment Date the Advances shall be prepaid by an amount equal to the

Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event. For purposes of calculating the Net Cash Proceeds received from a Disposition or from a Recovery Event, such proceeds shall be determined as of the date of the applicable Disposition or Recovery Event, whether or not received on such date, but no such amount shall be required to be applied to prepayment of the Advances pursuant to this Section until received by the applicable Person. The provisions of this Section do not constitute a consent to the consummation of any Disposition not permitted by Section 6.8.
     (iii) The Borrower agrees to make a mandatory prepayment of the Advances by an amount equal to 75% of the Debt Incurrence Proceeds that the Borrower or any of its Restricted Subsidiaries receives from each Debt Incurrence after the Effective Date within thirty (30) days after the date of each such Debt Incurrence.
     (iv) The Borrower agrees to make a mandatory prepayment of the Advances by an amount equal to 75% (or, so long as the Leverage Ratio is less than 1.75 to 1.00, 0%) of the Equity Issuance Proceeds that the Borrower or any of its Restricted Subsidiaries receives from each Equity Issuance after the Effective Date within thirty (30) days after the date of each such Equity Issuance.
     (d) Interest; Costs. Each prepayment pursuant to this Section 2.5 shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.10 as a result of such prepayment being made on such date.
     (e) Application of Prepayments. Each mandatory prepayment of an Advance required by Section 2.5(c) shall be applied first to repay the Swing Line Advances until such time as the Swing Line Loan is repaid in full, second to repay the Revolving Advances until the Revolving Loan is repaid in full, and third to make deposits into the Cash Collateral Account to provide cash collateral in the amount of such excess for the Letter of Credit Exposure.
     Section 2.6 Repayment.
     (a) Revolving Advances. The Borrower shall pay to the Administrative Agent for the ratable benefit of each Lender the aggregate outstanding principal amount of the Revolving Advances on the Maturity Date.
     (b) Swing Line Advances. Each outstanding Swing Line Advance made by the Swing Line Lender shall be paid in full on the Maturity Date.
     Section 2.7 Fees.
     (a) Commitment Fees. The Borrower agrees to pay from the date of this Agreement until the Maturity Date to the Administrative Agent for the account of each Lender a Commitment Fee calculated by the Administrative Agent on the average daily amount by which (i) such Lender’s Revolving Commitment exceeds (ii) the sum of such Lender’s outstanding Revolving Advances plus such Lender’s Pro Rata Share of the Letter of Credit Exposure at a rate per annum equal to the Applicable Margin for Commitment Fees for such period. The Commitment Fee is due quarterly in arrears on March 31, June 30, September 30, and December

31 of each year commencing on June 30, 2008, and on the Maturity Date. For purposes of this Section 2.7(a) only, amounts advanced under the Swing Line Note shall not in any way reduce the amount of the unused Total Commitment.
     (b) Fees for Letters of Credit. The Borrower agrees to pay the following:
     (i) To the Administrative Agent for the pro rata benefit of the Lenders a per annum letter of credit fee for Letters of Credit issued hereunder in an amount equal to the greater of (A) the Applicable Margin for Eurodollar Advances for such period multiplied by the average daily undrawn amount of all Letters of Credit outstanding during such period or (B) $600.00. Such fees shall be due and payable quarterly in arrears on March 31, June 30, September 30, and December 31 of each year, and on the Maturity Date.
     (ii) To the Issuing Lender, a fronting fee for each Letter of Credit (other than the Existing Letters of Credit) equal to the greater of (A) .125% per annum on the face amount of such Letter of Credit and (B) $600.00. Such fee shall be due and payable in advance on the date of the issuance of the Letter of Credit, and, in the case of an increase or extension only, on the date of such increase or such extension.
(iii) To the Issuing Lender such other usual and customary fees associated with any transfers, amendments, drawings, negotiations or reissuances of any Letters of Credit. Such fees shall be due and payable as requested by the Issuing Lender in accordance with the Issuing Lender’s then current fee policy.
The Borrower shall have no right to any refund of letter of credit fees previously paid by the Borrower, including any refund claimed because the Borrower cancels any Letter of Credit prior to its expiration date.
     (c) Fee Letter. The Borrower agrees to pay the fees as set forth in the Fee Letter.
     Section 2.8 Interest.
     (a) Base Rate Advances. Each Base Rate Advance shall bear interest at the Adjusted Base Rate in effect from time to time plus the Applicable Margin for Base Rate Advances for such period. The Borrower shall pay to Administrative Agent for the ratable benefit of each Lender all accrued but unpaid interest on such Lender’s Base Rate Advances on each March 31, June 30, September 30, and December 31 commencing on March 31, 2008, and on the Maturity Date. Each Swing Line Advance shall bear interest at the Adjusted Base Rate in effect from time to time plus the Applicable Margin for Base Rate Advances for such period.
     (b) Eurodollar Advances. Each Eurodollar Advance shall bear interest during its Interest Period equal to at all times the Eurodollar Rate for such Interest Period plus the Applicable Margin for Eurodollar Advances for such period. The Borrower shall pay to the Administrative Agent, for the ratable account of each Lender all accrued but unpaid interest on outstanding Eurodollar Advances on the last day of the Interest Period therefor (provided that for Eurodollar Advances with Interest Periods longer than three months, accrued but unpaid interest shall also be due on each three month anniversary of the first day of such Interest Period), on the date any Eurodollar Advance is repaid in full, and on the Maturity Date.

     (c) Additional Interest on Eurodollar Advances. The Borrower shall pay to the Administrative Agent for the account of any applicable Lender, so long as such Lender shall be required under regulations of the Federal Reserve Board applicable to all Lenders regulated by the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Eurodollar Advance of such Lender, from the date such requirement is imposed until the earlier of (i) the date such requirement is no longer imposed and (ii) the date on which such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (A) the Eurodollar Rate for the Interest Period for such Eurodollar Advance from (B) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Advance. Such additional interest payable hereunder to the Administrative Agent for the account of any applicable Lender shall be determined in good faith by such Lender and notified to the Administrative Agent and the Borrower at least three (3) Business Days before each date on which such interest is payable (such notice to include, in reasonable detail, the calculation of such additional interest, which calculation shall be conclusive in the absence of manifest error).
     (d) Default Rate. Notwithstanding the foregoing, at the Administrative Agent’s or the Majority Lenders’ option with respect to Revolving Advances and at the Swing Line Lender’s option with respect to Swing Line Advances, (i) if any principal of or interest on any Advance or any fee or other amount payable by any Credit Party hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise (after giving effect to the grace period set forth in Section 7.1(a)), such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (A) in the case of overdue principal of any Advance, 2% plus the rate otherwise applicable to such Advance as provided in the preceding paragraphs of this Section 2.8 or (B) in the case of any other amount, 2% plus the rate applicable to Base Rate Advances as provided in paragraph (a) of this Section 2.8 and (ii) without duplication, if an Event of Default under Section 7.1(g) has occurred and is continuing, each Advance shall bear interest, after as well as before judgment, at a rate per annum equal to 2% plus the rate otherwise applicable to such Advance as provided in the preceding paragraphs of this Section 2.8.
     Section 2.9 Illegality. If any Lender shall notify the Borrower that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other governmental authority asserts that it is unlawful, for such Lender or its Applicable Lending Office to perform its obligations under this Agreement or to make, maintain, or fund any Eurodollar Advances of such Lender then outstanding hereunder, (a) the Borrower shall, no later than 11:00 a.m. (Houston, Texas, time) (i) if not prohibited by law, on the last day of the Interest Period for each outstanding Eurodollar Advance or (ii) if required by such notice, on the second Business Day following its receipt of such notice, prepay all of the Eurodollar Advances of such Lender then outstanding, together with accrued interest on the principal amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.10 as a result of such prepayment being made on such date, (b) such Lender shall simultaneously make a Base Rate Advance to the Borrower on such date in an amount equal to the aggregate principal amount of the Eurodollar Advances prepaid to such Lender, and (c) the right of the Borrower to select Eurodollar Advances from such Lender for any subsequent Borrowing shall be suspended until such Lender shall notify the Borrower that the circumstances causing such suspension no longer exist. Each Lender agrees to use commercially reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such designation would avoid the effect of this paragraph and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.
     Section 2.10 Breakage Costs.
     (a) Funding Losses. In the case of any Revolving Borrowing which the related Notice of Borrowing specifies is to be comprised of Eurodollar Advances, the Borrower shall indemnify each Lender against any loss, out-of-pocket cost, or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article 3, including, without limitation, any loss (excluding any loss of anticipated profits), cost, or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by such Lender to fund the Eurodollar Advance to be made by such Lender as part of such Borrowing when such Eurodollar Advance, as a result of such failure, is not made on such date.
     (b) Prepayment Losses. If (i) any payment of principal of any Eurodollar Advance is made other than on the last day of the Interest Period for such Advance as a result of any prepayment, payment pursuant to Section 2.9, the acceleration of the maturity of the Notes, or for any other reason or (ii) the Borrower fails to make a principal or interest payment with respect to any Eurodollar Advance on the date such payment is due and payable, the Borrower shall, within ten (10) days of any written demand sent by the Administrative Agent on behalf of a Lender to the Borrower, pay to the Administrative Agent for the benefit of such Lender any amounts determined in good faith by such Lender to be required to compensate such Lender for any additional losses, out-of-pocket costs, or expenses which it may reasonably incur as a result of such payment or nonpayment, including, without limitation, any loss (excluding loss of anticipated profits), cost, or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.
     Section 2.11 Increased Costs.
     (a) Eurodollar Advances. If, after the Effective Date, the adoption of any applicable law, rule, or regulation, or any change in any applicable law, rule, or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by financial institutions generally, including a Lender (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such governmental authority, central bank, or comparable agency:
     (i) shall impose, modify, or deem applicable any reserve, special deposit, assessment, or similar requirement (other than by way of imposition or increase of reserve requirements included in the Eurodollar Rate Reserve Percentage) relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, financial institutions generally, including such Lender (or its Applicable Lending Office), including the Commitment of such Lender hereunder; or

     (ii) shall impose on financial institutions generally, including such Lender (or its Applicable Lending Office), or on the London interbank market any other condition affecting this Agreement or its Notes or any of such extensions of credit or liabilities or commitments;
and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) of making, Converting into, continuing, or maintaining any Eurodollar Advances or to reduce any sum received or receivable by such Lender (or its Applicable Lending Office) under this Agreement or its Notes with respect to any Eurodollar Advances, then the Borrower shall pay to such Lender within three (3) Business Days after written demand made by such Lender such amount or amounts as such Lender determines in good faith to be necessary to compensate such Lender for such increased cost or reduction.
     (b) Capital Adequacy. If, after the Effective Date, any Lender shall have determined that the adoption of any applicable law, rule, or regulation regarding capital adequacy or any change therein or in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such governmental authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on the capital of financial institutions generally, including such Lender or any corporation controlling such Lender, as a consequence of such Lender’s obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change, request, or directive (taking into consideration its policies with respect to capital adequacy), then from time to time within three (3) Business Days after written demand by such Lender the Borrower shall pay to such Lender such additional amount or amounts as such Lender determines in good faith to be necessary to compensate such Lender for such reduction.
     (c) Mitigation. Each Lender shall promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the Effective Date, which will entitle such Lender to compensation pursuant to Section 2.8(c) or this Section 2.11 and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of such Lender, be otherwise disadvantageous to it. Any Lender claiming compensation under Section 2.8(c) or this Section 2.11 shall furnish to the Borrower and the Administrative Agent a statement setting forth, in reasonable detail, the additional amount or amounts to be paid to it hereunder which shall be determined by such Lender in good faith and which shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods.
     (d) Borrower shall not be required to compensate any Lender pursuant to Section 2.8(c) or this Section 2.11 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender, as the case may be, notified Borrower of such law, rule, change of law, interpretation or regulation giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided that, if such law, rule, change of law, interpretation or regulation giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
     Section 2.12 Payments and Computations.
     (a) Payments. All payments of principal, interest, and other amounts to be made by the Borrower under this Agreement and the other Credit Documents shall be made to the Administrative Agent in Dollars and in immediately available funds, without setoff, deduction, or counterclaim.
     (b) Payment Procedures. The Borrower shall make each payment under this Agreement and under the Notes not later than 11:00 a.m. (Houston, Texas time) on the day when due in Dollars to the Administrative Agent at the location referred to on Schedule 9.8 (or such other location as the Administrative Agent shall designate in writing to the Borrower) in same day funds. The Administrative Agent will promptly thereafter, and in any event prior to the close of business on the day any timely payment is made, cause to be distributed like funds relating to the payment of principal, interest or fees ratably (other than amounts payable solely to the Administrative Agent or a specific Lender pursuant to Sections 2.8(c), 2.9, 2.10, 2.11, 2.13, and 9.2 but after taking into account payments effected pursuant to Section 9.1) in accordance with each Lender’s Pro Rata Share to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon receipt of other amounts due solely to the Administrative Agent, the Issuing Lender, the Swing Line Lender, or a specific Lender, the Administrative Agent shall distribute such amounts to the appropriate party to be applied in accordance with the terms of this Agreement.
     (c) Non-Business Day Payments. Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided that if such extension would cause payment of interest on or principal of Eurodollar Advances to be made in the next following calendar month, such payment shall be made on the preceding Business Day.
     (d) Computations. All computations of interest and fees shall be made by the Administrative Agent on the basis of a year of 365/366 days for Base Rate Advances and a year of 360 days for all other interest and fees, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent of an amount of interest or fees shall be conclusive and binding for all purposes, absent manifest error.
     (e) Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances made by it in excess of its ratable share of payments on account of the Advances or Letter of Credit Obligations obtained by the Lenders, such Lender shall notify the other Lenders and forthwith purchase from the other Lenders such participations in the Advances made by it or the Letter of Credit Obligations held by it as shall be necessary to cause such purchasing Lender to share the excess payment ratably with the other Lenders; provided that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from the other Lenders shall be rescinded and each such Lender shall repay to the purchasing Lender the purchase price to the extent of such Lender’s ratable share, but without interest. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.12(e) may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.
     Section 2.13 Taxes.
     (a) No Deduction for Certain Taxes. Any and all payments by the Borrower under any of the Credit Documents to the Administrative Agent, the Issuing Lender, the Swing Line Lender or a Lender shall be made, in accordance with Section 2.12, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges, or withholdings, and all liabilities with respect thereto, excluding, in the case of the Administrative Agent, the Issuing Lender, the Swing Line Lender or a Lender, Taxes; provided that, with respect to an additional interest in Advances acquired by a Lender as an assignee, such Lender shall be entitled to receive additional amounts from the Borrower pursuant to this Section 2.13 with respect to such additional interest only to the extent that the assignor was entitled, at the time of such assignment, to receive additional amounts from the Borrower pursuant to this Section 2.13. Except as provided in Section 2.13(f), if the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable to the Administrative Agent, the Issuing Lender, the Swing Line Lender or any Lender, (i) the sum payable shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.13), such Lender receives an amount equal to the sum it would have received had no such deductions been made; (ii) the Borrower shall make such deductions; and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority or other authority in accordance with applicable law.
     (b) Other Taxes. In addition, except as provided in Section 2.13(f), the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges, or similar levies which arise from any payment made under any Credit Document or from the execution, delivery, or registration of, or otherwise with respect to, this Agreement, the Notes, or the other Credit Documents (hereinafter referred to as “Other Taxes”).
     (c) Indemnification. EXCEPT AS PROVIDED IN SECTION 2.13(F), THE BORROWER SHALL INDEMNIFY EACH LENDER, THE ISSUING LENDER, THE SWING LINE LENDER AND THE ADMINISTRATIVE AGENT, WITHIN TEN (10) DAYS AFTER WRITTEN DEMAND THEREFOR, FOR THE FULL AMOUNT OF TAXES OR OTHER TAXES (INCLUDING, WITHOUT LIMITATION, ANY TAXES OR OTHER TAXES IMPOSED ON AMOUNTS PAYABLE UNDER THIS SECTION 2.13) PAID BY SUCH LENDER, THE ISSUING LENDER, THE SWING LINE LENDER OR THE ADMINISTRATIVE AGENT (AS THE CASE MAY BE) AND ANY LIABILITY (INCLUDING INTEREST AND EXPENSES) ARISING THEREFROM OR WITH RESPECT THERETO, WHETHER OR NOT SUCH TAXES OR OTHER TAXES WERE CORRECTLY OR LEGALLY ASSERTED.

     (d) Evidence of Tax Payments. As soon as practicable after any payment of Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent a copy of any receipt issued by such Governmental Authority evidencing such payment.
     (e) Foreign Lender Withholding Exemption. Each Lender that is not incorporated under the laws of the United States of America or a state thereof and that is entitled to an exemption from United States withholding tax with respect to payments under this Agreement under applicable law or any treaty to which the United States is a party shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation (including Internal Revenue Service Forms W-8BEN or W-8ECI) prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each Lender shall promptly notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any such claimed exemption or reduction.
Without limiting the generality of the foregoing, any Lender that is not incorporated under the laws of the United States of America or a state thereof shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
     (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,
     (ii) duly completed copies of Internal Revenue Service Form W-8ECI;
     (iii) in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or
     (iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

     (f) Failure to Provide Forms. For any period with respect to which a Lender has failed to provide the Borrower or the Administrative Agent with the appropriate forms referred to in this Section 2.13 (unless such failure is due to a change in treaty, law or regulation occurring after the date on which such Lender becomes a Lender hereunder), such Lender shall not be entitled to indemnification or payment under Section 2.13(a), (b), or (c) with respect to Taxes imposed by the United States; provided that if a Lender, that is otherwise exempt from or subject to a reduced rate of withholding tax, becomes subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Lender shall reasonably request, and at the expenses of such Lender, to assist such Lender to recover such Taxes.
     (g) Mitigation. Each Lender shall use reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to select a jurisdiction for its Applicable Lending Office or change the jurisdiction of its Applicable Lending Office, as the case may be, so as to avoid the imposition of any Taxes or Other Taxes or to eliminate or reduce the payment of any additional sums under this Section 2.13; provided, that no such selection or change of jurisdiction for its Applicable Lending Office shall be made if, in the reasonable judgment of such Lender, such selection or change would be disadvantageous to such Lender.
     (h) Tax Credits and Refunds. If the Administrative Agent, the Issuing Lender, the Swing Line Lender or a Lender has determined that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional sums pursuant to this Section 2.13, or if the Administrative Agent, the Issuing Lender, the Swing Line Lender or a Lender has determined that it has received a credit from any Governmental Authority to which the Administrative Agent, the Issuing Lender, the Swing Line Lender or such Lender would not be entitled but for the payment by the Borrower of Taxes, Other Taxes or additional sums pursuant to this Section 2.13, it shall promptly pay over the amount of such refund or credit to the Borrower (but only to the extent of indemnity payments made, or additional sums paid, by the Borrower under this Section 2.13 with respect to the Taxes or Other Taxes giving rise to such refund or credit), net of all out-of-pocket expenses of the Administrative Agent, the Issuing Lender, the Swing Line Lender or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund or credit); provided, that the Borrower, upon the request of the Administrative Agent, the Issuing Lender, the Swing Line Lender or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, the Issuing Lender, the Swing Line Lender or such Lender in the event and to the extent that the Administrative Agent, the Issuing Lender, the Swing Line Lender or such Lender is required to repay such refund or credit to such Governmental Authority.
     (i) Payment. If the Administrative Agent, the Issuing Lender, the Swing Line Lender or any Lender becomes entitled to receive payment of Taxes, Other Taxes or additional sums pursuant to this Section 2.13, it shall give notice and demand thereof to the Borrower, and the Borrower (unless the Administrative Agent, the Issuing Lender, the Swing Line Lender or Lender shall withdraw such notice and demand or the Borrower is not obligated to pay such amounts) shall pay such Taxes, Other Taxes or additional sums within thirty (30) days after the Borrower’s receipt of such notice and demand; provided that the Borrower shall not be required to indemnify or reimburse the Administrative Agent, the Issuing Lender, the Swing Line Lender

or a Lender pursuant to this Section 2.13 for any Taxes, Other Taxes or additional sums imposed or asserted more than 180 days prior to the date that such party notifies the Borrower of the Taxes, Other Taxes or additional sums imposed or asserted and of such party’s intention to claim compensation therefor; provided further that, if the Taxes, Other Taxes or additional sums imposed or asserted giving rise to such claims are retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof (to the extent that such period of retroactive effect is not already included in such 180-day period).
     Section 2.14 Replacement of Lenders. If the Borrower is required pursuant to Section 2.8(c), 2.11 or 2.13 to make any additional payment to any Lender or if any Lender’s obligation to make or continue, or to convert Base Rate Advances into, Eurodollar Advances shall be suspended pursuant to 2.4(c)(iii) or 2.9 (any Lender so affected, an “Affected Lender”), or if in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions of this Agreement or any other Credit Document as contemplated by Section 9.3, the consent of Majority Lenders shall have been obtained but the consent of each Lender, or each Lender affected thereby, is required with respect thereto but has not been obtained (each a “Non-Consenting Lender”) or if any Lender is a Defaulting Lender hereunder, the Borrower may elect to replace any such Affected Lender, Non-Consenting Lender or Defaulting Lender as a Lender party to this Agreement, provided that (a) such replacement shall be at the Borrower’s sole expense and effort, including the payment of the processing fee referenced in Section 9.7(a); (b) concurrently with such replacement, another bank or other entity (which entity shall be an Eligible Assignee), as of such date, shall agree to purchase for cash the Advances and other Obligations due to such Lender pursuant to an Assignment and Acceptance and to become a Lender for all purposes under this Agreement and to assume all obligations of such Lender (which as to the assigning Lender shall be terminated as of such date) and to comply with the requirements of Section 9.7 applicable to assignments; and (c) concurrently with such replacement, the Borrower shall pay to such Lender in same day funds on the day of such replacement all interest, fees and other amounts then accrued but unpaid to such Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Lender under Sections 2.8(c), 2.11 and 2.13. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or Issuing Lender, as applicable, or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
ARTICLE 3
CONDITIONS OF LENDING
     Section 3.1 Conditions Precedent to Initial Borrowings and the Initial Letter of Credit. The obligations of each Lender to make the initial Revolving Advance and for the Issuing Lender to issue an initial Letter of Credit, if any, and the Existing Letters of Credit deemed issued on the Effective Date and the obligation of the Swing Line Lender to make the initial Swing Line Advance shall be subject to the conditions precedent that:
     (a) Documentation. The Administrative Agent shall have received the following, duly executed by all the parties thereto, each in form and substance satisfactory to the Administrative Agent:

     (i) this Agreement and all attached Exhibits and Schedules;
     (ii) the Revolving Notes and the Swing Line Note, if requested by the applicable Lender;
     (iii) the Guaranty executed by each Guarantor;
     (iv) the Security Agreement executed by each Credit Party, together with appropriate UCC-1 financing statements for filing with the appropriate authorities and, except as otherwise provided in Section 5.8, any other documents, agreements, or instruments necessary to create an Acceptable Security Interest that is superior to all other Liens (other than Permitted Liens) in the Collateral described in the Security Agreement;
     (v) the Pledge Agreement executed by each Credit Party that owns Equity Interests in another Person (other than Global Holdings and its Subsidiaries), pledging all of such Credit Party’s Equity Interests in such Persons, together with stock powers executed in blank, UCC-1 financing statements, and any other documents, agreements, or instruments necessary to create an Acceptable Security Interest that is superior to all other Liens (other than Excepted Liens) in the Collateral described in the Pledge Agreement;
     (vi) certificates of insurance issued by the applicable insurance carriers covering the Borrower’s and its Restricted Subsidiaries Properties, for such amounts and covering such risks that are contemplated by Section 5.3;
     (vii) a certificate from a Responsible Officer of the Borrower dated as of the Effective Date stating that as of such date (A) all representations and warranties of the Borrower set forth in this Agreement are true and correct and (B) no Default has occurred and is continuing;
     (viii) a certificate from a Financial Officer of the Borrower certifying that, before and after giving effect to the Borrowings contemplated hereunder and the Wedge Acquisition, the Borrower and each of its Restricted Subsidiaries, taken as a whole, are Solvent (assuming with respect to each Guarantor, that the fraudulent conveyance savings language and the contribution provisions contained in the Guaranty will be given full effect).
     (ix) a secretary’s certificate from Borrower and each Guarantor certifying such Person’s (A) officers’ incumbency, (B) authorizing resolutions, (C) Organization Documents, and (D) governmental approvals, if any, with respect to the Credit Documents to which such Person is a party;
     (x) certificates of good standing for the Borrower and each Guarantor in each state in which such Person is organized or qualified to do business, which certificate shall be dated a date not sooner than thirty (30) days prior to the Effective Date;

     (xi) a legal opinion of Fulbright & Jaworski, L.L.P. counsel to the Credit Parties;
     (xii) copies of each of the Wedge Acquisition Documents certified as of the Effective Date by a Responsible Officer of the Borrower (A) as being true and correct copies of such documents as of the Effective Date, (B) as being in full force and effect and (C) that no material term or condition thereof shall have been amended, modified or waived after the execution thereof in any respect materially adverse to the Administrative Agent or the Lenders without the prior written consent of the Administrative Agent;
     (xiii) a Notice of Borrowing and/or Letter of Credit Application, as applicable, with respect to the initial Advance or initial Letter of Credit hereunder; and
     (xiv) such other documents, governmental certificates, agreements, and lien searches as the Administrative Agent or any Lender may reasonably request.
     (b) Consents; Authorization; Conflicts. The Borrower and its Restricted Subsidiaries shall have received any consents, licenses and approvals necessary in connection with the execution, delivery, performance, validity and enforceability of this Agreement and the other Credit Documents and the Wedge Acquisition, and such approvals shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on this Agreement and the actions contemplated hereby or the Wedge Acquisition.
     (c) Representations and Warranties. The representations and warranties contained in Article 4 and in each other Credit Document shall be true and correct on and as of the Effective Date both before and after giving effect to the initial Borrowings or issuance of Letters of Credit and to the application of the proceeds from such Borrowing, as though made on and as of such date except to the extent such representations and warranties relate to a specific earlier date, in which case, such representations and warranties shall be true and correct as of such earlier date.
     (d) Payment of Fees. The Borrower shall have paid the fees and expenses required to be paid as of the Effective Date by Sections 2.7(c) and 9.1 or any other provision of a Credit Document.
     (e) Other Proceedings. No action, suit, investigation or other proceeding (including, without limitation, the enactment or promulgation of a statute or rule) by or before any arbitrator or any Governmental Authority shall be pending or, to the knowledge of the Borrower, threatened, and no preliminary or permanent injunction or order by a state or federal court shall have been entered (i) in connection with this Agreement or any transaction contemplated hereby or the Wedge Acquisition or (ii) which, in any case, in the judgment of the Administrative Agent, could reasonably be expected to result in a Material Adverse Change.
     (f) Material Adverse Change. No event or circumstance that could reasonably be expected to result in a material adverse change in the business, condition (financial or otherwise), or results of operations of (i) the Borrower and its Restricted Subsidiaries, taken as a whole, shall have occurred since September 30, 2007 or (ii) the Wedge Entities, taken as a whole, shall have occurred since December 31, 2006.
     (g) Appraisals. The Administrative Agent shall have received a written appraisal in form and substance satisfactory to the Administrative Agent reflecting an aggregate orderly liquidation value greater than $500,000,000 for all fixed assets of the Borrower and its Restricted Subsidiaries which constitute Collateral.
     (h) Financial Statements. The Administrative Agent shall have received (i) the audited annual financial statements for the Borrower and its Restricted Subsidiaries (other than the Wedge Entities) dated as of December 31, 2007, (ii) the audited annual financial statements for the Wedge Entities (including the measurement and control unit) dated as of December 31, 2006, (iii) the unaudited monthly financial statements for the Wedge Entities (including the measurement and control unit) dated as of September 30, 2007, (iv) the unaudited monthly financial statements for the Wedge Entities (excluding the measurement and control unit) dated as of January 31, 2008 and (v) a report in form and substance reasonably satisfactory to the Administrative Agent detailing accounts receivable and accounts payable agings for the Borrower and its Restricted Subsidiaries and the Wedge Entities.
     (i) Existing Credit Agreements. The Administrative Agent shall have received evidence that the Existing Credit Agreements have been or concurrently with the Effective Date are being terminated and all Liens securing obligations under the Existing Credit Agreements have been or concurrently with the Effective Date are being released.
     (j) Consummation of the Wedge Acquisition. The Administrative Agent shall have received evidence satisfactory to the Administrative Agent confirming that the Wedge Acquisition shall have been consummated or shall substantially contemporaneously with the initial Revolving Advance be consummated.
     (k) Security Documents. The Administrative Agent shall have received all evidence required by the Administrative Agent in its reasonable discretion necessary to determine that arrangements have been made for the Administrative Agent to have an Acceptable Security Interest that is superior to all other Liens (other than Permitted Liens) in the Collateral (except as otherwise provided in Section 5.8), including, without limitation, (i) the delivery to the Administrative Agent of such financing statements under the Uniform Commercial Code for filing in such jurisdictions as the Administrative Agent may require, (ii) lien, tax and judgment searches conducted on the Credit Parties reflecting no Liens other than Permitted Liens against any of the Collateral as to which perfection of a Lien is accomplished by the filing of a financing statement and (iii) lien releases with respect to any Collateral (including Collateral owned by the Wedge Entities) currently subject to a Lien other than Permitted Liens.
     Section 3.2 Conditions Precedent to Each Borrowing and to Each Issuance, Extension or Renewal of a Letter of Credit. The obligation of each Lender to make an Advance on the occasion of each Borrowing (including the initial Borrowing) and the obligation of the Issuing Lender to issue, renew or extend a Letter of Credit (including without limitation, the Existing Letters of Credit deemed issued on the Effective Date) shall be subject to the further conditions precedent that on the date of such Borrowing or such issuance, renewal or extension:

     (a) Representations and Warranties. As of the date of the making of any Advance or the issuance, renewal or extension of any Letter of Credit, the representations and warranties made by any Credit Party contained in the Credit Documents shall be true and correct in all material respects on such date, except that any representation and warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date and each request for the making of any Advance or issuance, renewal or extension of any Letter of Credit and the making of such Advance or the issuance, renewal or extension of such Letter of Credit shall be deemed to be a reaffirmation of such representations and warranties.
     (b) Default. As of the date of the making of any Advance or the issuance, renewal or extension of any Letter of Credit, there shall exist no Default, and the making of the Advance or the issuance, renewal or extension of any Letter of Credit, as applicable, would not cause a Default.
     Section 3.3 Determinations Under Sections 3.1 and 3.2. For purposes of determining compliance with the conditions specified in Sections 3.1 and 3.2, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Credit Documents shall have received written notice from such Lender prior to the Borrowings hereunder specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of such Borrowings.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES
     The Borrower represents and warrants as follows:
     Section 4.1 Organization. The Borrower and each Restricted Subsidiary is duly and validly organized and existing and in good standing under the laws of its jurisdiction of incorporation or formation and is authorized to do business and is in good standing in all jurisdictions in which such qualifications or authorizations are necessary except to the extent the failure to be so authorized or, in the case of Borrower’s Restricted Subsidiaries, to be in good standing could not reasonably be expected to result in a Material Adverse Change. As of the Effective Date, the Borrower and each Restricted Subsidiary’s type of organization and jurisdiction of incorporation or formation are set forth on Schedule 4.1.
     Section 4.2 Authorization. The execution, delivery, and performance by each Credit Party of each Credit Document to which such Credit Party is a party and the consummation of the transactions contemplated thereby and the consummation of the Wedge Acquisition (a) are within such Credit Party’s corporate, partnership or limited liability company powers, (b) have been duly authorized by all necessary corporate, limited liability company or partnership action, (c) do not contravene any Organization Document binding on or affecting such Credit Party, (d) do not contravene any law or any contractual restriction binding on or affecting such Credit Party, (e) do not result in or require the creation or imposition of any Lien prohibited by this

Agreement, and (f) do not require any authorization or approval or other action by, or any notice or filing with, any Governmental Authority, except, in the case of clauses (d) and (f), to the extent such contravention or the failure to obtain authorization, approval or notice or take other action could not reasonably be expected to have a Material Adverse Change.
     Section 4.3 Enforceability. The Credit Documents have each been duly executed and delivered by each Credit Party that is a party thereto and each Credit Document constitutes the legal, valid, and binding obligation of each Credit Party that is a party thereto, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws at the time in effect affecting the rights of creditors generally and to the effect of general principles of equity whether applied by a court of law or equity.
     Section 4.4 Financial Condition.
     (a) The audited annual financial statements for the Borrower and its Restricted Subsidiaries (other than the Wedge Entities) dated as of December 31, 2007 and the unaudited quarterly financial statements for the Wedge Entities dated as of September 30, 2007 delivered pursuant to Section 3.1(h) are true and correct in all material respects and present fairly in all material respects the consolidated financial condition of the Borrower and its Restricted Subsidiaries (other than the Wedge Entities) or the Wedge Entities, respectively, as of the respective dates thereof except as otherwise expressly noted therein, and in the case of the unaudited quarterly financial statements mentioned above, subject to the absence of footnotes and to normal year-end adjustments. As of the date of the aforementioned financial statements, there were no material contingent obligations, material unaccrued liabilities for taxes, material unusual forward or long-term commitments, or material unrealized or anticipated losses of the applicable Persons, except as disclosed therein or in writing to the Administrative Agent prior to the Effective Date and adequate reserves for such items have been made in accordance with GAAP.
     (b) Since December 31, 2007, no Material Adverse Change has occurred with respect to the Borrower and its Restricted Subsidiaries (other than the Wedge Entities). Since September 30, 2007, no Material Adverse Change has occurred with respect to the Wedge Entities.
     Section 4.5 Ownership and Liens; Real Property. The Borrower and each Restricted Subsidiary (a) has good and marketable title to, or a valid leasehold interest in, all real Property, and good title to all personal Property, in each case necessary for its business, including as of the Effective Date the Property reflected in the financial statements referred to in Section 4.4(a), and (b) none of the Property owned or leased by any such Person is subject to any Lien except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purpose and Permitted Liens.
     Section 4.6 True and Complete Disclosure. All written factual information (whether delivered before or after the date of this Agreement) prepared by or on behalf of the Borrower and the Subsidiaries and furnished to the Administrative Agent and the Lenders for purposes of or in connection with this Agreement, any other Credit Document or any transaction contemplated hereby or thereby is true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not materially misleading at such time; provided that with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that such projections may vary from actual results and that such variances may be material. There is no fact known to any Responsible Officer of the Borrower or any Subsidiary on the date of this Agreement that has not been disclosed to the Administrative Agent that could reasonably be expected to result in a Material Adverse Change.
     Section 4.7 Litigation. There are no actions, suits, or proceedings pending or, to Borrower’s knowledge, threatened against the Borrower or any Restricted Subsidiary, at law, in equity, or in admiralty, or by or before any Governmental Authority, which (a) could reasonably be expected to result in a Material Adverse Change or (b) purports to affect the legality, validity, binding effect or enforceability of this Agreement, any Note, any other Credit Document, the Wedge Acquisition or the Wedge Acquisition Documents. Additionally, except as disclosed in writing to the Administrative Agent and the Lenders, there is no pending or, to the Borrower’s knowledge, threatened action or proceeding instituted against any of the Borrower or any Restricted Subsidiary which seeks to adjudicate any of the Borrower or any Restricted Subsidiary as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its Property; provided that this Section 4.7 does not apply with respect to Environmental Claims.
     Section 4.8 Compliance with Agreements. Neither the Borrower nor any Restricted Subsidiary is a party to any indenture, loan or credit agreement or any lease or any other type of agreement or instrument or subject to any charter or corporate restriction or provision of applicable law or governmental regulation the performance of or compliance with which could reasonably be expected to cause a Material Adverse Change. Neither the Borrower nor any Restricted Subsidiary is in default, or has received a notice of default, under or with respect to any contract, agreement, lease or any other type of agreement or instrument to which the Borrower or such Restricted Subsidiary is a party that could reasonably be expected to have a Material Adverse Change.
     Section 4.9 Pension Plans. (a) All Plans are in compliance in all material respects with all applicable provisions of ERISA, (b) no Termination Event has occurred with respect to any Plan that would result in an Event of Default under Section 7.1(i), and each Plan has complied with and been administered in all material respects in accordance with applicable provisions of ERISA and the Code, (c) no “accumulated funding deficiency” (as defined in Section 302 of ERISA) has occurred with respect to any Plan and there has been no excise tax imposed upon the Borrower or any Restricted Subsidiary under Section 4971 of the Code, (d) to the knowledge of Borrower, no Reportable Event has occurred with respect to any Multiemployer Plan, and each Multiemployer Plan has complied with and been administered in accordance with applicable provisions of ERISA and the Code, (e) the present value of all benefits vested under each Plan (based on the assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed the value of the assets of such Plan allocable to such vested benefits, (f) neither the Borrower nor any member of the Controlled Group has had a complete or partial withdrawal from any Multiemployer Plan for which there is any unsatisfied withdrawal liability, and (g) as of the most recent valuation date applicable thereto, neither the Borrower nor any member of the Controlled Group would become subject to any liability under ERISA if the Borrower or any member of the Controlled Group has received notice that any Multiemployer Plan is insolvent or in reorganization, except with respect to clauses (c) through (g), as could not reasonably be expected to result in a Material Adverse Change. Based upon GAAP existing as of the date of this Agreement and current factual circumstances, the Borrower has no reason to believe that the annual cost during the term of this Agreement to the Borrower or any member of the Controlled Group for post-retirement benefits to be provided to the current and former employees of the Borrower or any member of the Controlled Group under Plans that are welfare benefit plans (as defined in Section 3(1) of ERISA) could reasonably be expected to result in a Material Adverse Change.
     Section 4.10 Environmental Condition.
     (a) Permits, Etc. Except as set forth on Schedule 4.10, the Borrower and the Restricted Subsidiaries (i) have obtained all material Environmental Permits necessary for the ownership and operation of their respective Properties and the conduct of their respective businesses; (ii) for the past five years have been and are currently in material compliance with all terms and conditions of such Environmental Permits and with all other material requirements of applicable Environmental Laws; (iii) have not received written notice of any material violation or alleged material violation of any Environmental Law or Environmental Permit; and (iv) are not subject to any material actual or contingent Environmental Claim.
     (b) Certain Liabilities. Except as set forth on Schedule 4.10, none of the present or, to the Borrower’s knowledge, previously owned or operated Property of the Borrower or the Restricted Subsidiaries or, to the Borrower’s knowledge, of any of their respective former Subsidiaries, wherever located, (i) has been placed on or proposed to be placed on the National Priorities List, the Comprehensive Environmental Response Compensation Liability Information System list, or their state or local analogs; (ii) is currently subject to an investigation or remediation, cleanup, closure, restoration, reclamation, or other response activity under any Environmental Laws that could be material; (iii) is subject to a Lien, arising under or in connection with any Environmental Laws, that attaches to any revenues or to any Property owned or operated by the Borrower or any Restricted Subsidiary, wherever located; or (iv) has been subject to a Release of Hazardous Substances or Hazardous Wastes from present or past operations for which a Response is currently required under Environmental Law that could be material.
     (c) Certain Actions. Except as set forth on Schedule 4.10, without limiting the foregoing, (i) all necessary material notices have been properly filed, and, except as would not result in a Material Adverse Change, no further action is required under current applicable Environmental Law as to each Response or other restoration or remedial project undertaken by the Borrower, any Restricted Subsidiary or any of their respective former Subsidiaries on any of their presently or formerly owned or operated Property and (ii) the present and, to the Borrower’s knowledge, future liability, if any, of the Borrower or of any Restricted Subsidiary which could reasonably be expected to arise in connection with requirements under Environmental Laws could not reasonably be expected to result in a Material Adverse Change.
     Section 4.11 Subsidiaries. The Borrower has no Subsidiaries other than those listed on Schedule 4.11 as of the Effective Date. Each Material Subsidiary of the Borrower (including any such Material Subsidiary formed or acquired subsequent to the Effective Date) has complied with the requirements of Section 5.6.
     Section 4.12 Investment Company Act. Neither the Borrower nor any Restricted Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended. Neither the Borrower nor any Restricted Subsidiary is subject to regulation under any Federal or state statute, regulation or other Legal Requirement which limits its ability to incur Debt.
     Section 4.13 Taxes. (a) Proper and accurate (in all material respects), Federal and material state, local and foreign tax returns, reports and statements required to be filed (after giving effect to any extension granted in the time for filing) by the Borrower, any Restricted Subsidiary, or any member of the Tax Group have been filed with the appropriate Governmental Authorities, and (b) all taxes and other impositions due and payable have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof except (i) taxes that are being contested in good faith and by appropriate proceedings or (ii) to the extent that the failure to do so could not be reasonably expected to result in a Material Adverse Change. Proper and accurate amounts have been withheld by the Borrower and all other members of the Tax Group from their employees for all periods to comply in all material respects with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law.
     Section 4.14 Permits, Licenses, etc. The Borrower and each Restricted Subsidiary possesses all permits, licenses, patents, patent rights or licenses, trademarks, trademark rights, trade names rights, and copyrights which are material to the conduct of its business. The Borrower and each Restricted Subsidiary manages and operates its business in accordance with all applicable Legal Requirements except to the extent the failure to comply therewith could not reasonably be expected to have a Material Adverse Change.
     Section 4.15 Use of Proceeds. The proceeds of the Advances will be used by the Borrower for the purposes described in Section 6.6. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U). No proceeds of any Advance will be used to purchase or carry any margin stock in violation of Regulation T, U or X.
     Section 4.16 Condition of Property; Casualties. The material Properties used or to be used in the continuing operations of the Borrower and the Restricted Subsidiaries, are in good working order and condition, normal wear and tear and casualty and condemnation excepted.
     Section 4.17 Insurance. The Borrower and each Restricted Subsidiary carries insurance with reputable insurers in respect of their respective Properties, in such amounts and against such risks as is customarily maintained by other Persons of similar size engaged in similar businesses or, self-insure to the extent that is customary for Persons of similar size engaged in similar businesses.
ARTICLE 5
AFFIRMATIVE COVENANTS
     So long as any Obligation (other than (a) Letter of Credit Obligations which are not yet due and payable in connection with Letters of Credit which have been cash collateralized in accordance with Sections 2.2(a)(ii), 2.5(e), 7.2(b) or 7.3(b) and (b) contingent indemnification obligations which are not due and payable and which by their terms survive the termination or expiration of this Agreement and the other Credit Documents) shall remain unpaid, any Lender shall have any Revolving Commitment hereunder, or there shall exist any Letter of Credit Exposure (other than Letter of Credit Exposure which has been cash collateralized in accordance with Sections 2.2(a)(ii), 2.5(e), 7.2(b) or 7.3(b)), the Borrower agrees to comply, and to cause each Restricted Subsidiary to comply, with the following covenants.
     Section 5.1 Organization. The Borrower shall, and shall cause each Restricted Subsidiary to, preserve and maintain its partnership, limited liability company or corporate existence, rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified as a foreign business entity in each jurisdiction in which qualification is necessary or desirable in view of its business and operations or the ownership of its Properties except to the extent the failure to do so could not reasonably be expected to result in a Material Adverse Change; provided, however, that nothing herein contained shall prevent any transaction permitted by Section 6.7 or Section 6.8.
     Section 5.2 Reporting.
     (a) Annual Financial Reports of the Borrower. The Borrower shall provide, or shall cause to be provided, to the Administrative Agent, as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower commencing with the fiscal year ending on December 31, 2008, the unqualified (except for qualifications relating to changes in accounting principles or practices reflecting changes in GAAP) audited annual Financial Statements, all prepared in all material respects in conformity with GAAP consistently applied and all as audited by certified public accountants reasonably acceptable to the Administrative Agent together with a duly completed Compliance Certificate that shall include a certification by a Financial Officer of the Borrower that no Default has occurred and is continuing.
     (b) Quarterly Financial Reports. The Borrower shall provide to the Administrative Agent, as soon as available, but in any event within (x) sixty (60) days after the end of the fiscal quarter ending on March 31, 2008 and (y) ten (10) days after required to be filed with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934 after the end of each of the first three fiscal quarters of each fiscal year of the Borrower commencing with the fiscal quarter ending on June 30, 2008, (i) internally prepared Financial Statements as of the close of such fiscal quarter and (ii) a comparison of such Financial Statements to the Financial Statements for the corresponding fiscal period of the preceding fiscal year, all of which shall be certified by a Financial Officer of the Borrower as fairly presenting in all material respects the financial condition of the Borrower, and a duly completed Compliance Certificate that shall include a certification by a Financial Officer of the Borrower that no Default has occurred and is continuing.
     (c) Defaults. The Borrower shall provide to the Administrative Agent promptly, but in any event within five (5) Business Days after the occurrence thereof, a notice of each Default known to the Borrower or any Restricted Subsidiary, together with a statement of a Responsible Officer of the Borrower setting forth the details of such Default and the actions which the Borrower has taken and proposes to take with respect thereto.
     (d) Asset Coverage Ratio Certificate; Appraisal Reports. If the Leverage Ratio is equal to or greater than 2.25 to 1.00 at the end of any fiscal quarter, the Borrower shall deliver to the Administrative Agent as soon as available, but in any event on or prior to the date that the Financial Statements for such fiscal quarter are required to be delivered pursuant to Sections 5.2 (a) or (b), as applicable, a certificate executed by a Financial Officer of the Borrower in form and substance reasonably satisfactory to the Administrative Agent that shall include a certification by a Financial Officer of the Borrower that the Borrower was in compliance with Section 6.19 as of the end of such fiscal quarter, together with supporting calculations (an “Asset Coverage Ratio Certificate”); provided that, if the Borrower has not previously delivered to the Administrative Agent an Appraisal Report dated within the preceding consecutive twelve month period, the Borrower shall deliver to the Administrative Agent as soon as available, but in any event within forty-five (45) days after the date that the Financial Statements for such fiscal quarter are required to be delivered pursuant to Sections 5.2 (a) or (b), as applicable, an Asset Coverage Ratio Certificate together with an Appraisal Report dated within the preceding consecutive twelve (12) month period.
     (e) Environmental Notices. Promptly upon, and in any event no later than thirty (30) days after the receipt thereof, or the acquisition of knowledge thereof, by the Borrower or any Restricted Subsidiary, the Borrower shall provide the Administrative Agent with a copy of any form of request, claim, complaint, order, notice, summons or citation received from any Governmental Authority or any other Person, (i) concerning violations or alleged violations of Environmental Laws, which seeks to impose liability therefore in excess of $5,000,000, (ii) concerning any action or omission on the part of any of the Borrower, any Restricted Subsidiary or any of their respective former Restricted Subsidiaries in connection with Hazardous Waste or Hazardous Substances which could reasonably be expected to result in the imposition of liability in excess of $5,000,000 or requiring that action be taken to respond to or clean up a Release of Hazardous Substances or Hazardous Waste into the environment and such action or clean-up could reasonably be expected to exceed $5,000,000, including without limitation any information request related to, or notice of, potential responsibility under CERCLA, or (iii) concerning the filing of a Lien securing liabilities in excess of $5,000,000 described in clause (i) or (ii) above upon, against or in connection with the Borrower any Restricted Subsidiary, or any of their respective former Subsidiaries, or any of their leased or owned Property, wherever located.
     (f) Material Changes. The Borrower shall provide to the Administrative Agent prompt written notice of any condition or event of which the Borrower or any Restricted Subsidiary has knowledge, which condition or event has resulted or may reasonably be expected to result in (i) a Material Adverse Change or (ii) a breach of or noncompliance with any material term, condition, or covenant of any material contract to which the Borrower or any Restricted Subsidiary is a party or by which its Properties may be bound which breach or noncompliance could reasonably be expected to result in a Material Adverse Change.
     (g) Termination Events. As soon as possible and in any event (i) within thirty (30) days after the Borrower or any member of the Controlled Group knows or has reason to know that any Termination Event described in clause (a) of the definition of Termination Event with respect to any Plan has occurred, and (ii) within ten (10) days after the Borrower or any member of the Controlled Group knows or has reason to know that any other Termination Event with respect to any Plan has occurred, the Borrower shall provide to the Administrative Agent a statement of a Responsible Officer of the Borrower describing such Termination Event and the action, if any, which the Borrower or any Affiliate of the Borrower proposes to take with respect thereto;
     (h) Termination of Plans. Promptly and in any event within five (5) Business Days after receipt thereof by the Borrower or any member of the Controlled Group from the PBGC, the Borrower shall provide to the Administrative Agent copies of each notice received by the Borrower or any such member of the Controlled Group of the PBGC’s intention to terminate any Plan or to have a trustee appointed to administer any Plan;
     (i) Other ERISA Notices. Promptly and in any event within five (5) Business Days after receipt thereof by the Borrower or any member of the Controlled Group from a Multiemployer Plan sponsor, the Borrower shall provide to the Administrative Agent a copy of each notice received by the Borrower or any member of the Controlled Group concerning the imposition or amount of withdrawal liability imposed on the Borrower or any member of the Controlled Group pursuant to Section 4202 of ERISA;
     (j) Other Governmental Notices. Promptly and in any event within five (5) Business Days after receipt thereof by the Borrower or any Restricted Subsidiary, the Borrower shall provide to the Administrative Agent a copy of any notice, summons, citation, or proceeding seeking to modify in any material respect, revoke, or suspend any material contract, license, permit, or agreement with any Governmental Authority;
     (k) Disputes; etc. The Borrower shall provide to the Administrative Agent prompt written notice of any claims, legal or arbitration proceedings, proceedings before any Governmental Authority, or disputes, or to the knowledge of the Borrower, any such actions threatened, or affecting the Borrower or any Restricted Subsidiary, which could reasonably be expected to cause a Material Adverse Change, or any material labor controversy of which the Borrower or any Restricted Subsidiary has knowledge resulting in or reasonably considered to be likely to result in a strike against the Borrower or any Restricted Subsidiary;
     (l) Securities Law Filings and other Public Information. The Borrower shall provide to the Administrative Agent promptly after the same are available, copies of each annual report, proxy or financial statement or other material report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or

15(d) of the Securities Exchange Act of 1934 or any other securities Governmental Authority, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;
     (m) Wedge Financial Statements. The Borrower shall provide to the Administrative Agent, promptly after the same are available, audited annual financial statements for the Wedge Entities (excluding the measurement and control unit) for the fiscal year ending December 31, 2007, prepared in all material respects in conformity with GAAP consistently applied and audited by Fitts, Roberts & Co., P.C.
     (n) USA Patriot Act. Promptly following a request by any Lender, the Borrower shall provide to such Lender all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act; and
     (o) Other Information. Subject to the confidentiality provisions of Section 9.7(g), the Borrower shall provide to the Administrative Agent such other information respecting the business, operations, or Property of the Borrower or any Restricted Subsidiary, financial or otherwise, as any Lender through the Administrative Agent may reasonably request.
The Borrower hereby acknowledges that (1) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower and their Subsidiaries hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (2) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Swing Line Lender, the Issuing Bank and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower, its Subsidiaries or their securities for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”
Documents required to be delivered pursuant to Section 5.2(a), (b) or (l) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet and (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, however, that (x) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (y) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 5.2(a) and (b) to the Administrative Agent.
     Section 5.3 Insurance.
     (a) The Borrower shall, and shall cause each Restricted Subsidiary to, with reputable insurers in respect of their respective Properties, carry and maintain insurance in such amounts and against such risks as is customarily maintained by other Persons of similar size engaged in similar businesses or, self-insure to the extent that is customary for Persons of similar size engaged in similar businesses; provided that, the amounts of such insurance and the risks covered by such insurance shall be acceptable to the Administrative Agent, in its reasonable discretion.
     (b) If requested by the Administrative Agent, certified copies of all policies of insurance or certificates thereof, and endorsements and renewals thereof shall be delivered by Borrower to and retained by the Administrative Agent. All policies of property insurance with respect to the Collateral either shall have attached thereto a lender’s loss payable endorsement in favor of the Administrative Agent for its benefit and the ratable benefit of the Secured Parties or name the Administrative Agent as loss payee for its benefit and the ratable benefit of the Secured Parties, in either case, in form reasonably satisfactory to the Administrative Agent, and all policies of liability insurance shall name the Administrative Agent for its benefit and the ratable benefit of the Secured Parties as an additional insured. All policies or certificates of insurance shall set forth the coverage, the limits of liability, the name of the carrier, the policy number, and the period of coverage. All such policies shall contain a provision that notwithstanding any contrary agreements between the Borrower, the Restricted Subsidiaries and the applicable insurance company, such policies will not be canceled or amended in any manner that is materially adverse to the interests of the Administrative Agent or the Secured Parties (which provision shall include any reduction in the scope or limits of coverage) without at least thirty (30) days’ (or ten (10) days in the case of non-payment) prior written notice to the Administrative Agent.
     (c) Any proceeds of insurance referred to in this Section 5.3 which are paid to the Administrative Agent shall (i) if no Event of Default has occurred and is continuing, be returned to the Borrower to be applied as permitted by Section 2.5(c), and (ii) if an Event of Default has occurred and is continuing, be immediately applied to the Obligations in accordance with Section 7.6.
     Section 5.4 Compliance with Laws. The Borrower shall, and shall cause each Restricted Subsidiary to, comply with all federal, state, and local laws and regulations (including Environmental Laws) which are applicable to the operations and Property of the Borrower or any Restricted Subsidiary and maintain all related permits necessary for the ownership and operation of the Borrower’s and each Restricted Subsidiary’s Property and business except to the extent the failure to comply therewith could not reasonably be expected to have a Material Adverse Change; provided that this Section 5.4 shall not prevent the Borrower or any Restricted

Subsidiary from, in good faith and with reasonable diligence, contesting the validity or application of any such laws or regulations by appropriate legal proceedings for which adequate reserves have been established.
     Section 5.5 Taxes. The Borrower shall, and shall cause each Restricted Subsidiary to pay and discharge all taxes, assessments, and other charges and claims related thereto imposed on the Borrower or any Restricted Subsidiary prior to the date on which penalties attach except (a) where such tax, assessment, charge, or claim is being contested in good faith and for which adequate reserves have been established in compliance with GAAP, or (b) to the extent that the failure to do so could not be reasonably expected to result in a Material Adverse Change.
     Section 5.6 New Subsidiaries. Within thirty (30) days (or such longer period of time agreed to by the Administrative Agent in its reasonable discretion) after (x) the creation of any new Material Subsidiary permitted by this Agreement (other than a Subsidiary of Global Holdings) or (y) the purchase by the Borrower or any Restricted Subsidiary of the capital stock of any Person, which purchase results in such Person becoming a Material Subsidiary of the Borrower permitted by this Agreement, the Borrower shall cause (a) such Material Subsidiary to execute and deliver to the Administrative Agent (i) a supplement to the Guaranty in substantially the same form as Annex 1 to the Guaranty, (ii) a supplement to the Security Agreement in substantially the same form as Annex 1 to the Security Agreement, (iii) if such Material Subsidiary owns any Equity Interests in any other Person, a supplement to Pledge Agreement in substantially the same form as Annex 1 to the Pledge Agreement, and (iv) such evidence of corporate, partnership or limited liability company authority to enter into such supplements to the Guaranty, Security Agreement, and Pledge Agreement as the Administrative Agent may reasonably request and, if requested by the Administrative Agent, opinions of counsel to such Material Subsidiary in form and substance reasonably satisfactory to the Administrative Agent (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)) and (b) the equity holder of such Material Subsidiary to execute an amendment to the Pledge Agreement pledging 100% of the Equity Interest owned by such equity holder of such Material Subsidiary and such evidence of corporate, limited liability company or partnership authority to enter into such amendment to the Pledge Agreement as the Administrative Agent may reasonably request, along with share certificates pledged thereby and appropriately executed stock powers in blank, if applicable; provided that, no new Material Subsidiary that is a controlled foreign corporation under Section 957 of the Code shall be required to enter into supplements to the Guaranty, Security Agreement or Pledge Agreement and the Borrower or any Restricted Subsidiary domiciled in the U.S. that is an equity holder of a controlled foreign corporation under Section 957 of the Code shall only be required to pledge 65% of the Equity Interest of such controlled foreign corporation pursuant to the Pledge Agreement.
     Section 5.7 Security. The Borrower agrees that at all times the Administrative Agent shall have an Acceptable Security Interest that is superior to all other Liens (other than Permitted Liens) in the Collateral to secure the performance and payment of the Obligations.
     Section 5.8 Deposit Accounts and Securities Accounts. The Borrower shall, and shall cause each Restricted Subsidiary to, maintain its deposit accounts and securities accounts with banks and securities intermediaries that are reasonably acceptable to Administrative Agent. As of the Effective Date, the only deposit accounts and securities accounts maintained by the Credit Parties are described on Schedule 5.8. Within ten (10) days following the Effective Date (or a later date agreed to by the Administrative Agent in its reasonable discretion) the Borrower shall, and shall cause each such Credit Party to, deliver to the Administrative Agent Account Control Agreements with each securities intermediary holding a securities account containing auction rate securities of any Credit Party. Within sixty (60) days following the Effective Date (or a later date agreed to by the Administrative Agent in its reasonable discretion) the Borrower shall, and shall cause each such Credit Party to, deliver to the Administrative Agent Account Control Agreements with each depositary bank or securities intermediary holding each account described on Schedule 5.8 (other than securities accounts referred to in the immediately preceding sentence). Following the Effective Date, if any Credit Party elects to open any new deposit account or securities account, the Borrower shall, and shall cause each such Credit Party to (i) provide notice to Administrative Agent at least fifteen (15) days prior to transferring any funds to any such new deposit account or securities account, and (ii) cause the depositary bank or securities intermediary holding any such new account to enter into an Account Control Agreement; provided that, such Account Control Agreement shall be in full force and effect prior to the transfer of any such funds by any Credit Party to such new account. Notwithstanding anything to the contrary contained in this Agreement or the other Credit Documents, in no event shall the Borrower or any of its Restricted Subsidiaries be required to enter into an Account Control Agreement with respect to a deposit account or securities account that (a) are used solely for the purpose of holding amounts necessary to fund, in the ordinary course of business and consistent with past practice, (i) payroll and related payroll taxes or (ii) sales taxes and other tax obligations of the Credit Parties for which officers and directors could incur personal liability if not paid, (b) do not contain individually or in the aggregate more than $1,000,000.00 at any time outstanding or (c) are operating accounts used solely for the purpose of accruing overnight interest.
     Section 5.9 Records; Inspection. Borrower shall, and shall cause each Restricted Subsidiary to, maintain books of record with respect to such Person’s operations, affairs, and financial condition in accordance with GAAP in all material respects. Upon reasonable prior notice, the Borrower shall permit the Administrative Agent and any Lender and shall cause each Restricted Subsidiary to permit the Administrative Agent and any Lender, at such reasonable times during normal business hours and under the reasonable guidance of officers of or employees delegated by officers of the Borrower or such Restricted Subsidiary to, subject to any applicable confidentiality considerations, examine and copy the books and records of the Borrower or such Restricted Subsidiary, to visit and inspect the Property of the Borrower or such Restricted Subsidiary, and to discuss the business operations and Property of the Borrower or such Restricted Subsidiary with the officers and directors thereof; provided that, unless an Event of Default shall have occurred and be continuing, only the Administrative Agent on behalf of Lenders may exercise inspection, examination or audit rights under this Section 5.9 and the Administrative Agent shall not exercise such rights more often than one time during any calendar year.
     Section 5.10 Maintenance of Property. The Borrower shall, and shall cause each Restricted Subsidiary to, maintain their owned, leased, or operated Property necessary in the operation of its business in good condition and repair, normal wear and tear and casualty and condemnation excepted; and shall abstain from, and cause each Restricted Subsidiary to abstain from, knowingly or willfully permitting the commission of waste or other injury, destruction, or loss of natural resources, or the occurrence of pollution, contamination, or any other condition in, on or about the owned or operated Property involving the Environment that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.
ARTICLE 6
NEGATIVE COVENANTS
     So long as any Obligation (other than (a) Letter of Credit Obligations which are not yet due and payable in connection with Letters of Credit which have been cash collateralized in accordance with Sections 2.2(a)(ii), 2.5(e), 7.2(b) or 7.3(b) and (b) contingent indemnification obligations which are not due and payable and which by their terms survive the termination or expiration of this Agreement and the other Credit Documents) shall remain unpaid, any Lender shall have any Revolving Commitment hereunder, or there shall exist any Letter of Credit Exposure (other than Letter of Credit Exposure which has been cash collateralized in accordance with Sections 2.2(a)(ii), 2.5(e), 7.2(b) or 7.3(b)), the Borrower agrees to comply, and to cause each Restricted Subsidiary to comply, with the following covenants.
     Section 6.1 Debt. The Borrower shall not, nor shall it permit any Restricted Subsidiary to, create, assume, incur, suffer to exist, or in any manner become liable, directly, indirectly, or contingently in respect of, any Debt other than the following (collectively, the “Permitted Debt”):
     (a) Debt of the Credit Parties under the Credit Documents;
     (b) intercompany Debt incurred in the ordinary course of business subordinated to the Obligations on terms reasonably acceptable to the Administrative Agent and owed (i) by any Guarantor to the Borrower; (ii) by the Borrower to any Guarantor; and (iii) by any Guarantor to another Guarantor; provided that, if applicable, such Debt is an Investment permitted under Section 6.3;
     (c) purchase money debt, Capital Leases or Synthetic Lease Obligations in an aggregate principal amount not to exceed $15,000,000.00 at any time;
     (d) Debt secured by Liens of the type described in Section 6.2(d);
     (e) Debt (other than for borrowed money) subject to Liens permitted under Sections 6.2 (b), (g) and (h);
     (f) Debt arising under any Hedging Arrangement between a Credit Party and a Swap Counterparty permitted under Section 6.15;
     (g) unfunded Plan obligations or liabilities to the extent they are permitted to remain unfunded under applicable law;
     (h) Guarantees of any Credit Party in respect of Debt of any Credit Party otherwise permitted hereunder;

     (i) Debt of the Borrower and its Restricted Subsidiaries assumed in connection with Acquisitions permitted under Section 6.4 in an aggregate principal amount not to exceed $15,000,000; provided that such Debt is not incurred in contemplation of such Acquisition;
     (j) Debt of the Borrower and its Restricted Subsidiaries owed to the seller of any Property acquired in an Acquisition permitted under Section 6.4 on an unsecured subordinated basis, which subordination shall be on terms reasonably satisfactory to the Administrative Agent;
     (k) Debt incurred by the Borrower or its Restricted Subsidiaries in an Acquisition permitted under Section 6.4 consisting of agreements providing for indemnification, the adjustment of the purchase price or similar adjustments;
     (l) Debt arising under performance, stay, appeal and surety bonds or with respect to workers’ compensation or other like employee benefit claims, in each case incurred in the ordinary course of business, and obligations in respect of letters of credit related thereto;
     (m) Debt existing on the Effective Date and set forth in Schedule 6.1 and any modifications, refinancings, extensions, renewals or replacements (but not the increase in the aggregate principal amount) thereof; and
     (n) other Debt in an aggregate principal amount not to exceed $15,000,000.00 at any time outstanding.
     Section 6.2 Liens. The Borrower shall not, nor shall it permit any Restricted Subsidiary to, create, assume, incur, or suffer to exist any Lien on the Property of the Borrower or any Restricted Subsidiary, whether now owned or hereafter acquired, or assign any right to receive any income, other than the following (collectively, the “Permitted Liens”):
     (a) Liens securing the Obligations;
     (b) Excepted Liens;
     (c) Liens securing purchase money debt, Capital Leases or Synthetic Lease Obligations permitted under Section 6.1(c); provided that each such Lien encumbers only the Property financed by such Debt and the proceeds and products thereof; provided further that individual financings of Property provided by one lender may be cross-collateralized to other financings of Property provided by such lender;
     (d) Liens on Property of Persons which become Restricted Subsidiaries of the Borrower after the Effective Date and securing Permitted Debt; provided that, (i) such Liens are in existence at the time the respective Persons become Restricted Subsidiaries of the Borrower and were not created in anticipation thereof and (ii) the Debt secured by such Liens (A) is secured only by such Property (other than proceeds and products thereof and after acquired property) and not by any other assets of the Restricted Subsidiary acquired, and (B) is not increased in amount;

     (e) Liens in favor of the Borrower or a Restricted Subsidiary securing Debt permitted under Section 6.1(b) on a subordinated basis, which subordination shall be on terms reasonably satisfactory to the Administrative Agent;
     (f) Liens arising from precautionary UCC financing statements regarding operating leases entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;
     (g) Pledges and deposits made in the ordinary course of business to secure insurance premiums and reimbursement obligations under insurance policies;
     (h) Liens (i)(A) on advances of cash or Permitted Investments in favor of the seller of any property to be acquired in connection with an Acquisition permitted by Section 6.4, which advances shall be applied against the purchase price for such Acquisition and (B) consisting of an agreement to dispose of any property in a Disposition permitted by Section 6.8, and (ii) on cash earnest money deposits made in connection with any letter of intent or purchase agreement permitted hereunder;
     (i) Liens existing on the Effective Date and set forth in Schedule 6.2 and any modifications, replacements, renewals or extensions thereof; provided that (i) such Liens shall secure only the amount of the obligations which they secure on the Effective Date and (ii) such Liens do not extend to any additional Property other than after acquired Property and proceeds and products thereof; and
     (j) other Liens securing obligations, actual or contingent, in an aggregate principal amount not greater than $15,000,000.00 at any time.
     Section 6.3 Investments. The Borrower shall not, nor shall it permit any Restricted Subsidiary to, make or hold any direct or indirect Investment in any Person, other than the following (collectively, the “Permitted Investments”):
     (a) Investments in the form of trade credit to customers of the Borrower and the Restricted Subsidiaries arising in the ordinary course of business and represented by accounts from such customers;
     (b) Liquid Investments;
     (c) Investments (i) by the Borrower in any Restricted Subsidiary existing on the Effective Date, (ii) by any Restricted Subsidiary in the Borrower or any other Restricted Subsidiary existing on the Effective Date and (iii) existing on the Effective Date and set forth on Schedule 6.3;
     (d) Investments in Hedging Arrangements permitted under Section 6.15;
     (e) ordinary course of business Investments in, (i) a Guarantor or (ii) the Borrower; provided that, to the extent such Investments consist of intercompany loans or advances, such Investments are subordinated to the Obligations on terms reasonably acceptable to the Administrative Agent;

     (f) promissory notes and other non-cash consideration received by the Borrower and the Restricted Subsidiaries in connection with any asset sale permitted under Section 6.8;
     (g) Investments received in connection with the bankruptcy or reorganization of suppliers and customers, or with the settlement of delinquent obligations of, and disputes with, customers and suppliers arising in the ordinary course of business;
     (h) loans and advances to employees of the Borrower and its Restricted Subsidiaries in the ordinary course of business; provided that the aggregate principal amount of all such loans and advances shall not exceed $50,000 at any time outstanding;
     (i) creation or acquisition (subject to Section 6.4) of any additional Restricted Subsidiaries; provided that, any such Restricted Subsidiary which becomes a Material Subsidiary shall comply with the requirements of Section 5.6;
     (j) Investments consisting of Debt, Liens, Acquisitions, corporate actions, Dispositions and Restricted Payments permitted under Article VI; and
     (k) (i) Investments by the Borrower or any Restricted Subsidiary in Global Holdings and its Subsidiaries on the Effective Date and (ii) other Investments in Global Holdings and its Subsidiaries in an aggregate amount not to exceed an amount equal to the sum of (a) $45,000,000.00 (consisting of transactions directly or indirectly related to operations in connection with the purchase, sale or transfer of five drilling rigs by the Borrower or its Restricted Subsidiaries, as previously identified to the Administrative Agent) plus (b) ten percent (10%) of the consolidated Net Worth of the Borrower at any time outstanding.
     Section 6.4 Acquisitions. The Borrower shall not, nor shall it permit any Restricted Subsidiary to, make an Acquisition (other than the Wedge Acquisition and the Competition Acquisition) in a transaction or related series of transactions unless (a) no Event of Default shall have occurred or be continuing or would result from such Acquisition, (b) such Acquisition is substantially related to the business of the Borrower and its Restricted Subsidiaries individually or in the aggregate and is not hostile, (c) after giving effect to such Acquisition, Revolving Availability would be equal to or greater than $25,000,000.00, and (d) if after giving pro-forma effect to such Acquisition as of the beginning of the period of four fiscal quarters most recently ended, such Acquisition would cause the Leverage Ratio as of the last day of the most recent fiscal quarter to be equal to or greater than 2.50 to 1.00, such Acquisition would not cause (i) the total consideration for such Acquisition (whether paid in cash or in Equity Interests of the Borrower or assumed in liabilities by the purchaser(s)) to exceed $15,000,000.00 or (ii) the sum of the total consideration for such Acquisition and all other Acquisitions during any fiscal year (whether paid in cash or in Equity Interests of the Borrower or assumed in liabilities by the purchaser(s)) to exceed $30,000,000.00 in the aggregate.
     Section 6.5 Agreements Restricting Liens or Payments to Borrower. The Borrower shall not, nor shall it permit any Restricted Subsidiary to, create, incur, assume or permit to exist any contract, agreement or understanding (other than this Agreement, the Security Documents and agreements governing Debt permitted by Section 6.1(c) to the extent such restrictions govern only the assets financed pursuant to such Debt incurred pursuant to Section 6.1(c)) which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property, whether now owned or hereafter acquired, to secure the Obligations or restricts any Restricted Subsidiary from paying Restricted Payments to the Borrower, or which requires the consent of or notice to other Persons in connection therewith, except (a) in connection with a Disposition permitted by Section 6.8 or (b) customary restrictions contained in leases, subleases or licenses entered into in the ordinary course of business.
     Section 6.6 Use of Proceeds. The Borrower shall not, nor shall it permit any Restricted Subsidiary to, (a) use the proceeds of the Revolving Advances for any purposes other than (i) working capital purposes, (ii) to finance the Wedge Acquisition and other Acquisitions and Investments permitted hereunder, (iii) general corporate purposes, including the payment of fees and expenses related to the Wedge Acquisition and entering into of this Agreement and the other Credit Documents, and (iv) to repay the outstanding balance and other amounts payable in connection with the Existing Credit Agreements. The Borrower shall not, directly or indirectly, nor shall it permit any of its Subsidiaries to, use any part of the proceeds of Advances or Letters of Credit for any purpose which violates, or is inconsistent with, Regulations T, U, or X.
     Section 6.7 Corporate Actions. The Borrower shall not, nor shall it permit any Restricted Subsidiary to, merge or consolidate with or into any other Person, except that (a) any Credit Party may merge or be consolidated with or into any other Credit Party and (b) any Credit Party may merge with any other Person in order to effect an Investment, Acquisition or Disposition permitted pursuant to Sections 6.3, 6.4 and 6.8 respectively, provided that, in each such case, immediately after giving effect to any such proposed transaction (x) no Default would exist, (y) in the case of any such merger to which the Borrower is a party, the Borrower is the surviving entity, and (z) in the case of any such merger to which a Credit Party is a party, a Credit Party is the surviving entity.
     Section 6.8 Asset Dispositions. The Borrower shall not, nor shall it permit any Restricted Subsidiary to, make any Disposition or enter into any agreement to make any Disposition, except:
     (a) Dispositions of obsolete or worn out Property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of Property no longer useful or used by the Borrower and its Restricted Subsidiaries in the conduct of its business;
     (b) Dispositions of equipment or real Property to the extent that (i) such Property is exchanged for credit against the purchase price of similar replacement Property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement Property;
     (c) Dispositions of Property by any Restricted Subsidiary to the Borrower or to a Restricted Subsidiary; provided that if the transferor of such property is a Credit Party, the transferee thereof must be a Credit Party;
     (d) Dispositions of inventory in the ordinary course of business;
     (e) Dispositions of Liquid Investments;

     (f) Dispositions of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business;
     (g) Sale and lease back transactions permitted by Section 6.14;
     (h) Leases, subleases, licenses or sublicenses of property in the ordinary course of business and which do not materially interfere with the business of the Borrower and its Restricted Subsidiaries;
     (i) Transfers of property subject to Recovery Events, subject to the Borrower’s compliance with Section 2.5(c)(ii);
     (j) Dispositions of rigs and related equipment by the Borrower and its Restricted Subsidiaries to Global Holdings and its Subsidiaries, subject to the limitations set forth in Section 6.3(k);
     (k) Dispositions permitted by Section 6.3, 6.7 and 6.9;
     (l) The sale of certain property located in Kenmare, North Dakota, for an aggregate purchase price not to exceed $50,000.00; and
     (m) Dispositions by the Borrower and its Restricted Subsidiaries not otherwise permitted under this Section 6.8; provided that (i) at the time of such Disposition, no Default shall exist or would result from such Disposition, (ii) the consideration received by the Borrower or its Restricted Subsidiaries in connection with such Disposition is comprised of at least 70% (or such lower percentage as the Administrative Agent may approve in its reasonable discretion) cash or Liquid Investments and (iii) the aggregate book value of all property Disposed of in reliance on this clause (m) in any fiscal year shall not exceed $25,000,000.00.
     Section 6.9 Restricted Payments. The Borrower shall not, nor shall it permit any Restricted Subsidiary to declare, pay or make any Restricted Payments except (a) each Restricted Subsidiary may make Restricted Payments to the Borrower and any other Restricted Subsidiary and (b) so long as no Event of Default exists or would result from the making of such Restricted Payments, payments of principal and interest on any seller notes permitted under Section 6.1(j); provided that during such Event of Default such principal and interest shall accrue and the same shall be permitted to be paid hereunder at such time as no Event of Default exists.
     Section 6.10 Affiliate Transactions. Except as set forth on Schedule 6.10, the Borrower shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly, enter into or permit to exist any transaction or series of transactions (including, but not limited to, the purchase, sale, lease or exchange of Property, the making of any Investment, the giving of any Guarantee, the assumption of any obligation or the rendering of any service) with any of their Affiliates unless such transaction or series of transactions is on terms no less favorable to the Borrower or such Restricted Subsidiary, as applicable, than those that could be obtained in a comparable arm’s length transaction with a Person that is not such an Affiliate other than (a) pursuant to the Technical Services Agreement dated as of January 22, 2008 between Pioneer Drilling Services, Ltd. and Pioneer de Colombia SDAD LTDA-Colombian Branch as the same may be amended, supplemented, otherwise modified or replaced from time to time, so long as the terms thereof are not materially less favorable to the Borrower and its Restricted Subsidiaries, (b) transactions otherwise permitted by Article VI, (c) transactions between the Credit Parties, (d) employment and severance arrangements entered into by the Borrower and its Restricted Subsidiaries in the ordinary course of business and (e) the payment of customary fees and reimbursement of out of pocket expenses of directors of the Borrower and its Restricted Subsidiaries.
     Section 6.11 Line of Business. The Borrower shall not, and shall not permit any Restricted Subsidiary to, materially change the character of the Borrower’s and the Restricted Subsidiaries’ collective business as conducted on the date of this Agreement, or engage in any type of business not reasonably related to the Borrower’s and the Restricted Subsidiaries’ collective business as presently and normally conducted.
     Section 6.12 Hazardous Materials. The Borrower (a) shall not, nor shall it permit any Restricted Subsidiary to, create, handle, transport, use, or dispose of any Hazardous Substance or Hazardous Waste, except in material compliance with Environmental Law; and (b) shall not, nor shall it permit any Restricted Subsidiary to, release any Hazardous Substance or Hazardous Waste into the environment and shall not permit the Borrower’s or any Restricted Subsidiary’s Property to be subjected to any release of Hazardous Substance or Hazardous Waste, except in material compliance with Environmental Law.
     Section 6.13 Compliance with ERISA. The Borrower shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly: (a) engage in any transaction in connection with which the Borrower or any member of the Controlled Group could be subjected to either a civil penalty assessed pursuant to section 502(c), (i) or (l) of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code; (b) terminate, or permit any member of the Controlled Group to terminate, any Plan in a manner, or take any other action with respect to any Plan, which could result in any liability to the Borrower or any member of the Controlled Group to the PBGC; (c) fail to make, or permit any member of the Controlled Group to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, the Borrower or member of the Controlled Group is required to pay as contributions thereto; (d) permit to exist, or allow any member of the Controlled Group to permit to exist, any accumulated funding deficiency within the meaning of Section 302 of ERISA or section 412 of the Code, whether or not waived, with respect to any Plan; (e) permit, or allow any member of the Controlled Group to permit, the actuarial present value of the benefit liabilities (as “actuarial present value of the benefit liabilities” shall have the meaning specified in section 4041 of ERISA) under any Plan that is regulated under Title IV of ERISA to exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities; (f) contribute to or assume an obligation to contribute to, or permit any member of the Controlled Group to contribute to or assume an obligation to contribute to, any Multiemployer Plan; (g) acquire, or permit any member of the Controlled Group to acquire, an interest in any Person that causes such Person to become a member of the Controlled Group if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (1) any Multiemployer Plan, or (2) any other Plan that is subject to Title IV of ERISA under which the actuarial present value of the benefit liabilities under such Plan exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities; (h) incur, or permit any member of the Controlled Group to incur, a liability to or on account of a Plan under sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA; (i) contribute to or assume an obligation to contribute to any employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any liability; or (j) amend or permit any member of the Controlled Group to amend, a Plan resulting in an increase in current liability such that the Borrower or any member of the Controlled Group is required to provide security to such Plan under section 401(a)(29) of the Code.
     Section 6.14 Sale and Leaseback Transactions. The Borrower shall not, nor shall it permit any Restricted Subsidiary to, sell or transfer to a Person any Property, whether now owned or hereafter acquired, having a fair market value greater than $10,000,000.00 in the aggregate for all such Property sold or transferred at any time during the course of this Agreement, if at the time or thereafter the Borrower or a Restricted Subsidiary shall lease as lessee such Property or any part thereof or other Property which the Borrower or such Restricted Subsidiary intends to use for substantially the same purpose as the Property sold or transferred.
     Section 6.15 Limitation on Hedging. The Borrower shall not, nor shall it permit any Restricted Subsidiary to, (a) purchase, assume, or hold a speculative position in any commodities market or futures market or enter into any Hedging Arrangement for speculative purposes; or (b) be party to or otherwise enter into any Hedging Arrangement which (i) is entered into for reasons other than as a part of its normal business operations as a risk management strategy and/or hedge against changes resulting from market conditions related to the Borrower’s or the Restricted Subsidiaries’ operations or (ii) obligates the Borrower or any Restricted Subsidiary to any margin call requirements.
     Section 6.16 Capital Expenditures. The Borrower shall not, nor shall it permit any Restricted Subsidiary to, expend or be committed to expend Capital Expenditures unless: (a) no Event of Default shall have occurred or be continuing or would result from such Capital Expenditures, (b) after giving effect to such Capital Expenditures, Revolving Availability would be equal to or greater than $25,000,000.00, and (c) if the Leverage Ratio as of the last day of the most recent fiscal quarter was equal to or greater than 2.50 to 1.00, such Capital Expenditures would not cause the sum of the total Capital Expenditures of the Borrower and the Restricted Subsidiaries during any fiscal year to exceed $100,000,000.00 in the aggregate; provided, that (x) up to $30,000,000.00 of any such amount referred to above, if not so expended in the fiscal year for which it is permitted, may be carried over for expenditure in the next succeeding fiscal year and (y) Capital Expenditures made pursuant to this Section 6.16 during any fiscal year shall be deemed made, first, in respect of amounts permitted for such fiscal year as provided above and, second, in respect of amounts carried over from the prior fiscal year pursuant to clause (x) above.
     Section 6.17 Leverage Ratio. The Borrower shall not permit the Leverage Ratio at the end of any fiscal quarter (a) ending March 31, 2008 through March 31, 2009, to be greater than 3.00 to 1.00, (b) ending June 30, 2009 through March 31, 2010, to be greater than 2.75 to 1.00, and (c) ending June 30, 2010 and each fiscal quarter thereafter, to be greater than 2.50 to 1.00.

     Section 6.18 Interest Coverage Ratio. The Borrower shall not permit the Interest Coverage Ratio at the end of any fiscal quarter, commencing with the fiscal quarter ending March 31, 2008, to be less than 3.00 to 1.00.
     Section 6.19 Asset Coverage Ratio. If the Leverage Ratio is equal to or greater than 2.25 to 1.00 at the end of any fiscal quarter, commencing with the fiscal quarter ending March 31, 2008, the Borrower shall not permit the Asset Coverage Ratio at the end of such fiscal quarter to be less than 1.25 to 1.00.
     Section 6.20 Global Holdings and its Subsidiaries.
     (a) The Borrower will not, and will not permit any Restricted Subsidiary to Guarantee any Debt or other obligations of Global Holdings or any of its Subsidiaries, except to the extent permitted by Section 6.3(k).
     (b) The Borrower will not permit Global Holdings or any of its Subsidiaries to hold any Equity Interests in, or any Debt of, the Borrower or any Restricted Subsidiary.
     (c) The Borrower will cause the management, business and affairs of each of the Borrower and the Restricted Subsidiaries to be conducted in such a manner (including, without limitation, by keeping separate books of account, furnishing separate financial statements of Global Holdings and its Subsidiaries to creditors and potential creditors thereof and by not permitting Properties of the Borrower and the Restricted Subsidiaries to be commingled) so that Global Holdings and each of its Subsidiaries will be treated as a corporate entity separate and distinct from the Borrower and the Restricted Subsidiaries.
ARTICLE 7
DEFAULT AND REMEDIES
     Section 7.1 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under this Agreement and any other Credit Document:
     (a) Payment Failure. The Borrower or any Credit Party (i) fails to pay any principal when due under this Agreement or (ii) fails to pay, within three (3) Business Days after the same becomes due, any other amount due under this Agreement or any other Credit Document, including payments of interest, fees, reimbursements, and indemnifications;
     (b) False Representation or Warranties. Any representation or warranty made or deemed to be made by the Borrower or any Credit Party or any officer thereof in this Agreement, in any other Credit Document or in any certificate delivered in connection with this Agreement or any other Credit Document is incorrect, false or otherwise misleading in any material respect at the time it was made or deemed made;
     (c) Breach of Covenant. (i) Any breach by the Borrower or any Credit Party of any of the covenants in Section 5.2(c), Section 5.3(a), or Article 6 (other than Sections 6.12 or 6.13) of this Agreement or (ii) any breach by the Borrower or any other Credit Party of any other covenant contained in this Agreement or any other Credit Document and such breach is not cured (A) within thirty (30) days after the earlier of (1) the date notice thereof is given to the Borrower by the Administrative Agent or any Lender or (2) the date any Responsible Officer of the Borrower or any other Credit Party obtained actual knowledge thereof or (B) as to any breach of Section 6.12, in a reasonably diligent manner in compliance with Environmental Laws;
     (d) Guaranty. Any provisions in the Guaranty shall at any time (before its expiration according to its terms) and for any reason cease to be in full force and effect and valid and binding on the Guarantors party thereto or shall be contested by any party thereto; any Guarantor shall deny it has any liability or obligation under the Guaranty;
     (e) Security and Credit Documents. Any Security Document shall at any time and for any reason cease to create an Acceptable Security Interest that is superior to all other Liens (other than Permitted Liens) in Collateral with a fair market value in excess of $5,000,000.00 in the aggregate for all Security Documents purported to be subject to such agreement in accordance with the terms of such agreement or any material provisions of any Credit Document shall cease to be in full force and effect and valid and binding on any Credit Party that is a party thereto or any such Person shall so state in writing, except as a result of the Administrative Agent’s failure to (i) maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Security Documents or (ii) file UCC continuation statements;
     (f) Cross-Default. (i) The Borrower or any Restricted Subsidiary shall fail to pay any principal of or premium or interest on its Debt which is outstanding in a principal amount of at least $15,000,000.00 individually or when aggregated with all such Debt of the Borrower and the Restricted Subsidiaries so in default (but excluding Debt hereunder) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to Debt which is outstanding in a principal amount of at least $15,000,000.00 individually or when aggregated with all such Debt of the Borrower and the Restricted Subsidiaries so in default (other than Debt hereunder), and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt prior to the stated maturity thereof; or (iii) any Debt which is outstanding in a principal amount of at least $15,000,000.00 individually or when aggregated with all such Debt of the Borrower and the Restricted Subsidiaries so in default (but excluding Debt hereunder) shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment);
     (g) Bankruptcy and Insolvency. Any Credit Party (i) admits in writing its inability to pay its debts generally as they become due; makes an assignment for the benefit of its creditors; consents to or acquiesces in the appointment of a receiver, liquidator, fiscal agent, or trustee of itself or any of its Property; files a petition under bankruptcy or other laws for the relief of debtors; or consents to any reorganization, arrangement, workout, liquidation, dissolution, or similar relief or (ii) shall have had, without its consent: any court enter an order appointing a receiver, liquidator, fiscal agent, or trustee of itself or any of its Property; any petition filed against it seeking reorganization, arrangement, workout, liquidation, dissolution or similar relief under bankruptcy or other laws for the relief of debtors and such petition shall not be dismissed, stayed, or set aside for an aggregate of sixty (60) consecutive days;
     (h) Adverse Judgment. The Borrower or any Restricted Subsidiary suffers final judgments against any of them since the date of this Agreement in an aggregate amount, less any insurance proceeds covering such judgments which are received or as to which the insurance carriers admit liability, greater than $15,000,000.00 and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgments or (ii) there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgments, by reason of a pending appeal or otherwise, shall not be in effect;
     (i) Termination Events. Any Termination Event with respect to a Plan shall have occurred, and, thirty (30) days after written notice by the Administrative Agent to the Borrower of such Termination Event, such Termination Event shall not have been corrected and shall have created and caused to be continuing a material risk of Plan termination or liability for withdrawal from the Plan as a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), which termination could reasonably be expect to result in a liability of, or liability for withdrawal could reasonably be expected to be, greater than $15,000,000.00;
     (j) Plan Withdrawals. The Borrower or any member of the Controlled Group as an employer under a Multiemployer Plan shall have made a complete or partial withdrawal from such Multiemployer Plan and such withdrawing employer shall have incurred a withdrawal liability in an annual amount exceeding $15,000,000.00; or
     (k) Change in Control. The occurrence of a Change in Control.
     Section 7.2 Optional Acceleration of Maturity. If any Event of Default (other than an Event of Default pursuant to Section 7.1(g)) shall have occurred and be continuing, then, and in any such event,
     (a) the Administrative Agent (i) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare that the obligation of each Lender and the Swing Line Lender to make Advances and the obligation of the Issuing Lender to issue Letters of Credit shall be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare the Notes, all accrued and unpaid interest thereon, and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Notes, all such interest, and all such amounts shall become and be forthwith due and payable in full, without presentment, demand, protest or further notice of any kind (including, without limitation, any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by the Borrower,
     (b) the Borrower shall, on demand of the Administrative Agent at the request or with the consent of the Majority Lenders, deposit with the Administrative Agent into the Cash Collateral Account an amount of cash equal to 103% of the outstanding Letter of Credit Exposure as security for the Obligations to the extent the Letter of Credit Obligations are not otherwise paid or cash collateralized at such time, and

     (c) the Administrative Agent shall at the request of, or may with the consent of, the Majority Lenders proceed to enforce its rights and remedies under the Security Documents, the Guaranty, or any other Credit Document for the ratable benefit of the Secured Parties by appropriate proceedings.
     Section 7.3 Automatic Acceleration of Maturity. If any Event of Default pursuant to Section 7.1(g) shall occur,
     (a) the obligation of each Lender and the Swing Line Lender to make Advances and the obligation of the Issuing Lender to issue Letters of Credit shall immediately and automatically be terminated and the Notes, all accrued and unpaid interest thereon, and all other amounts payable under this Agreement shall immediately and automatically become and be due and payable in full, without presentment, demand, protest or any notice of any kind (including, without limitation, any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by the Borrower,
     (b) the Borrower shall, on demand of the Administrative Agent at the request or with the consent of the Majority Lenders, deposit with the Administrative Agent into the Cash Collateral Account an amount of cash equal to 103% of the outstanding Letter of Credit Exposure as security for the Obligations to the extent the Letter of Credit Obligations are not otherwise paid or cash collateralized at such time, and
     (c) the Administrative Agent shall at the request of, or may with the consent of, the Majority Lenders proceed to enforce its rights and remedies under the Security Documents, the Guaranty, or any other Credit Document for the ratable benefit of the Secured Parties by appropriate proceedings.
     Section 7.4 Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent, if any, specified by Section 7.2 to authorize the Administrative Agent to declare the Notes and any other amount payable hereunder due and payable pursuant to the provisions of Section 7.2 or the automatic acceleration of the Notes and all amounts payable under this Agreement pursuant to Section 7.3, the Administrative Agent, the Issuing Lender, the Swing Line Lender and each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Administrative Agent, the Issuing Lender, the Swing Line Lender or such Lender to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement, the Notes held by the Administrative Agent, the Issuing Lender, the Swing Line Lender or such Lender, and the other Credit Documents, irrespective of whether or not the Administrative Agent , the Issuing Lender, the Swing Line Lender or such Lender shall have made any demand under this Agreement, such Note, or such other Credit Documents, and although such obligations may be unmatured. Each Lender agrees to promptly notify the Borrower after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Administrative Agent, the Issuing Lender, the Swing Line Lender and each Lender under this Section 7.4 are in addition to any other rights and remedies (including, without limitation, other rights of set-off) which the Administrative Agent, the Issuing Lender, the Swing Line Lender or such Lender may have.
     Section 7.5 Remedies Cumulative, No Waiver. No right, power, or remedy conferred to the Administrative Agent, the Issuing Lender, the Swing Line Lender or any Lender in this Agreement or the Credit Documents, or now or hereafter existing at law, in equity, by statute, or otherwise shall be exclusive, and each such right, power, or remedy shall to the full extent permitted by law be cumulative and in addition to every other such right, power or remedy. No course of dealing and no delay in exercising any right, power, or remedy conferred to the Administrative Agent, the Issuing Lender, the Swing Line Lender or any Lender in this Agreement and the Credit Documents or now or hereafter existing at law, in equity, by statute, or otherwise shall operate as a waiver of or otherwise prejudice any such right, power, or remedy. The Administrative Agent, the Issuing Lender, the Swing Line Lender or any Lender may cure any Event of Default without waiving the Event of Default. No notice to or demand upon the Borrower or any Restricted Subsidiary shall entitle the Borrower or such Restricted Subsidiary to similar notices or demands in the future.
     Section 7.6 Application of Payments. Prior to an Event of Default, all payments made hereunder shall be applied by the Administrative Agent as directed by the Borrower, but ratably among Lenders, but such payments are subject to the terms of this Agreement, including the application of prepayments according to Section 2.5. During the existence of an Event of Default, all payments and collections received by the Administrative Agent in connection with the transactions contemplated hereby shall be applied to the Obligations in accordance with Section 2.12 and in the following order:
     FIRST, to the payment of all costs and expenses incurred by the Administrative Agent (in its capacity as such hereunder or under any other Credit Document) in connection with this Agreement or any of the Obligations, including all court costs and the reasonable fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent as secured party hereunder or under any other Credit Document on behalf of any Credit Party and any other reasonable costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Credit Document;
     SECOND, to the payment of all accrued interest constituting part of the Obligations (the amounts so applied to be distributed ratably among the Lenders (and to the extent applicable to Hedging Arrangements or Cash Management Agreements, Swap Counterparties or Cash Management Banks, as applicable) pro rata in accordance with the amounts of the Obligations owed to them on the date of any such distribution);
     THIRD, to the payment of any then due and owing principal constituting part of the Obligations (the amounts so applied to be distributed ratably among the Lenders (and to the extent applicable to Hedging Arrangements or Cash Management Agreements, the Swap Counterparties or Cash Management Banks, as applicable) pro rata in accordance with the principal amounts of the Obligations owed to them on the date of any such distribution);

     FOURTH, to the payment of any then due and owing other amounts (including fees and expenses) constituting part of the Obligations (the amounts so applied to be distributed ratably among the Lenders (and to the extent applicable to Hedging Arrangements or Cash Management Agreements, the Swap Counterparties or Cash Management Banks, as applicable) pro rata in accordance with such amounts owed to them on the date of any such distribution); and
     FIFTH, to the Credit Parties, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.
ARTICLE 8
THE ADMINISTRATIVE AGENT
     Section 8.1 Appointment, Powers, and Immunities. Each Secured Party hereby irrevocably appoints and authorizes the Administrative Agent to act as its agent under this Agreement and the other Credit Documents with such powers and discretion as are specifically delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. The Administrative Agent (which term as used in this sentence and in Section 8.5 and the first sentence of Section 8.6 shall include its Affiliates and its own and its Affiliates’ officers, directors, employees, and agents): (a) shall not have any duties or responsibilities except those expressly set forth in this Agreement and shall not be a trustee or fiduciary for any Secured Party; (b) shall not be responsible to the Secured Parties for any recital, statement, representation, or warranty (whether written or oral) made in or in connection with any Credit Document or any certificate or other document referred to or provided for in, or received by any of them under, any Credit Document, or for the value, validity, effectiveness, genuineness, enforceability, or sufficiency of any Credit Document, or any other document referred to or provided for therein or for any failure by any Credit Party or any other Person to perform any of its obligations thereunder; (c) shall not be responsible for or have any duty to ascertain, inquire into, or verify the performance or observance of any covenants or agreements by any Credit Party or the satisfaction of any condition or to inspect the Property (including the books and records) of any Credit Party or any of its Subsidiaries or Affiliates; (d) shall not be required to initiate or conduct any litigation or collection proceedings under any Credit Document unless requested by the Majority Lenders in writing and it receives indemnification satisfactory to it from the Secured Parties; and (e) shall not be responsible for any action taken or omitted to be taken by it under or in connection with any Credit Document, except for its own gross negligence or willful misconduct. The Administrative Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by the Administrative Agent with reasonable care.
     Section 8.2 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon any certification, notice, instrument, writing, or other communication (including, without limitation, any thereof by telephone or telecopy) believed by it to be genuine and correct and to have been signed, sent or made by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel (including counsel for any Credit Party), independent accountants, and other experts selected by the Administrative Agent. The

Administrative Agent may deem and treat the payee of any Notes as the holder thereof for all purposes hereof unless and until the Administrative Agent receives and accepts an Assignment and Acceptance executed in accordance with Section 9.7. As to any matters not expressly provided for by this Agreement, the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders, and such instructions shall be binding on all of the Secured Parties; provided, however, that the Administrative Agent shall not be required to take any action that exposes the Administrative Agent to personal liability or that is contrary to any Credit Document or applicable law or unless it shall first be indemnified to its satisfaction by the Secured Parties against any and all liability and expense which may be incurred by it by reason of taking any such action.
     Section 8.3 Defaults. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default unless the Administrative Agent has received written notice from a Secured Party or the Borrower specifying such Default and stating that such notice is a “Notice of Default”. In the event that the Administrative Agent receives such a notice of the occurrence of a Default, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall (subject to Section 8.2) take such action with respect to such Default as shall reasonably be directed by the Majority Lenders, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the Secured Parties.
     Section 8.4 Rights as Lender. With respect to its Commitment and the Advances made by it, Wells Fargo (and any successor acting as Administrative Agent) in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Administrative Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. Wells Fargo (and any successor acting as Administrative Agent) and its Affiliates may (without having to account therefor to any Secured Party) accept deposits from, lend money to, make investments in, provide services to, and generally engage in any kind of lending, trust, or other business with any Credit Party or any of its Subsidiaries or Affiliates as if it were not acting as Administrative Agent, and Wells Fargo (and any successor acting as Administrative Agent) and its Affiliates may accept fees and other consideration from any Credit Party or any of its Subsidiaries or Affiliates for services in connection with this Agreement or otherwise without having to account for the same to the Secured Parties.
     Section 8.5 Indemnification. THE LENDERS SEVERALLY AGREE TO INDEMNIFY THE ADMINISTRATIVE AGENT, THE ISSUING LENDER, THE SWING LINE LENDER AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AND AGENTS (TO THE EXTENT NOT REIMBURSED BY THE BORROWER), ACCORDING TO THEIR RESPECTIVE PRO RATA SHARES FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST THE ADMINISTRATIVE

AGENT, THE ISSUING LENDER, AND THE SWING LINE LENDER IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY ACTION TAKEN OR OMITTED BY THE ADMINISTRATIVE AGENT, THE ISSUING LENDER OR THE SWING LINE LENDER UNDER THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT (INCLUDING THE ADMINISTRATIVE AGENT’S, THE ISSUING LENDER’S AND THE SWING LINE LENDER’S OWN NEGLIGENCE), AND INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL LIABILITIES, PROVIDED THAT NO LENDER SHALL BE LIABLE FOR ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS RESULTING FROM THE ADMINISTRATIVE AGENT’S, THE ISSUING LENDER’S OR THE SWING LINE LENDER’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. WITHOUT LIMITATION OF THE FOREGOING, EACH LENDER AGREES TO REIMBURSE THE ADMINISTRATIVE AGENT, THE ISSUING LENDER AND THE SWING LINE LENDER PROMPTLY UPON DEMAND FOR ITS RATABLE SHARE OF ANY OUT-OF-POCKET EXPENSES (INCLUDING COUNSEL FEES) INCURRED BY THE ADMINISTRATIVE AGENT, THE ISSUING LENDER OR THE SWING LINE LENDER IN CONNECTION WITH THE PREPARATION, EXECUTION, DELIVERY, ADMINISTRATION, MODIFICATION, AMENDMENT, OR ENFORCEMENT (WHETHER THROUGH NEGOTIATIONS, LEGAL PROCEEDINGS, OR OTHERWISE) OF, OR LEGAL ADVICE IN RESPECT OF RIGHTS OR RESPONSIBILITIES UNDER, THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, TO THE EXTENT THAT THE ADMINISTRATIVE AGENT, THE ISSUING LENDER OR THE SWING LINE LENDER IS NOT REIMBURSED FOR SUCH BY THE BORROWER OR ANY OTHER CREDIT PARTY.
     Section 8.6 Non-Reliance on Administrative Agent and Other Lenders. Each Lender agrees that it has, independently and without reliance on the Administrative Agent or any other Secured Party, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and the Restricted Subsidiaries and decision to enter into this Agreement and that it will, independently and without reliance upon the Administrative Agent or any other Secured Party, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under the Credit Documents. Except for notices, reports, and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder and for other information in the Administrative Agent’s possession which has been requested by a Lender and for which such Lender pays the Administrative Agent’s expenses in connection therewith, the Administrative Agent shall not have any duty or responsibility to provide any Secured Party with any credit or other information concerning the affairs, financial condition, or business of any Credit Party or any of its Subsidiaries or Affiliates that may come into the possession of the Administrative Agent or any of its Affiliates.
     Section 8.7 Resignation of Administrative Agent and Issuing Lender. The Administrative Agent, the Issuing Lender or the Swing Line Lender may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon receipt of notice of any such resignation, the Majority Lenders shall have the right to appoint a successor Administrative Agent, Issuing Lender or Swing Line Lender with, so long as no Event of Default has occurred and is continuing, the consent of the Borrower, which consent shall not be unreasonably withheld. If no successor Administrative Agent, Issuing Lender or Swing Line Lender shall have been so appointed by the Majority Lenders with the consent of the Borrower, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent’s, Issuing Lender’s or Swing Line Lender’s giving of notice of resignation, then the retiring Administrative Agent, Issuing Lender or Swing Line Lender may, on behalf of the Lenders and the Borrower (subject to consultation with the Borrower), appoint a successor Administrative Agent, Issuing Lender or Swing Line Lender, which shall be, in the case of a successor Administrative Agent, a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $250,000,000.00 and, in the case of the Issuing Lender or Swing Line Lender, a Lender. Upon the acceptance of any appointment as Administrative Agent, Issuing Lender or Swing Line Lender by a successor Administrative Agent, Issuing Lender or Swing Line Lender, such successor Administrative Agent, Issuing Lender or Swing Line Lender shall thereupon succeed to and become vested with all the rights, powers, privileges, and duties of the retiring Administrative Agent, Issuing Lender or Swing Line Lender, and the retiring Administrative Agent, Issuing Lender or Swing Line Lender shall be discharged from its duties and obligations under this Agreement and the other Credit Documents, except that the retiring Issuing Lender shall remain the Issuing Lender with respect to any Letters of Credit outstanding on the effective date of its resignation or removal and the provisions affecting the Issuing Lender with respect to such Letters of Credit shall inure to the benefit of the retiring Issuing Lender until the termination of all such Letters of Credit. After any retiring Administrative Agent’s, Issuing Lender’s or Swing Line Lender’s resignation as Administrative Agent, Issuing Lender or Swing Line Lender, the provisions of this Article 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent, Issuing Lender or Swing Line Lender under this Agreement and the other Credit Documents.
     Section 8.8 Collateral and Guaranty Matters.
     (a) The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, without the necessity of any notice to or further consent from the Secured Parties:
     (i) to release any Lien on any property granted to or held by the Administrative Agent under any Security Document (i) upon indefeasible payment in full of the Obligations (other than (a) Letter of Credit Obligations which are not yet due and payable in connection with Letters of Credit which have been cash collateralized in accordance with Sections 2.2(a)(ii), 2.5(e), 7.2(b) or 7.3(b) and (b) contingent indemnification obligations which are not due and payable and which by their terms survive the termination or expiration of this Agreement and the other Credit Documents), the termination or expiration of the Commitments hereunder, and the termination or expiration of all Letters of Credit (or the cash collateralization thereof in accordance with Sections 2.2(a)(ii), 2.5(e), 7.2(b) or 7.3(b)), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Credit Document, or (iii) subject to Section 9.3, if approved, authorized or ratified in writing by the Majority Lenders;
     (ii) to take any actions with respect to any Collateral or Security Documents which may be necessary to perfect and maintain Acceptable Security Interests that are superior to all other Liens (other than Permitted Liens) in and Liens upon the Collateral granted pursuant to the Security Documents; and
     (iii) to take any action in exigent circumstances as may be reasonably necessary to preserve any rights or privileges of the Secured Parties under the Credit Documents or applicable Legal Requirements.
     (b) Upon the request of the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 8.8.
     (c) Each Credit Party hereby irrevocably appoints the Administrative Agent as such Credit Party’s attorney-in-fact, with full authority to, after the occurrence and during the continuance of an Event of Default, act for such Credit Party and in the name of such Credit Party to, in the Administrative Agent’s discretion, file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of such Credit Party where permitted by law, to receive, endorse, and collect any drafts or other instruments, documents, and chattel paper which are part of the Collateral, and to ask, demand, collect, sue for, recover, compromise, receive, and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral and to file any claims or take any action or institute any proceedings which the Administrative Agent may reasonably deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Administrative Agent with respect to any of the Collateral. The power of attorney granted hereby is coupled with an interest and is irrevocable.
     (d) If any Credit Party fails to perform any covenant contained in this Agreement or the other Security Documents, the Administrative Agent may itself, after five (5) Business Days prior notice to such Credit Party, perform, or cause performance of, such covenant, and such Credit Party shall pay for the reasonable and documented out of pocket costs and expenses of the Administrative Agent incurred in connection therewith in accordance with Section 9.1.
     (e) The powers conferred on the Administrative Agent under this Agreement and the other Credit Documents are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Beyond the safe custody thereof, the Administrative Agent and each Secured Party shall have no duty with respect to any Collateral in its possession or control (or in the possession or control of the Administrative Agent or bailee) or with respect to any income thereon or the preservation of rights against prior parties or any other rights pertaining thereto. The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which the Administrative Agent accords its own property. Neither the Administrative Agent nor any Secured Party shall be liable or responsible for any loss or damage to any of the Collateral, or for any diminution in the value thereof, by reason of the act or omission of any warehouseman, carrier, forwarding agency, consignee, broker or other agent or bailee selected by a Credit Party or selected by the Administrative Agent in good faith.

     (f) Anything contained in any of the Credit Documents to the contrary notwithstanding, the Borrower, the Administrative Agent, and each Secured Party hereby agree that no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder and under the Security Documents may be exercised solely by Administrative Agent on behalf of the Secured Parties in accordance with the terms hereof.
     Section 8.9 No Duties, Etc. Neither Co-Lead Arranger listed on the cover page of this Agreement shall have any powers, duties or responsibilities in such capacity under this Agreement or any of the other Credit Documents.
ARTICLE 9
MISCELLANEOUS
     Section 9.1 Costs and Expenses. The Borrower agrees to pay promptly (and in any event within five (5) Business Days) after written demand (accompanied by detailed invoices) all reasonable and documented out-of-pocket costs and expenses of Administrative Agent (but not of other Lenders) in connection with the preparation, execution, delivery, administration, modification, and amendment of this Agreement, the Notes, and the other Credit Documents including, without limitation, costs associated with field examinations, appraisals, and the reasonable fees and out-of-pocket expenses of a single outside counsel for Administrative Agent (but not of other Lenders), and all reasonable and documented out-of-pocket costs and expenses, if any, of the Administrative Agent and each Lender (including, without limitation, reasonable fees and expenses of a single outside counsel of each Lender) in connection with the enforcement (whether through negotiations, legal proceedings, or otherwise) of this Agreement, the Notes, and the other Credit Documents.
     Section 9.2 Indemnification. THE BORROWER AGREES TO INDEMNIFY AND HOLD HARMLESS THE ADMINISTRATIVE AGENT, THE ISSUING LENDER, THE SWING LINE LENDER AND EACH LENDER AND EACH OF THEIR AFFILIATES AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, AND ADVISORS (EACH, AN “INDEMNIFIED PARTY”) FROM AND AGAINST ANY AND ALL CLAIMS, DAMAGES, LOSSES, LIABILITIES, COSTS, AND EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS’ FEES) THAT MAY BE INCURRED BY OR ASSERTED OR AWARDED AGAINST ANY INDEMNIFIED PARTY, IN EACH CASE ARISING OUT OF OR IN CONNECTION WITH OR BY REASON OF (INCLUDING, WITHOUT LIMITATION, IN CONNECTION WITH ANY INVESTIGATION, LITIGATION, OR PROCEEDING OR PREPARATION OF DEFENSE IN CONNECTION THEREWITH) THE CREDIT DOCUMENTS, ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THE ACTUAL OR PROPOSED USE OF THE PROCEEDS OF THE ADVANCES, INCLUDING SUCH INDEMNIFIED PARTY’S OWN NEGLIGENCE, EXCEPT TO THE EXTENT SUCH CLAIM, DAMAGE, LOSS, LIABILITY, COST, OR EXPENSE (A) IS FOUND IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM (1) SUCH INDEMNIFIED PARTY’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT, OR BAD FAITH OR (2) ANY BREACH BY SUCH INDEMNIFIED PARTY OF ITS OBLIGATIONS UNDER THE CREDIT

DOCUMENTS, AND (B) RELATES TO CLAIMS AMONG INDEMNIFIED PARTIES WHICH DO NOT ARISE BECAUSE OF ANY ACTION OR FAILURE TO ACT BY ANY CREDIT PARTY OR ITS AFFILIATES. IN THE CASE OF AN INVESTIGATION, LITIGATION OR OTHER PROCEEDING TO WHICH THE INDEMNITY IN THIS SECTION 9.2 APPLIES, SUCH INDEMNITY SHALL BE EFFECTIVE WHETHER OR NOT SUCH INVESTIGATION, LITIGATION OR PROCEEDING IS BROUGHT BY THE BORROWER, ITS DIRECTORS, SHAREHOLDERS OR CREDITORS OR AN INDEMNIFIED PARTY OR ANY OTHER PERSON OR ANY INDEMNIFIED PARTY IS OTHERWISE A PARTY THERETO AND WHETHER OR NOT THE TRANSACTIONS CONTEMPLATED HEREBY ARE CONSUMMATED. THE BORROWER AGREES NOT TO ASSERT ANY CLAIM AGAINST THE ADMINISTRATIVE AGENT, THE ISSUING LENDER, THE SWING LINE LENDER, ANY LENDER, ANY OF THEIR AFFILIATES, OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, ATTORNEYS, AGENTS, AND ADVISERS, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL, OR PUNITIVE DAMAGES ARISING OUT OF OR OTHERWISE RELATING TO THE CREDIT DOCUMENTS, ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THE ACTUAL OR PROPOSED USE OF THE PROCEEDS OF THE ADVANCES. WITHOUT PREJUDICE TO THE SURVIVAL OF ANY OTHER AGREEMENT OF THE BORROWER HEREUNDER, THE AGREEMENTS AND OBLIGATIONS OF THE BORROWER CONTAINED IN THIS SECTION 9.2 SHALL SURVIVE THE PAYMENT IN FULL OF THE ADVANCES AND ALL OTHER AMOUNTS PAYABLE UNDER THIS AGREEMENT.
     Section 9.3 Waivers and Amendments. No amendment or waiver of any provision of this Agreement, the Notes, or any other Credit Document, nor consent to any departure by the Borrower or any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no amendment, waiver, or consent shall, unless in writing and signed by all the affected Lenders and the Borrower, do any of the following: (a) waive any of the conditions specified in Article 3.1, (b) reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder or under any other Credit Document (it being understood that the waiver of default interest shall only require the consent of the Majority Lenders), (c) increase the Total Commitment, (d) postpone or extend any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, including, without limitation, the Maturity Date (it being understood that a waiver of any mandatory prepayments under Section 2.5(c) shall only require the consent of the Majority Lenders), (e) amend Section 2.12(e), Section 7.6, or any other provision providing for pro-rata payments by or to the Lenders, or this Section 9.3, (f) except as specifically provided in the Credit Documents and as a result of transactions permitted by the terms of this Agreement, release any Guarantor from its obligation under the Guaranty or release all or a material portion of the Collateral; or (g) amend the definition of “Majority Lenders” or otherwise change the number of Lenders which shall be required for the Lenders or any of them to take any action hereunder or under any other Credit Document; and provided, further, that (i) no Commitment of a Lender or any obligations of a Lender may be increased without such Lender’s written consent and (ii) no amendment, waiver, or consent shall, unless in writing and signed by the Administrative Agent, the Issuing Lender and the Swing Line Lender in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent, the Issuing Lender or the Swing Line Lender, as applicable under this Agreement or any other Credit Document.
     Section 9.4 Severability. In case one or more provisions of this Agreement or the other Credit Documents shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality, and enforceability of the remaining provisions contained herein or therein shall not be affected or impaired thereby.
     Section 9.5 Survival of Representations and Obligations. All representations and warranties contained in this Agreement or made in writing by or on behalf of the Borrower and the other Credit Parties in connection herewith shall survive the execution and delivery of this Agreement and the other Credit Documents, the making of the Advances or the issuance of any Letters of Credit and any investigation made by or on behalf of the Secured Parties, none of which investigations shall diminish any Secured Party’s right to rely on such representations and warranties. All obligations of the Borrower provided for in Sections 2.10, 2.11, 2.13(c), 9.1 and 9.2 and all of the obligations of the Lenders in Section 8.5 shall survive any termination of this Agreement and repayment in full of the Obligations.
     Section 9.6 Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower, the Issuing Lender, the Swing Line Lender and the Administrative Agent, and when the Administrative Agent shall have, as to each Lender, either received a counterpart hereof executed by such Lender or been notified by such Lender that such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent, the Issuing Lender, the Swing Line Lender and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights or delegate its duties under this Agreement or any interest in this Agreement without the prior written consent of each Lender.
     Section 9.7 Lender Assignments and Participations.
     (a) Each Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Advances, its Notes, and its Commitments); provided, however, that (i) each such assignment shall be to an Eligible Assignee; (ii) except in the case of an assignment to another Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, any such partial assignment shall be in an amount at least equal to $5,000,000.00; (iii) each such assignment by a Lender shall be of a constant, and not varying, percentage of all of its rights and obligations under this Agreement and the Notes (other than rights of reimbursement and indemnity arising before the effective date of such assignment) and shall be of an equal pro rata share of the Assignor’s interest in the Revolving Advances, Revolving Commitments, and the related Letters of Credit; and (iv) the parties to such assignment shall execute and deliver to the Administrative Agent for its acceptance an Assignment and Acceptance, together with any Notes subject to such assignment and the assignor or assignee Lender shall pay a processing fee of $3,500.00. Upon execution, delivery, and acceptance of such Assignment and Acceptance and payment of the processing fee, the assignee thereunder shall be a party hereto and, to the extent of such assignment, have the obligations, rights, and benefits of a Lender hereunder and the assigning Lender shall, to the extent of such assignment, relinquish its rights and be released from its obligations under this Agreement. Upon the consummation of any assignment pursuant to this Section 9.7, the assignor, the Administrative Agent and the Borrower shall make appropriate arrangements so that, if requested, new Notes are issued to the assignor and the assignee. If the assignee is not incorporated under the laws of the United States of America or a state thereof, it shall deliver to the Borrower and the Administrative Agent certification as to exemption from deduction or withholding of Taxes in accordance with Section 2.13(e).
     (b) The Administrative Agent shall maintain at its address referred to in Schedule 9.8 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.
     (c) Upon its receipt of an Assignment and Acceptance executed by the parties thereto, together with any Notes subject to such assignment and payment of the processing fee, the Administrative Agent shall, if such Assignment and Acceptance has been completed, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register, and (iii) give prompt notice thereof to the parties thereto.
     (d) Each Lender may sell participations to one or more Persons in all or a portion of its rights and/or obligations under this Agreement (including all or a portion of its Commitments or its Advances) provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participant shall be entitled to the benefit of the yield protection provisions contained in Sections 2.10 and 2.11 (but, with respect to any particular participant, to no greater extent than the Lender that sold the participation to such participant) and the right of set-off contained in Section 7.4, and (iv) the Borrower shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to its Advances and its Notes and to approve any amendment, modification, or waiver of any provision of this Agreement (other than amendments, modifications, or waivers decreasing the amount of principal of or the rate at which interest is payable on such Advances or Notes, extending any scheduled principal payment date or date fixed for the payment of interest on such Advances or Notes, or extending its Commitment).
     (e) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time assign and pledge all or any portion of its Advances and its Notes to any Federal Reserve Bank as collateral security pursuant to Regulation A and any Operating Circular issued by such Federal Reserve Bank. No such assignment shall release the assigning Lender from its obligations hereunder.

     (f) Any Lender may furnish any information concerning the Borrower or any of its Subsidiaries in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants), subject, however, to the provisions of the following paragraph (g).
     (g) The Administrative Agent, the Swing Line Lender, the Issuing Lender, each Lender, each Swap Counterparty and each Cash Management Bank (each a “Lending Party”) agree to keep confidential any information furnished or made available to it by the Borrower pursuant to this Agreement; provided that nothing herein shall prevent any Lending Party from disclosing such information (a) to any other Lending Party, or any officer, director, employee, agent, or advisor of any Lending Party for purposes of evaluating the transactions contemplated hereby (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and will be instructed to keep such information confidential), (b) to any other Person if directly incidental to the administration of the credit facility provided herein, (c) as required by any law, rule, or regulation, (d) upon the order of any court or administrative agency, (e) upon the request or demand of any regulatory agency or authority, (f) that is or becomes available to the public or that is or becomes available to any Lending Party other than as a result of a disclosure by any Lending Party prohibited by this Agreement, (g) in connection with any litigation relating to this Agreement or any other Credit Document to which such Lending Party or any of its Affiliates may be a party, (h) to the extent necessary in connection with the exercise of any remedy under this Agreement or any other Credit Document, and (i) to any actual or proposed participant or assignee, in each case, subject to provisions substantially similar to those contained in this Section 9.7.
     Section 9.8 Notices, Etc.
     (a) Except as provided in paragraph (b) below, all notices and other communications (other than Notices of Borrowing and Notices of Continuation or Conversion, which are governed by Article 2 of this Agreement) shall be in writing and hand delivered with written receipt, telecopied, sent by facsimile (with a hard copy sent as otherwise permitted in this Section 9.8), sent by a nationally recognized overnight courier, or sent by certified mail, return receipt requested as follows: if to the Borrower, a Guarantor, the Administrative Agent, the Swing Line Lender, or the Issuing Lender, as specified on Schedule 9.8 and if to any Lender, as specified in its Administrative Questionnaire. Each party may change its notice address by written notification to the other parties. All such notices and communications shall be effective upon the earliest to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto, (B) if delivered by mail, three (3) Business Days after deposit in the mails, postage prepaid and (C) if delivered by facsimile, when sent and receipt has been confirmed verbally or in writing; provided that notices and communications to any Lender, the Administrative Agent, the Swing Line Lender, or the Issuing Lender pursuant to Article 2 shall not be effective until received. Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
     (b) Notices and other communications to the Administrative Agent and each Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent;

provided, that the foregoing shall not apply to notices to the Administrative Agent or any Lender pursuant to Article 2 if such Person has notified the Borrower that it is incapable of receiving notices under such Article by electronic communication. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
     Section 9.9 Business Loans. The Borrower warrants and represents that the Obligations evidenced hereunder are and shall be for business, commercial, investment or other similar purposes and not primarily for personal, family, household or agricultural use, as such terms are used in Chapter One (“Chapter One”) of the Texas Credit Code. At all such times, if any, as Chapter One shall establish a Maximum Rate, the Maximum Rate shall be the “indicated rate ceiling” (as such term is defined in Chapter One) from time to time in effect.
     Section 9.10 Usury Not Intended. It is the intent of the Borrower, the Administrative Agent, the Issuing Lender, the Swing Line Lender and each Lender in the execution and performance of this Agreement and the other Credit Documents to contract in strict compliance with applicable usury laws, including conflicts of law concepts, governing the Advances of each Lender and the Swing Line Lender including such applicable laws of the State of Texas, if any, and the United States of America from time to time in effect. In furtherance thereof, the Administrative Agent, the Issuing Lender, the Swing Line Lender, the Lenders and the Borrower stipulate and agree that none of the terms and provisions contained in this Agreement or the other Credit Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the Maximum Rate and that for purposes of this Agreement “interest” shall include the aggregate of all charges which constitute interest under such laws that are contracted for, charged or received under this Agreement; and in the event that, notwithstanding the foregoing, under any circumstances the aggregate amounts taken, reserved, charged, received or paid on the Advances, include amounts which by applicable law are deemed interest which would exceed the Maximum Rate, then such excess shall be deemed to be a mistake and the Administrative Agent, the Issuing Lender, the Swing Line Lender and each Lender receiving same shall credit the same on the principal of the Advances (or if such Advances shall have been paid in full, refund said excess to the Borrower). In the event that the maturity of the Advances are accelerated by reason of any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the Maximum Rate, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited to the principal of the Advances (or, if the applicable Notes shall have been paid in full, refunded to the Borrower of such interest). In determining whether or not the interest paid or payable under any specific contingencies exceeds the Maximum Rate, the Borrower, the Administrative Agent, the Issuing Lender, the Swing Line Lender and the Lenders shall to the maximum extent permitted under applicable law amortize, prorate, allocate and spread in equal parts during the period of the full stated term of this Agreement all amounts considered to be interest under applicable law at any time contracted for, charged, received or reserved in connection with the Obligations. The provisions of this Section shall control over all other provisions of this Agreement or the other Credit Documents which may be in apparent conflict herewith.
     Section 9.11 Usury Recapture. In the event the rate of interest chargeable under this Agreement at any time is greater than the Maximum Rate, the unpaid principal amount of the Advances shall bear interest at the Maximum Rate until the total amount of interest paid or accrued on the Advances equals the amount of interest which would have been paid or accrued on the Advances if the stated rates of interest set forth in this Agreement had at all times been in effect. In the event, upon payment in full of the Advances, the total amount of interest paid or accrued under the terms of this Agreement and the Advances is less than the total amount of interest which would have been paid or accrued if the rates of interest set forth in this Agreement had, at all times, been in effect, then the Borrower shall, to the extent permitted by applicable law, pay the Administrative Agent for the account of the Lenders an amount equal to the difference between (i) the lesser of (A) the amount of interest which would have been charged on its Advances if the Maximum Rate had, at all times, been in effect and (B) the amount of interest which would have accrued on its Advances if the rates of interest set forth in this Agreement had at all times been in effect and (ii) the amount of interest actually paid under this Agreement on its Advances. In the event the Lenders ever receive, collect or apply as interest any sum in excess of the Maximum Rate, such excess amount shall, to the extent permitted by law, be applied to the reduction of the principal balance of the Advances, and if no such principal is then outstanding, such excess or part thereof remaining shall be paid to the Borrower.
     Section 9.12 Governing Law; Submission to Jurisdiction. This Agreement, the Notes and the other Credit Documents (unless otherwise expressly provided therein) shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas. Without limiting the intent of the parties set forth above, (a) Chapter 346 of the Texas Finance Code, as amended (relating to revolving loans and revolving tri-party accounts (formerly Tex. Rev. Civ. Stat. Ann. Art. 5069, Ch. 15)), shall not apply to this Agreement, the Notes, or the transactions contemplated hereby and (b) to the extent that any Lender may be subject to Texas law limiting the amount of interest payable for its account, such Lender shall utilize the indicated (weekly) rate ceiling from time to time in effect. The Borrower hereby irrevocably submits to the jurisdiction of any Texas state or federal court sitting in Houston, Texas in any action or proceeding arising out of or relating to this Agreement or the other Credit Documents, and the Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such court. The Borrower hereby unconditionally and irrevocably waives, to the fullest extent it may effectively do so, any right it may have to the defense of an inconvenient forum to the maintenance of such action or proceeding. The Borrower hereby agrees that service of copies of the summons and complaint and any other process which may be served in any such action or proceeding may be made by mailing or delivering a copy of such process to such Borrower at its address set forth in this Agreement. The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section shall affect the rights of any Secured Party to serve legal process in any other manner permitted by the law or affect the right of any Secured Party to bring any action or proceeding against the Borrower or its Property in the courts of any other jurisdiction.

     Section 9.13 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. This Agreement may be transmitted and/or signed by facsimile. The effectiveness of any such signatures shall, subject to applicable Legal Requirements, have the same force and effect as manually-signed originals and shall be binding on all parties hereto. The Administrative Agent may also require that any such signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile signature.
     Section 9.14 Waiver of Jury. THE BORROWER, THE LENDERS, THE ADMINISTRATIVE AGENT, THE ISSUING LENDER, AND THE SWING LINE LENDER HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER CREDIT DOCUMENT, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
     Section 9.15 Collateral Matters; Hedging Arrangements and Cash Management Agreements. The benefit of the Security Documents and of the provisions of this Agreement relating to any Collateral securing the Obligations shall also extend to and be available to Swap Counterparties and the Cash Management Banks on a pro rata basis in respect of any obligations of any Credit Party which arise under any such Hedging Arrangement or Cash Management Agreement, as applicable, while such Person or its Affiliate is a Lender, but only while such Person or its Affiliate is a Lender. No Lender or any Affiliate of a Lender shall have any voting rights under any Credit Document as a result of the existence of obligations owed to it under any such Hedging Arrangement or Cash Management Agreement.
     Section 9.16 USA Patriot Act. The Administrative Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Credit Parties, which information includes the name and address of the Credit Parties and other information that will allow such Lender to identify the Credit Parties in accordance with the Act.
     Section 9.17 Entire Agreement. THIS WRITTEN AGREEMENT AND THE CREDIT DOCUMENTS, AS DEFINED IN THIS AGREEMENT, REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES WITH RESPECT TO THE SUBJECT MATTER SET FORTH HEREIN AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.
     THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
[Signature Pages Follow]

     EXECUTED as of the date first above written.

BORROWER: PIONEER DRILLING COMPANY
By:	/s/ Joyce M. Schuldt
Name:	Joyce M. Schuldt
Title:	Chief Financial Officer

Signature Page to Credit Agreement
Pioneer Drilling Company

ADMINISTRATIVE AGENT: WELLS FARGO BANK, N.A., in its capacity as Administrative Agent, Issuing Lender and Swing Line Lender
By:	/s/ Eric R. Hollingsworth
Name:	Eric R. Hollingsworth
Title:	Senior Vice President

Signature Page to Credit Agreement
Pioneer Drilling Company

LENDERS: WELLS FARGO BANK, N.A., as a Lender
By:	/s/ Eric R. Hollingsworth
Name:	Eric R. Hollingsworth
Title:	Senior Vice President

Signature Page to Credit Agreement
Pioneer Drilling Company

FORTIS BANK SA/NV, NEW YORK BRANCH, as a Lender

By:	/s/ John Benton
Name:	John Benton
Title:	Chief Risk Officer

By:	/s/ Diran Cholakian
Name:	Diran Cholakian
Title:	Director

Signature Page to Credit Agreement
Pioneer Drilling Company

AMEGY BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Michael Skarke
Name:	Michael Skarke
Title:	Banking Officer

Signature Page to Credit Agreement
Pioneer Drilling Company

NATIXIS, as a Lender
By:	/s/ Tim Polvado
Name:	Tim Polvado
Title:	Managing Director

By:	/s/ Carlos Quinteros
Name:	Carlos Quinteros
Title:	Director

Signature Page to Credit Agreement
Pioneer Drilling Company

CATERPILLAR FINANCIAL SERVICES CORPORATION, as a Lender

By:	/s/ Christopher C. Patterson
Name:	Christopher C. Patterson
Title:	Global Operations Manager-Capital Markets

Signature Page to Credit Agreement
Pioneer Drilling Company

BANK OF AMERICA, N.A., as a Lender
By:	/s/ Gary L. Mingle
Name:	Gary L. Mingle
Title:	Senior Vice President

Signature Page to Credit Agreement
Pioneer Drilling Company

COMERICA BANK, as a Lender
By:	/s/ Gary Culbertson
Name:	Gary Culbertson
Title:	Vice President

Signature Page to Credit Agreement
Pioneer Drilling Company

THE FROST NATIONAL BANK, as Issuing Lender for Existing Letters of Credit and a Lender

By:	/s/ Gregg Chinn
Name:	Gregg Chinn
Title:	Senior Vice President

Signature Page to Credit Agreement
Pioneer Drilling Company

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, as a Lender

By:	/s/ Ric E. Abel
Name:	Ric E. Abel
Title:	Vice President

Signature Page to Credit Agreement
Pioneer Drilling Company

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Steven F. Larsen
Name:	Steven F. Larsen
Title:	First Vice President

Signature Page to Credit Agreement
Pioneer Drilling Company

BANK OF SCOTLAND plc, as a Lender
By:	/s/ Karen Weich
Name:	Karen Weich
Title:	Vice President

Signature Page to Credit Agreement
Pioneer Drilling Company

WHITNEY NATIONAL BANK, as a Lender
By:	/s/ Paul Cole
Name:	Paul Cole
Title:	Vice President

Signature Page to Credit Agreement
Pioneer Drilling Company